Form 10-K405, Exhibit 13
period 1995-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1996-03-26
CIK 762129, 18651

Management's Discussion and Analysis of Financial Condition and Results of Operations

The financial condition and operating results of CILCORP Inc. (the Company) primarily reflect the operations of Central Illinois Light Company (CILCO), the Company's principal business subsidiary. The Company's other core business subsidiary is Environmental Science & Engineering, Inc. (ESE). The Other Businesses segment includes the operations of the holding company itself (Holding Company), its investment subsidiary, CILCORP Investment Management Inc. (CIM) and its venture capital subsidiary, CILCORP Ventures Inc. (CVI).

CILCO is a regulated public utility engaged in the generation, transmission and distribution of electric energy and the purchase, transportation and distribution of natural gas in Central Illinois.

ESE is an environmental consulting and engineering firm with additional capabilities in laboratory analysis and equipment manufacturing. ESE, through its subsidiaries, also acquires environmentally impaired property for remediation and resale.

                                   OVERVIEW

Contributions to the Company's earnings per share for the last three calendar years are shown below:

                              1995           1994         1993
CILCO                        $2.97          $2.26         $2.60
ESE                            .01            .14          (.17)
Other Businesses              (.05)           .10           .17
                              -----          -----         -----
  Earnings per share         $2.93          $2.50         $2.60
                             =====           =====         =====

CILCO's earnings increased by 31% in 1995. Electric gross margin increased by 6% due primarily to warmer summer weather. Gas gross margin increased by 22% in 1995 due to a 6.7% gas base rate increase effective in December 1994
(see Note 9) and increased sales due to colder weather during the heating season. In addition, CILCO sold two parcels of land in 1995 at the former R. S. Wallace electric generating plant site (see CILCO Other Income and Deductions) which generated an after-tax gain of $2.1 million, or $.16 per share.
Offsetting these increases was a one-time $7.8 million after-tax charge related to CILCO's early retirement programs (see CILCO Early Retirement Programs).
This item reduced 1995 earnings by $.59 per share. Earnings for 1994 include a $4.5 million after-tax charge against income to reflect the Illinois
Commerce Commission's (ICC) disallowance of a portion of CILCO's investment in renewing its gas system in Springfield, Illinois. In 1994 CILCO also paid $1 million, consisting of a fine and expenses, related to a U. S. Department of Justice and U. S. Department of Transportation review of
CILCO's gas operations (see Note 9). These one-time charges reduced 1994 earnings by $.42 per share.

ESE's earnings declined in 1995 due primarily to delays in government spending and changes in the regulatory climate at both the federal and state levels. Other Businesses' results declined in 1995 because the prior year's results included a one-time $1.8 million gain on the sale of stock and warrants held by a CILCORP subsidiary as a result of a leveraged lease restructuring. Also, revenue from CIM's lease portfolio was lower in 1995 compared to 1994 due to the normal aging of the leases. Results for 1993 reflect the favorable settlement of a federal tax dispute related to CIM's lease portfolio.

The following table summarizes each business segment's contribution to net income (see Results of Operations for further discussion).

                                          1995         1994        1993
                                                (in thousands)
Electric operating income               $48,769      $49,623     $49,129
Gas operating income                     14,779        8,884      11,058
                                        -------     -------      -------
Total utility operating income           63,548      58,507       60,187
Utility interest expense and other      (24,743)    (24,686)     (26,828)
Disallowed plant cost of
   regulated subsidiary, net of tax         --       (4,541)        --
Environmental and engineering
   services net income (loss)               113       1,824       (2,266)
Other businesses net income (loss)         (336)      1,482        2,490
                                         -------    -------        -------
   Net income                           $38,582     $32,586      $33,583
                                         =======     =======      =======

Return on average common equity was 11% in 1995 compared to 9.5% in 1994 and 10% in 1993. The ratio of common equity to total capitalization, including short-term debt, was 43% in 1995 and 44% in 1994 and 1993. The fixed charge coverage ratio increased to 2.7 in 1995 compared to 2.6 in 1994 and 2.4 in 1993.

Inflation may have a significant impact on the Company's future operations and its ability to contain costs. To help protect CILCO from the effects of inflation, substantially all electric and gas sales rates include a fuel adjustment clause or a purchased gas adjustment clause to provide for changes in electric fuel costs, excluding coal transportation, and changes in the cost of natural gas. Over the past five years, the annual rate of inflation, as measured by the Consumer Price Index, has ranged from 2.6% to 4.3%.

                        CAPITAL RESOURCES AND LIQUIDITY

The Company believes that internal and external sources of capital which are, or are expected to be, available to the Holding Company and its subsidiaries will be adequate during the coming year to fund the Company's capital expenditures program, pay interest and dividends, meet working capital needs and retire or refinance debt as it matures. The Company@s long-term ability to declare and pay dividends depends upon the ability of its subsidiaries to generate cash from their operations, future business conditions, earnings, and the financial condition of the Company.

THE COMPANY

The Company issued 299,850 and 64,255 shares of common stock during 1995 and 1994, respectively, through the CILCO Employees@ Savings Plan (ESP) and the CILCORP Inc. Automatic Reinvestment and Stock Purchase Plan (DRIP). These shares were issued at average prices of $37.83 and $36.18 for 1995 and 1994, respectively. Depending on market conditions, the Company may issue additional shares of common stock through the ESP, the DRIP or through a conventional stock offering. The proceeds from newly-issued stock have been, and will continue to be, used to retire CILCORP short-term debt, to meet working capital and capital expenditure requirements at CILCO and for other corporate purposes. Future proceeds may also fund the operations and investments of QST Enterprises Inc. and its affiliated subsidiaries (see Electric Competition).

CILCORP is currently authorized by its Board of Directors to borrow up to $50 million on a short-term basis. The Company had $50 million and $40 million of committed bank lines at the end of 1995 and 1994, respectively. The Company also had $5 million of discretionary bank lines at the end of 1995 and 1994. At December 31, 1995, $22.5 million of the lines were used, compared to $6 million at December 31, 1994.

At the end of 1995, the Company had $45 million of medium-term notes outstanding, compared to $48 million outstanding at the end of 1994. The Company may issue up to $75 million under its medium-term note program. The Company may issue additional notes in the future under this program to retire maturing debt and to provide funds for other corporate purposes.

CILCO

In 1995, CILCO spent $69.5 million for capital additions and improvements. These expenditures consisted primarily of replacements and improvements to the existing electric and gas systems, including $3.3 million for the steam boilers and related auxiliary equipment of a cogeneration plant at Midwest Grain Products, Inc. (MWG), one of CILCO's major gas, electric and steam customers. The total expenditures for the MWG project were $19.1 million incurred in 1994 and 1995. The plant, which is owned by CILCO, began providing steam to MWG's Pekin, Illinois, facility in December 1994, and began generating electricity for distribution to CILCO's customers in June 1995.

CILCO recognizes that increased competition in the utility industry requires different systems and processes for providing quality customer service. To address this need, CILCO replaced its Customer Information System (CIS) in September 1995, at a cost of approximately $12.7 million, of which $4.6 million was spent in 1995. Utility capital projects were financed during 1995 with funds from operating activities, $20 million of medium-term notes, and issuance of short-term debt. CILCO's net cash flow from operations in 1995 was $80.9 million. CILCO paid $20.1 million in cash dividends to CILCORP during 1995.

CILCO's estimated capital expenditures for 1996 and 1997 are $49.3 million and $49.7 million, respectively. The 1996 estimate includes $8.4 million for electric energy supply and transmission projects, $1.8 million for gas supply and transmission projects, and $37 million for electric and gas distribution system improvements. Capital expenditures for 1998-2000 are currently estimated to be $148.9 million. Actual capital expenditures may vary from these estimates because of a number of factors, including changes in costs of labor, equipment, capital, environmental regulations, and load growth estimates.

CILCO's short-term debt increased to $24.6 million at December 31, 1995, from $23.4 million at December 31, 1994. CILCO expects to issue commercial paper periodically during 1996, and is currently authorized by its Board of Directors to issue up to $66 million of short-term debt. At December 31, 1995, committed bank lines of credit totaled $30 million, all of which were unused. CILCO expects these bank lines will remain unused through 1996.

In May 1995, CILCO issued $20 million of secured medium-term notes to finance capital expenditures and to retire a portion of CILCO's short-term debt. In December 1995, CILCO issued $16 million of secured medium-term notes which were used to retire $16 million of first mortgage bonds due in February 1996 (see Note 7). CILCO plans to finance its 1996 and 1997 capital expenditures with funds provided by operations.

ESE

ESE spent $4.5 million for capital additions and improvements in 1995. In addition, through its wholly-owned subsidiary, Savannah Resources, Inc. (Savannah), ESE spent $2.4 million in 1995 to acquire land that will be remediated and sold in 1996. In September 1995, ESE sold property which was acquired in 1994 for remediation, realizing a pre-tax gain of $1.2 million. ESE expects to spend $8 million in 1996 to acquire land for remediation and resale, and $1 million for other purposes.

ESE's cash flow from operations totaled $7.8 million in 1995. Cash flow is supplemented by a $15 million revolving line of credit with the Holding Company. The revolving line of credit expires on May 2, 1996, at which time it may be renewed or replaced with a line of credit from a non-affiliated lender. ESE has also issued a $20 million term note to the Holding Company which is due on May 2, 1998. At December 31, 1995, ESE had $2.6 million outstanding on the revolving line of credit, compared to $5.6 million outstanding at December 31, 1994. ESE also has a $10 million bank line of credit to collateralize performance bonds issued in connection with ESE projects, of which $4.4 million was committed as of December 31, 1995. ESE anticipates that the funds generated by operations and the amounts available under the revolving credit facility will be sufficient to meet its anticipated working capital requirements.

CIM

CIM had outstanding debt of $26 million and $27 million at the end of 1995 and 1994, respectively. The debt at the end of 1995 consisted of $23 million borrowed from the Holding Company and $3 million borrowed from external sources. The debt at the end of 1994 consisted of $6 million borrowed from the Holding Company and $21 million borrowed from external sources. In December 1995, CIM purchased a $1 million limited partnership interest in an affordable housing portfolio. CIM expects to finance new investments and working capital needs during 1996 with a combination of funds generated internally and periodic short-term borrowings from the Holding Company.

                               ELECTRIC COMPETITION

The National Energy Policy Act of 1992 (NEPA) encourages competition but specifically bans federally-mandated transmission of power to retail customers. However, several state legislatures and public utility regulatory commissions are investigating or adopting pilot programs to initiate competition at the retail level. In addition, incentive regulation is being implemented or considered by legislatures and public utility commissions in over twenty states. Utilities may benefit or lose depending upon their ability to reduce costs and improve efficiency.

In July 1995, Illinois enacted a law which offers gas and electric public utilities an opportunity to develop alternative regulation and performance-based ratemaking programs. These programs will be subject to standards established by the ICC and restricted to the utility's service territory. They may begin in 1996 and must end by June 30, 2000. A report on the results of the programs will be delivered to the Illinois legislature by December 31, 2000. Programs developed under the law may become effective January 1, 1996, with the ICC's approval.

In 1995, legislation was introduced in Illinois to provide, among other things, an option for electric utilities to lease their generating plants to a subsidiary or other affiliated company, to provide for full competition for power requirements of larger electric customers within five years, to provide experimental retail competition for smaller electric customers, to create a new class or status of "competitive" customers that are permitted to negotiate service contracts with their electric utility suppliers without regulatory oversight, and to provide for alternative regulation. This proposal allows recovery of costs incurred by utilities, but @stranded@ as a result of retail competition. The legislation was not adopted by the 1995 session of the legislature, which instead created a Joint Committee on Electric Utility Regulatory Reform (Committee) to study deregulation and increased competition in the electric industry. The Committee will review reports and studies from a diverse group of organizations. A technical advisory group comprised of representatives from the ICC and various companies, including CILCO, will conduct research and offer testimony. The Committee will include the previously described legislative proposal in its deliberations and is expected to recommend legislation to the Illinois legislature in late 1996. During 1996, CILCO plans to develop and offer its own proposal.

With the proposed changes in the regulatory environment and the potential for increased competition in the electric utility industry at both the wholesale and retail levels, CILCO anticipates significant changes in the industry in the years to come. Management cannot predict the ultimate effect of these changes, but believes that they will result in customers having the opportunity to select the electric supplier of their choice and that low operating costs and improved efficiency will be key competitive factors for electric utilities.

In August 1995, CILCORP took steps to position itself and its subsidiaries to deal more effectively with industry change. The Company developed a point of view about the future utility and energy services industry which has led it to champion customer choice and to develop a growth strategy. In addition, CILCORP identified the need to gain additional customer insight through market research and other means, to obtain new core competencies, to develop new product and service offerings, to make operational changes to become more competitive, to pursue legislative and regulatory strategies to further competition, and to identify and strategically allocate Company resources.

To lead the movement toward increased customer choice, in August 1995 CILCO requested regulatory approval from the ICC to establish two electric pilot retail competition programs known as Power Quest. The programs, as proposed, would offer greater choice to customers and provide the opportunity for CILCO and its customers to participate in a competitive business environment. CILCO expects these programs to be approved by the ICC during the first quarter of 1996.

One program will permit eight of CILCO's industrial customers that had peak loads of 10 megawatts or more during the twelve months ended July 31, 1995, to secure part or all of their electric power requirements from suppliers other than CILCO, subject to the limitation that at no time shall total purchases by participants in the program exceed 50 megawatts (approximately 10% of CILCO's industrial load). The program@s two-year term may be extended with the approval of the ICC.

In the other program, the first of its kind proposed in the nation, CILCO will designate one or more areas within its service territory as "Open Access Sites" for up to five years. During that period, customers located within an Open Access Site-whether residential, commercial or industrial-will be eligible to purchase some or all of their electric power requirements from suppliers other than CILCO. The five-year program period may be extended with ICC approval.

Under Power Quest, CILCO will deliver, for an approved fee, other suppliers' power from a designated receipt point on CILCO's system to the customer's location, as well as provide other associated services. CILCO will not impose any exit fees, entrance fees, or stranded cost recovery upon any customers in connection with Power Quest.

CILCO anticipates that, during Power Quest, it is likely that there will be some reduction in electric profit margin because some eligible customers may purchase some or all of their power requirements from other suppliers. The amount of any such reduction depends largely upon the extent of customer participation in Power Quest. CILCO expects, but cannot assure, that some of the reduced profit margin will be offset by increased sales to customers and utilities outside its service territory. The estimated annual net income reduction associated with the pilot program for industrial customers is not likely to exceed $2.5 million. The amount of any such loss associated with the other pilot program cannot be estimated at this time, but it is not expected to be material. Management cannot currently predict the impact on its financial condition which may result from proposed changes in the regulatory environment or from increased competition in the electric utility industry.

In December 1995, CILCORP formed a new wholly-owned subsidiary - QST Enterprises Inc. (QST) - to facilitate CILCORP's expansion into non-regulated energy and related services businesses. QST will initially have two subsidiaries: QST Energy Inc. and QST Energy Trading Inc. The staff of QST will initially consist of 14 employees transferred from CILCO and CILCORP.

Also in December 1995, QST Energy Trading Inc. filed a proposal with the Federal Energy Regulatory Commission (FERC) to operate as a wholesale marketer and broker of electric power, transmission services, and fuel supplies.
QST Energy Inc. will sell power and provide related metering and billing services to retail customers. These activities will take place through unregulated service opportunities as they become available, including CILCO's Power Quest retail competition program.

In an effort to obtain a competitive advantage, various mergers and business combinations are occurring in the utility industry. There have been several announced utility industry mergers or business combinations which will have an impact on the region in which CILCO currently operates. Mergers and combinations have also been announced in other areas of the country. CILCO management will monitor this activity and continue to position itself for competition by keeping its costs and prices low, maintaining good customer relations and developing the flexibility to respond directly to individual customer requirements.

                        CILCO'S EARLY RETIREMENT PROGRAMS

As part of a continuing effort to better position itself for competition in the energy services industry (see Electric Competition), CILCO offered Voluntary Early Retirement Programs (programs) to eligible employees in July 1995. The programs offered to the International Brotherhood of Electrical Workers (IBEW) and the International Brotherhood of Firemen and Oilers (IBF&O) are based upon agreements made between CILCO and its unions. Another program was offered to all management and office and technical workers. CILCO had 257 full-time
employees who were eligible for these programs.   One hundred and sixty-six
accepted the offer, with retirements effective January 1, 1996. The programs resulted in an after-tax charge of approximately $7.8 million against fourth quarter 1995 earnings. Management expects the programs to generate an annual after-tax cost reduction of approximately $3.4 million beginning in 1996.

                             ENVIRONMENTAL MATTERS

CILCO's capital expenditures related to pollution control facilities are estimated to be $3.2 million and $5 million for 1996 and 1997, respectively. The acid rain provisions of the Clean Air Act Amendments of 1990 (Amendments) require additional sulfur dioxide (SO2) and nitrogen oxide (NOx) emission reductions at CILCO's generating facilities. CILCO's facilities are exempt from Phase I of the Amendments due to previous emission reductions, but are subject to Phase II of the Amendments which require additional emission reductions by the year 2000.

CILCO's final compliance strategy will depend upon regulations issued under the Amendments; therefore, CILCO cannot currently determine definitive compliance costs and schedules. CILCO will continue to monitor regulatory actions and develop compliance strategies to minimize any financial impact. Under current regulatory policies, CILCO can recover compliance costs associated with the Amendments and other environmental regulations through rates charged to customers. CILCO's present strategy includes use of an existing SO2 scrubber and limited fuel switching to control SO2 emissions, and combustion control modifications to reduce NOx emissions. CILCO's generating units will not require additional SO2 scrubbers.

In 1996 and 1997, CILCO expects to spend $4.8 million for boiler retrofits and emissions monitoring equipment related to the Amendments. CILCO spent $12.1 million through 1995. In 1993, the U. S. Environmental Protection Agency established SO2 emission allowance reserves for power plants in Phase II. Allowances are transferable to third parties at market prices. CILCO continues to weigh the costs of allowances against alternative operating scenarios and may use the allowance market if allowances are the least cost option to meet future compliance goals.

Neither CILCORP, CILCO, nor any of their affiliates has been identified as a potentially responsible party under federal or state environmental laws governing waste storage or disposal.

CILCO continues to investigate and/or monitor four former gas manufacturing plant sites (Sites A, B, C, and D) located within CILCO's present gas service territory. The purpose of these studies is to determine if waste materials, principally coal tar, are present, whether such waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites. CILCO previously operated plants at three of the four sites (Sites A, B, and C) and currently owns two (Sites A and B). CILCO has remediated Site A, at a cost of $3.3 million. In 1994, CILCO investigated Site B to define the extent of waste materials at the site. A risk assessment remedial alternatives study at Site B is underway, taking into consideration new clean-up options available under current Illinois law. CILCO has paid approximately $397,000 to date to outside parties for investigating, testing and clean-up of Site B. CILCO has not yet formulated a remediation plan for Site C. Until more detailed site specific testing has been completed, CILCO cannot determine the ultimate extent or cost of any remediation of Site C. CILCO has not yet determined the extent, if any, of its remediation responsibility for Site D.

CILCO spent approximately $251,000 for former gas manufacturing plant site monitoring, legal fees and feasibility studies in 1995. A $4.2 million regulatory asset and a corresponding liability are recorded on the Balance Sheets (see Note 1) representing the minimum amount of future coal tar investigation and remediation costs CILCO expects to incur. Coal tar remediation costs incurred through December 1995 have been deferred on the Balance Sheets, net of amounts recovered from customers.

Through December 31, 1995, CILCO has recovered approximately $4.2 million in coal tar remediation costs from its customers through a gas rate rider approved by the ICC. Since the spring of 1994, this gas rate rider has allowed recovery of these costs over five years without carrying charges. In April 1995, the Illinois Supreme Court held that Illinois utilities are entitled to recover 100% of their prudently incurred coal tar remediation costs. Based upon the Supreme Court's decision, the ICC granted CILCO's request to implement revised gas rate riders in November 1995 which will allow recovery of coal tar remediation costs in the year they are incurred. Under these circumstances, management continues to believe that the cost of coal tar remediation will not have a material adverse effect on CILCO's financial position or results of operations.

                    GAS PIPELINE SUPPLIER TRANSITION COSTS

In 1992, the FERC issued Orders 636, 636A, and 636B (collectively Order 636). Order 636 substantially restructured the relationship between gas pipelines and distribution companies, such as CILCO, for the sale, transportation and storage of natural gas. These services, which traditionally had been @bundled@ by interstate pipeline companies, are now individually arranged by CILCO. CILCO believes it is well-positioned to ensure the continued acquisition of adequate and reliable gas supplies.

Order 636 also permitted pipeline suppliers to recover from gas distribution companies prudently incurred transition costs attributed to compliance with Order 636. As of December 31, 1995, pipeline suppliers have billed CILCO, subject to refund, for approximately $2.2 million of transition costs, including interest. These charges have been, or will be, recovered from CILCO@s customers through its purchased gas adjustment clause (PGA). The PGA requires CILCO to adjust customer billings to reflect changes in the cost of natural gas. Presently, CILCO cannot determine its actual allocation of suppliers' transition costs but believes that it could ultimately be billed an additional $1.6 million, excluding interest. During 1994, the ICC affirmed the right of Illinois gas distribution companies to recover pipeline transition costs from their customers; therefore, management does not expect that Order 636 will materially impact CILCO's financial position or results of operations.

Under FERC Order 500, and subsequent Orders 528 and 528A, interstate gas pipelines may bill gas distribution utilities for take-or-pay and other charges related to the transition to a more competitive gas industry. Through December 1995, gas pipelines have billed CILCO $23.1 million, including interest, for take-or-pay charges and certain costs related to one supplier@s liquefied natural gas project. CILCO estimates that it could ultimately be directly billed a total of approximately $24.4 million, excluding interest, for these costs. CILCO is allowed by the ICC to recover these charges via a factor incorporated into the PGA, and through December 31, 1995, has recovered $23 million, including interest, from its customers.

CILCO has recorded a regulatory asset and corresponding liability of $3.9 million on its Balance Sheets as of December 31, 1995, of which $2.3 million will be due in one year (see Note 1). The remaining $1.6 million represents the minimum amount of the estimated range of such future pipeline direct billings which CILCO expects to receive related to take-or-pay and transition costs.

                           ACCOUNTING PRONOUNCEMENTS

No accounting pronouncements issued by the Financial Accounting Standards Board (FASB) in 1995 will have a material effect on the Company's financial position, results of operations or cash flows.

RESULTS OF OPERATIONS

CILCO ELECTRIC OPERATIONS

The following table summarizes electric operating revenue and expenses by component.

Components of Electric Operating Income 1995       1994          1993
                                             (In thousands)
Revenue:

Electric retail                     $321,066      $304,903     $298,602
Sales for resale                       5,132         8,182        4,522
                                    --------      --------     --------
     Total revenue                   326,198       313,085      303,124
                                    --------      --------     --------
Cost of sales:
Cost of fuel                          94,235        97,184       92,112
Purchased power expense               12,353         9,433        8,754
Revenue taxes                         14,244        13,260       12,378
                                    --------      --------     --------
     Total cost of sales             120,832       119,877      113,244
                                    --------      --------     --------
        Gross margin                 205,366       193,208      189,880
                                    --------      --------     --------
Operating expenses:
Operation and maintenance
 expenses                             89,113        75,806       76,287
Depreciation and amortization         40,665        39,130       38,337
Income taxes                          17,975        19,925       17,542
Other taxes                            8,844         8,724        8,585
                                    --------      --------     --------
     Total operating expenses        156,597       143,585      140,751
                                    --------      --------     --------
     Electric operating incoe       $ 48,769      $ 49,623     $ 49,129
                                    ========      ========     ========

Electric gross margin increased 6% in 1995, primarily due to a 4% increase in retail kilowatt hour (kwh) sales. The increase in retail sales was partially offset by a decrease in sales for resale revenue. Residential sales volumes increased 7% while commercial sales volumes increased 5%. These increases were primarily due to warmer summer weather. Cooling degree days were 11% higher in 1995 than in 1994. Industrial sales volumes increased 1% compared to 1994. CILCO set a new all-time system peak demand of 1,188 megawatts (MW) on August 17, 1995.

Electric gross margin increased 2% in 1994, primarily due to a 3% increase in retail kilowatt hour sales. The ratio of 1994 gross margin to revenue remained relatively constant compared to prior years. Increases in the number of residential and commercial customers, higher demand by commercial customers and warmer summer weather contributed to the increased sales volumes. Cooling degree days were 5% higher in 1994 than in 1993. Industrial sales volumes increased 3% compared to 1993, due to greater demand by several of CILCO's large industrial customers.

Sales for resale decreased 37% in 1995 compared to 1994 due to lower available capacity. Sales for resale vary based on CILCO@s available capacity for bulk power sales, energy requirements of neighboring utilities and the price of power available for sale. In the future, CILCO expects increased competition and reduced margins in the sales for resale and purchased power markets (see Electric Competition).

The overall level of business activity in CILCO's service territory and weather conditions are expected to continue to be the primary factors affecting electric sales in the near term. CILCO's electric sales and gross margin may also be affected in the long-term by increased competition in the electric utility industry (see Electric Competition).

The cost of fuel for generation decreased 3% in 1995 primarily due to lower coal costs and electric generation. Substantially all of CILCO's electric generation capacity is coal-fired. The cost per ton of coal burned, including transportation cost, decreased 5% in 1995 compared to 1994. The decrease was partially offset by an increase in purchased power for the same period. Purchased power expense varies based on CILCO's need for energy and the price of power available for purchase. CILCO makes use of purchased power when it is economical to do so, or when required to meet its power requirements, such as during maintenance outages at CILCO plants. Costs and savings realized from the purchase of power are passed on to CILCO's customers via the fuel adjustment clause (FAC), which requires CILCO to pass increases and decreases in the cost of fuel through to customers. CILCO expects the wholesale power market to become increasingly competitive due to certain provisions of NEPA (see Electric Competition).

Freeman United Coal Mining Company (Freeman), a coal supplier with whom CILCO has a long-term contract, notified CILCO of its intent to change from the cash method of billing for postretirement benefits/costs other than pensions to the accrual basis pursuant to SFAS 106 (see Note 3). Freeman has billed CILCO an additional $5.8 million for postretirement benefit costs for the period from January 1, 1993, through December 31, 1995. CILCO anticipates that Freeman will continue to bill CILCO on the accrual basis for such costs. Based upon the language of a 1992 settlement agreement between CILCO and Freeman, CILCO believes it is responsible for paying these postretirement benefit costs on a cash basis rather than on an accrual basis. To date, no liability for these charges has been recorded and no payments have been remitted to Freeman. This issue has been submitted to arbitration.

CILCO believes that any additional charges which may be paid to Freeman are properly recoverable through the FAC. Management cannot currently determine the outcome of this arbitration, but does not believe it will have a material adverse impact on CILCO's financial position or results of operations.

Electric operation and maintenance expenses increased 18% in 1995 compared to 1994. The 1995 increases were primarily due to the early retirement programs (see CILCO's Early Retirement Programs), power plant operating and maintenance expenses, and outside services . The 1995 increases were partially offset by decreased costs accrued for certain benefits provided to former or inactive employees (see Note 3). The decrease in 1994 from 1993 was primarily due to lower power plant and overhead line maintenance expenses, injury and damage claims and other postretirement benefit costs.

The increases in depreciation and amortization expense in 1995 and 1994 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired.

The changes in income taxes in 1995 and 1994 were primarily the result of changes in pre-tax income.

CILCO GAS OPERATIONS

The following table summarizes gas operating revenue and expenses by component.

Components of Gas Operating Income  1995         1994           1993
                                          (In thousands)
Revenue:

Sale of gas                       $142,619       $138,161       $140,620
Transportation services              8,927         10,124         10,134
                                   -------       --------       --------
     Total revenue                 151,546        148,285        150,754
                                   -------       --------       --------
Cost of sales:
Cost of gas                         68,948         78,696         79,022
Revenue taxes                        6,623          7,190          7,039
                                  --------       --------       --------
     Total cost of sales            75,571         85,886         86,061
                                  --------       --------       --------
          Gross margin              75,975         62,399         64,693
                                  --------      ---------       --------
Operating expenses:
Operation and  maintenance
  expenses                          36,443         33,511         31,486
Depreciation and
  amortization                      16,100         15,219         14,686
Income taxes                         5,292          1,564          4,684
Other taxes                          3,361          3,221          2,779
                                  --------       --------       --------
     Total operating
       expenses                     61,196         53,515         53,635
                                  --------       --------       --------
     Gas operating income         $ 14,779       $  8,884       $ 11,058
                                  ========       ========       ========


Gas gross margin increased 22% in 1995 compared to 1994. Gross margin was positively affected by a December 1994 6.7% increase in overall gas base rates (see Note 9). Residential and commercial sales volumes increased 6% and 10%, respectively, primarily due to colder weather during the heating season. Heating degree days were 9% higher in 1995 than in 1994.

The cost of gas decreased 12% in 1995, primarily due to lower natural gas prices. The lower natural gas prices were passed through to customers via the PGA. Gas operation and maintenance expenses increased 9% in 1995 and 6% in 1994. The increase for 1995 was principally due to increased pension expenses resulting from the early retirement programs (see CILCO's Early Retirement Programs), increased outside services expenses, and increased injury and damage claims. Decreased gas regulatory commission expenses partially offset the increases. The 1994 increases were primarily due to increased regulatory costs associated with CILCO's gas rate case and higher employee benefit costs related to the implementation of SFAS 112 (see Note 3). Decreased other postretirement benefit costs and gas maintenance expenses partially offset the increases. Maintenance expenses decreased as a result of the completion of repairs to the Springfield gas distribution system in 1993 (see Note 9).

Gas gross margin decreased 4% in 1994, primarily due to a 4% decrease in retail sales volumes. Residential and commercial sales volumes decreased 7% and 1%, respectively, primarily due to milder weather during the heating season. Increases in sales volumes by certain classes of industrial customers partially offset the decreases in retail sales. Heating degree days were 8% lower in 1994 than in 1993. The cost of gas decreased in 1994 primarily due to decreased retail sales volumes and lower natural gas prices.

Revenue from gas transportation services decreased 12% in 1995 and decreased slightly in 1994, while the volume of gas transported decreased 10% in 1995 and increased 8% in 1994. Transportation revenues for 1995 declined primarily due to increased customer purchases of gas from CILCO. The revenue change in 1994 was not proportional to the changes in volume because certain large volume transportation customers negotiated lower unit charges for service. Transportation arrangements have made it practical for certain industrial customers to continue to use gas instead of switching to alternate fuels, allowing CILCO to provide transportation services. There were 391 transportation customers in 1995 compared to 567 customers in 1994 and 668 in 1993. As a result of CILCO's new gas rates (see Note 9), CILCO's system rates are more competitive with transportation rates. Some transportation customers switched back to CILCO's system in December 1994 and during 1995.

During 1994 and 1995, CILCO utilized NYMEX (New York Mercantile Exchange) futures contracts on a pilot basis to hedge approximately 3% of CILCO-owned natural gas storage. The program, which includes investments in derivatives as defined by FASB Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS 119), will be expanded in 1996 to hedge a greater portion of CILCO's gas costs. Costs incurred and benefits realized from this program will be passed along to customers.

Weather conditions, the ability of customers to purchase gas on the open market at competitive rates, the continuing trend toward more efficient gas appliances and overall economic conditions in CILCO's service area will affect future gas sales.

The increases in depreciation and amortization expenses in 1995 and 1994 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired.

The changes in income taxes in 1995 and 1994 were primarily the result of changes in taxable income.

CILCO OTHER INCOME AND DEDUCTIONS

Utility other income increased in 1995 from 1994 primarily due to the sale in December 1995 of two parcels of land at the former R. S. Wallace electric generating plant site. The after-tax gain from the sale totalled
$2.1 million. In 1994, CILCO entered into an agreement to sell the 95-acre site for $7 million. The remaining three parcels at the site will be sold in 1996 and 1997. Interest expense increased primarily due to the issuance of $36 million of secured medium-term notes (see Note 7) and an increase in short-term debt during 1995.

In 1994, disallowed gas plant costs, net of related income taxes, resulting from an ICC gas rate order, significantly increased CILCO's other deductions (see Note 9). The civil fine and other costs CILCO agreed to pay as a result of the U. S. Department of Justice and the U. S. Department of Transportation investigations also contributed to the increase in other deductions.

ESE

The following table summarizes environmental and engineering services revenue and expenses.

Components of ESE Net Income (Loss)   1995           1994      1993
                                                (In thousands)
Environmental and
   engineering services
   revenue                           $127,530      $132,799  $123,162
Direct non-labor project costs         50,245        52,896    43,627
                                     --------      --------  --------
   Net revenue                         77,285        79,903    79,535
                                     --------      --------  --------
Expenses:
Direct salaries and other costs        38,624        39,720    40,180
General & administrative               30,153        29,319    34,418
Depreciation and amortization           5,646         5,867     6,064
                                     --------      --------  --------
Operating expenses                     74,423        74,906    80,662
                                     --------      --------  --------
Interest                                1,902         1,915     1,719
                                     --------      --------  --------
Income before income taxes                960         3,082    (2,846)
Income taxes                              847         1,258      (580)
                                     --------      --------  --------
ESE net income (loss)                 $   113      $  1,824   $(2,266)
                                     ========      ========   ========


ESE incurs substantial direct non-labor project costs from the use of subcontractors on projects. These costs are passed directly through to ESE's clients. As a result, a better measure of operating performance is net revenue, which is determined by deducting such direct non-labor project costs from gross revenues. Net revenue decreased by 3% in 1995 compared to 1994, after remaining relatively unchanged in 1994 compared to 1993. The 1995 decrease was due primarily to delays in government spending, changes in the regulatory climate at both the federal and state levels, and increased competition for laboratory services.

The overall decrease in consulting and laboratory net revenues was partially offset by the sale of property owned by Savannah (see Capital Resources and Liquidity--ESE). The pre-tax gain on this sale was $1.2 million. This property was acquired in 1994 and was remediated by Savannah and its subcontractors.

Direct salaries and other costs reflect the cost of professional and technical staff and other costs billable to customers. Such costs consist of salaries and related fringe benefits, including employer-paid insurance, payroll taxes, vacations, sick leave, and retirement plan contributions. General and administrative expenses include non-billable employee time devoted to marketing, proposals, supervision, and professional development; supplies expenses; and corporate administrative expenses.

Direct salaries and other costs decreased by 3% in 1995, after decreasing by 1% in 1994. The decreases reflect ESE's adjustment of its staffing levels to respond to changing business conditions.

General and administrative expenses increased by 3% in 1995, following a 15% decrease in 1994, due to ESE's additional marketing efforts.

Depreciation and amortization expense declined by 4% in 1995 primarily due to the full amortization in early 1995 of a non-compete agreement associated with the acquisition of ESE and an increase in fully depreciated assets. Amortization expense continues for the Cost in Excess of Net Assets of Acquired Businesses, which is being amortized over 40 years.

Interest expense remained the same in 1995 after increasing in 1994.

ESE formed a wholly-owned subsidiary, Ordnance/Explosives Environmental Services, Inc. (OES), on May 4, 1995, to engage in removing unexploded ordnance and related waste from contaminated sites. Employees of this subsidiary are primarily former military personnel who have been trained in unexploded ordnance procedures. ESE's initial equity investment in the subsidiary is $100,000.

On October 24, 1995, ESE formed a wholly-owned subsidiary, ESE Land Corporation, to coordinate both organizationally and financially the acquisition, remediation and resale of environmentally impaired properties.

ESE's future business activity will continue to be impacted by the level of demand for its services, which is affected by governmental funding levels, the enforcement of various federal and state statutes and regulations dealing with the environment and the use, control, disposal and clean-up of hazardous wastes. The market for ESE's services is competitive; however, no single entity currently dominates the environmental and engineering consulting services marketplace.

OTHER BUSINESSES

The following table summarizes Other Businesses revenue and expenses. Other Businesses results include income earned and expenses incurred at the Holding Company, CIM, CVI and non-operating interest income of CILCO.

Components of Other Businesses
Net Income (Loss)             1995          1994          1993
                                               (In thousands)
Revenue:
Leveraged lease revenue       $6,224     $ 6,907       $ 4,280
Other revenue                  3,242       4,063         3,191
                              ------      ------       -------
Total revenue                  9,466      10,970         7,471
                              ------     -------       -------
Expenses:
Operating expenses             5,064       5,527         2,637
Depreciation and
amortization                     203         214           177
Interest expense               4,227       3,624         3,190
Income and other taxes           308         123        (1,283)
Minority interest                --          --            260
                              ------     -------        -------
Total expenses                 9,802       9,488         4,981
                              ------     -------        -------
Other businesses net income
  (loss)                      $ (336)    $ 1,482       $ 2,490
                              ======     =======       =======


Leveraged lease revenues declined by 10% in 1995. Under generally accepted accounting principles pertaining to leveraged leases, revenues decline as the lease portfolio matures. During 1996 and future years, CIM expects leveraged lease revenues to decrease, absent any investment in new leases.

Leveraged lease revenues in 1994 reflected a full year's revenues from two leveraged lease investments made in late 1993. This increase was partially offset by a decline in 1994 revenues from CIM's other leveraged leases.

Other revenues decreased in 1995 primarily because 1994 results included a $1.8 million gain from the sale of Tucson Electric Power (TEP) common stock and warrants. In 1993, CIM sold one million shares of TEP stock for a $2 million gain. The effect of the gain in 1994 was partially offset by the inclusion of a full year's revenues from CILCORP Energy Services Inc. (CESI) in 1995. This subsidiary of CVI was formed in 1994 to market energy related services and consumer products.

Operating expenses declined in 1995 primarily because 1994 expenses include several one-time charges, including termination of a lease at an ESE facility which it no longer uses. The lease was entered into during negotiations which led to CILCORP's 1990 acquisition of ESE. The effect of the one-time charges in 1994 was partially offset by the inclusion of a full year's costs from CESI in 1995.

Interest expense increased in 1995 and 1994 due to higher average debt balances used to finance working capital and CILCO capital expenditures.

Income and other taxes increased in 1995 primarily because the expense in 1994 includes a reduction in taxes to reflect the settlement of several issues with the Internal Revenue Service (IRS) which were unrelated to CIM's lease portfolio. Income and other taxes in 1993 include a $3.1 million reversal of tax expense which had been recorded in prior years to reflect the potential unfavorable outcome of a tax dispute between the Company and the IRS regarding the depreciable life of the Springerville Unit No. 1 lease. Offsetting this reduction in 1993 was an additional $1.1 million of income tax expense to record the effect of an increase in the federal income tax rate on the Company's lease portfolio.

In December 1993, CIM purchased the remaining 19% minority interest in a subsidiary, CILCORP Lease Management Inc., for $1.4 million.

Management's Report
To the Stockholders of CILCORP Inc.:

Management has prepared the accompanying financial statements and notes for CILCORP Inc. and its consolidated subsidiaries in accordance with generally accepted accounting principles. Estimates and judgments used in developing these statements are the responsibility of management. Financial data presented throughout this report is consistent with these statements.

CILCORP Inc. maintains a system of internal accounting controls which management believes is adequate to provide reasonable assurance as to the integrity of accounting records and the protection of assets. Such controls include established policies and procedures, a program of internal audit and the careful selection and training of qualified personnel.

The financial statements have been audited by CILCORP's independent public accountants, Arthur Andersen LLP, whose appointment was ratified by stockholders. Their audit was conducted in accordance with generally accepted auditing standards and included an assessment of selected internal accounting controls only to determine the scope of their audit procedures. The report of the independent public accountants is contained in this annual report.

The Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with the independent public accountants, internal auditors and management to review accounting, auditing, internal accounting control, and financial reporting matters. The independent public accountants have direct access to the Audit Committee. The Audit Committee meets separately with the independent public accountants.



R. O. Viets
President and Chief Executive Officer



J. L. Barnett
Controller

Report of Independent Public Accountants
To the Stockholders of CILCORP Inc.:

We have audited the accompanying consolidated balance sheets of CILCORP Inc. (an Illinois corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows, stockholders' equity and segments of business for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CILCORP Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



Arthur Andersen LLP
Chicago, Illinois
February 2, 1996

Consolidated Statements of Income
CILCORP Inc. and Subsidiaries
For the Years Ended December 31       1995         1994          1993
                                (In thousands except per share amounts)
Revenue:
Electric                           $326,198     $313,085     $303,124
Gas                                 151,546      148,285      150,754
Environmental and Engineering
   Services                         127,530      132,799      123,162
Other Businesses                      9,466       10,970        7,471
                                   --------     --------     --------
   Total                            614,740      605,139      584,511
                                   --------     --------     --------
Operating Expenses:
Fuel for Generation and
   Purchased Power                  106,588      106,617      100,866
Gas Purchased for Resale             68,948       78,696       79,022
Other Operations and Maintenance    243,043      234,323      225,135
Disallowed Plant Cost of
   Regulated Subsidiary               --           7,522        --
Depreciation and Amortization        63,326       61,143       59,975
State and Local Revenue Taxes        20,866       20,485       19,466
Other Taxes                          16,844       16,640       16,412
                                   --------     --------     --------
   Total                            519,615      525,426      500,876
                                   --------     --------     --------
Fixed Charges and Other:
Interest Expense                     29,861       26,341       27,363
Preferred Stock Dividends
   of Subsidiary                      3,299        2,980        4,043
Allowance for Funds Used During
   Construction                        (514)      (1,040)        (199)
Other                                   623          666          516
                                    --------     --------     --------
   Total                             33,269       28,947       31,723
                                    --------     --------     --------
Income Before Income Taxes           61,856       50,766       51,912
Income Taxes                         23,274       18,180       18,069
                                    --------     --------     --------
Net Income Including Minority
   Interest                          38,582       32,586       33,843
Minority Interest                       --           --           260
                                   --------     --------     --------
   Net Income Available for
      Common Stockholders          $ 38,582     $ 32,586     $ 33,583
                                   ========     ========     ========

Average Common Shares
   Outstanding                       13,147       13,026       12,914

                                    ========     ========     ========
   Net Income Per Common Share        $2.93        $2.50        $2.60
                                    ========     ========     ========
   Dividends Per Common Share         $2.46        $2.46        $2.46
                                      ========     ========     ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
<CAPTION
Assets (As of December 31)                                   1995          1994
                                                             (In thousands)
Current Assets:

Cash and Temporary Cash Investments                     $   17,100       $  1,604
Receivables, Less Reserves of $2,223 and $2,291             68,479         55,779
Accrued Unbilled Revenue                                    42,842         40,474
Fuel, at Average Cost                                       11,596         14,765
Materials and Supplies, at Average Cost                     16,963         16,731
Gas in Underground Storage, At Average Cost                 13,592         17,484
Prepayments and Other                                       14,921         12,402
                                                         ----------      ----------
     Total Current Assets                                  185,493        159,239
                                                         ----------  ----------
Investments and Other Property:
Investment in Leveraged Leases                             127,141      120,961
Other Investments                                            7,316        5,427
                                                         ----------  ----------
   Total Investments and Other Property                    134,457      126,388
                                                         ----------  ----------
Property, Plant and Equipment:
Utility Plant, at Original Cost
   Electric                                              1,142,945    1,092,382
   Gas                                                     379,985      355,270
                                                         ----------  ----------
                                                         1,522,930    1,447,652
Less - Accumulated Provision for Depreciation              682,574      653,571
                                                         ----------  ----------
                                                           840,356      794,081
Construction Work in Progress                               44,749       71,105
Plant Acquisition Adjustments, being Amortized to 1999       2,642        3,355
Other, Net of Depreciation                                  22,774       23,152
                                                         ----------  ----------
     Total Property, Plant and Equipment                   910,521      891,693
                                                         ----------  ----------
Other Assets:
Prepaid Pension Expense                                        536       13,312
Cost in Excess of Net Assets of Acquired Businesses,
  Net of Accumulated Amortization of $4,293 and $3,589      23,845       24,548
Other                                                       21,219       23,204
                                                         ----------  ----------
     Total Other Assets                                     45,600       61,064
                                                         ----------  ----------
     Total Assets                                       $1,276,071   $1,238,384
                                                         ==========  ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Liabilities and Stockholders' Equity (As of December 31)
                                                          1995            1994
                                                              (In thousands)
Current Liabilities:
Current Portion of Long-Term Debt                         $   19,052      $ 21,200

Notes Payable                                                 47,100        29,400
Accounts Payable                                              44,550        51,952
Accrued Taxes                                                  5,035         7,729
Accrued Interest                                              10,059         9,024
Purchased Gas Adjustment Over-Recoveries                       1,987         2,142
Other                                                         15,259        16,557
                                                          ----------      ----------
     Total Current Liabilities                               143,042       138,004
                                                          ----------      ----------
Long-Term Debt                                               344,113       326,695
                                                          ----------     ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes                                        241,603       246,815
Net Regulatory Liability of Regulated Subsidiary              59,482        59,997
Deferred Investment Tax Credit                                24,485        26,178
Other                                                         35,248        29,860
                                                          ----------       ----------
     Total Deferred Credits                                  360,818       362,850
                                                          ----------       ----------
Preferred Stock of Subsidiary                                 66,120        66,120
                                                          ----------       ----------
Stockholders' Equity: (See Statements on page 33)
Common Stock, no par value; Authorized
   50,000,000 shares - Outstanding 13,335,606 and
   13,035,756 shares                                         179,330       167,987
Retained Earnings                                            182,648       176,728
                                                          ----------       ----------
     Total Stockholders' Equity                              361,978       344,715
                                                          ----------       ----------
     Total Liabilities and Stockholders@ Equity           $1,276,071    $1,238,384
                                                          ==========       ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Statements of Cash Flows
CILCORP Inc. and Subsidiaries
For the Years Ended December 31         1995          1994        1993
                                                 (In thousands)
Cash Flows from Operating Activities:
Net Income Before Preferred Dividends   $ 41,881      $ 35,566      $ 37,626
                                        --------      --------      --------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
   Activities:
   Non-Cash Lease & Investment Income     (6,224)       (7,121)       (4,280)
   Depreciation and Amortization          63,326        61,143        59,975
   Disallowed Plant Cost of Regulated
     Subsidiary                            --            7,522         --
   Deferred Income Taxes, Investment
     Tax Credit and Regulatory
     Liability of Subsidiary, Net         (7,420)        5,745         6,354
Changes in Operating Assets and
   Liabilities:
   (Increase) Decrease in Accounts
      Receivable and Accrued Unbilled
      Revenue                            (15,068)          276         9,476
   (Increase) Decrease in Inventories      6,829           565        (5,609)
   Increase (Decrease) in Accounts
     Payable                              (7,402)        4,284         8,067
   (Increase) Decrease in Other Assets    12,591        (4,509)       (7,831)
   Increase (Decrease) in Other
      Liabilities                          2,276         6,885        (6,565)
                                        --------      --------      --------
   Total Adjustments                      48,908        74,790        59,587
                                        --------      --------      --------
   Net Cash Provided by Operating
      Activities                          90,789       110,356        97,213
                                        --------      --------      --------
Cash Flows from Investing Activities:
Additions to Plant                       (74,046)      (95,762)      (76,933)
Purchase of Long-Term Investments and
   Leveraged Lease Property               (1,617)          (11)      (13,595)
Proceeds from Sale of Long-Term
   Investments and Leveraged Lease
   Property                                  500         4,667         3,787
Purchase of Minority Interest in
   Consolidated Subsidiary                --            --            (1,425)
Other                                     (8,836)       (6,559)        2,625
                                        --------      --------      --------
     Net Cash Provided by (Used) in
Investing Activities                     (83,999)      (97,665)      (85,541)
                                         --------      --------      --------
Cash Flows from Financing  Activities:
Net Increase (Decrease) in Short-Term
   Debt                                   17,700        (1,800)        1,949
Proceeds from Issuance of Long-Term
   Debt                                   36,473        22,000       107,269
Repayment of Long-Term Debt              (21,203)         --        (108,781)
Proceeds from Issuance of Preferred
   Stock by Subsidiary                      --            --          46,006
Retirement of Preferred Stock by
   Subsidiary                               --            --         (46,051)
Common Dividends Paid                    (32,308)      (32,063)      (31,757)

Preferred Dividends Paid                 (3,299)       (2,980)       (4,043)
Common Stock Issued                       11,343         2,325         2,365
Preferred and Common Stock Issuance
   Costs                                    --              (9)       (1,590)
                                        --------      --------      --------
     Net Cash Used in Financing
         Activities                        8,706       (12,527)      (34,633)
                                        --------      --------      --------
Net Increase (Decrease) in Cash and
   Temporary Cash Investments             15,496           164       (22,961)
Cash and Temporary Cash Investments
   at Beginning of Year                    1,604         1,440        24,401
                                        --------      --------      --------
   Cash and Temporary Cash Investments
      at End of Year                    $ 17,100      $  1,604      $  1,440
                                        ========      ========      ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
CILCORP Inc. and Subsidiaries
                                        Common Stock           Retained
                                   Shares       Amount      Earnings      Total
                                        (In thousands except share amounts)
Balance at December 31, 1992      12,909,281    $163,297   $175,978    $339,275
Common Stock Issued                   62,220       2,365                  2,365
Cash Dividend Declared on
   Common Stock ($2.46 per                                  (31,757)    (31,757)
   share)
Preferred and Common Stock
   Issuance Costs                                            (1,590)     (1,590)
Net Income                                                   33,583      33,583
                                  ----------    --------   --------    --------
Balance at December 31, 1993      12,971,501    $165,662   $176,214    $341,876
Common Stock Issued                   64,255       2,325                  2,325
Cash Dividend Declared on
   Common Stock ($2.46 per                                  (32,063)    (32,063)
   share)
Preferred and Common Stock
   Issuance Costs                                                (9)         (9)
Net Income                                                   32,586      32,586
                                  ----------    --------   --------    --------
Balance at December 31, 1994      13,035,756    $167,987   $176,728    $344,715
Common Stock Issued                  299,850      11,343                 11,343
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                   (32,308)    (32,308)
Additional Minimum Liability of
  Non-Qualified Pension Plan at
  December 31, 1995, net of
  $233 taxes                                                   (354)       (354)
Net Income                                                   38,582      38,582
                                  ----------    --------   --------    --------
Balance at December 31, 1995      13,335,606    $179,330   $182,648    $361,978
                                  ==========    ========   ========     ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Statements of Segments of Business
CILCORP Inc. and Subsidiaries
Operating Information For the Years Ended December 31
                                          1995           1994           1993
                                                   (In thousands)
Utility Segment:
Electric Operations

Revenue                                  $326,198       $313,085       $303,124
Expenses                                  277,429        263,462        253,995
                                         --------       --------       --------
Operating Income                           48,769         49,623         49,129
Income Taxes                               17,975         19,925         17,542
                                         --------       --------       --------
Operating Income Before
  Income Taxes                           $ 66,744       $ 69,548       $ 66,671
                                         ========       ========       ========
Depreciation and   Amortization
                                         $ 40,665       $ 39,130       $ 38,337
                                         ========       ========       ========
Capital Expenditures                     $ 45,466       $ 66,537       $ 41,880
                                         ========       ========       ========
Gas Operations
Revenue                                  $151,546       $148,285       $150,754
Expenses                                  136,767        139,401        139,696
                                         --------       --------       --------
Operating Income                           14,779          8,884         11,058
Income Taxes                                5,292          1,564          4,684
                                         --------       --------       --------
Operating Income Before
 Income Taxes                            $ 20,071       $ 10,448       $ 15,742
                                         ========       ========       ========
Depreciation and  Amortization
                                         $ 16,100       $ 15,219       $ 14,686
                                         ========       ========       ========
Capital Expenditures                     $ 24,043       $ 24,867       $ 30,677
                                         ========       ========       ========

Major Customer For the Years Ended December 31
                             1995              1994               1993
Caterpillar Inc.

Electric Revenue      $40,109     12.3%   $41,422   13.2%   $39,831    13.1%
Gas Revenue             1,022       .7%     1,719    1.2%     1,581     1.0%
                      -------     -----   -------    ----   -------    ----
     Total            $41,131      8.6%   $43,141    9.4%   $41,412     9.1%
                      =======     =====   =======  ====     =======     ====

Utility Identifiable Assets as of December 31
                                   1995            1994          1993
Electric                         $  735,463   $  718,431       $  684,618

Gas                                 273,428      260,070          259,462
Other Utility Assets*                43,122       38,505           44,245
                                ----------     ----------       --------
     Total Utility Assets        $1,052,013   $1,017,006       $  988,325
                                ==========     ==========       ========

*Other investments, miscellaneous accounts receivable, prepaid assets, deferred pension costs, and unamortized debt, discount, and expense

The accompanying Notes to Financial Statements are an integral part of these statements.

Environmental and Engineering Services Segment
For the Years Ended December 31          1995          1994       1993
                                                  (In thousands)
Revenue                                  $127,530     $132,799  $123,162
Operating Expenses                        124,668      127,802   124,289
                                         --------     --------  --------
     Operating Income (Loss) Before
        Income Taxes                     $  2,862     $  4,997  $ (1,127)
                                         ========     ========  ========
Depreciation and Amortization            $  5,646     $  5,867  $  6,064
                                         ========     ========  ========
Capital Expenditures                     $  4,537     $  4,358  $  4,300
                                         ========     ========  ========


Environmental and Engineering Services
Identifiable Assets as of December 31       1995             1994        1993
Property, Plant and Equipment            $21,961          $22,254      $23,116

Cost in Excess of Net Assets of
   Acquired Businesses, Net of
   Amortization                           23,845           24,548       25,251
Accounts Receivable and Unbilled
   Revenue                                37,238           42,199       36,637
Other Assets*                              4,908            4,463        2,433
                                         -------          -------      -------
   Total Environmental and
    Engineering Services Assets          $87,952          $93,464      $87,437
                                         =======          =======      =======

*Real estate held for resale and other current assets

Other Businesses Segment
For the Years Ended December 31           1995              1994         1993
Revenue                                   $9,466            $10,970      $ 7,471

Expenses                                   9,494              9,365        6,264
                                          ------            -------      -------
     Income (Loss) Before
       Income Taxes                       $  (28)           $ 1,605      $ 1,207
                                          ======            =======      =======

Other Businesses Identifiable
Assets as of December 31               1995          1994           1993
Leveraged Leases                     $127,140       $120,961      $114,803

Cash and Temporary Cash
   Investments                            544          1,179         1,564
Other Assets                            8,422          5,774         6,311
                                     --------       --------      --------
  Total Other Businesses Assets      $136,106       $127,914      $122,678
                                     ========       ========      ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CILCORP Inc. (CILCORP or the Company), Central Illinois Light Company (CILCO),
Environmental Science & Engineering, Inc. (ESE) and CILCORP's other subsidiaries after elimination of significant intercompany transactions. Prior year amounts have been reclassified on a basis consistent with the 1995 presentation.

CILCORP is an investor-owned public utility holding company. The Company's principal business subsidiary is engaged in the generation, transmission, distribution and sale of electric energy in an area of approximately 3,700 square miles in central and east-central Illinois, and the purchase, distribution, transportation and sale of natural gas in an area of approximately 4,500 square miles in central and east-central Illinois. The Company also has four other first-tier subsidiaries which are nonutility businesses. These subsidiaries provide: engineering and environmental consulting, analysis and laboratory services; acquire and remediate environmentally impaired property for resale; manage the Company's investment portfolio; pursue investment opportunities in new ventures and the expansion of existing ventures in environmental services, energy, biotechnology, health care and telecommunications; and provide wholesale marketing and brokering services for electric power, transmission services, and fuel supplies.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REGULATION

CILCO is a public utility subject to regulation by the Illinois Commerce Commission and the Federal Energy Regulatory Commission with respect to accounting matters, and maintains its accounts in accordance with the Uniform System of Accounts prescribed by these agencies.

As a regulated public utility, CILCO is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). Regulatory increases and decreases, respectively, of assets and liabilities represent probable future increases and decreases, respectively, of revenues to CILCO resulting from the ratemaking action of regulatory agencies. Net regulatory liabilities are approximately $59.5 million and $60 million at December 31, 1995 and 1994, respectively (see Note 2). At December 31, 1995 and 1994, the regulatory assets included on the Consolidated Balance Sheets were as follows:

                                                       1995       1994
                                                       (In thousands)
Included in prepayments and other:

    Fuel and gas cost adjustments                    $ 1,516     $ 3,682
    Coal tar remediation cost - estimated
            current                                    1,500         300
    Gas transition costs                               2,268       1,171
                                                     -------      -------
          Current costs included in
            prepayments and other                      5,284       5,153
                                                    -------      -------
Included in other assets:
    Coal tar remediation cost, net of
      recoveries                                       4,222       4,993
    Gas transition costs                               1,656       2,781
    Deferred gas costs                                 3,207       3,895
    Unamortized loss on reacquired debt                6,029       6,486
                                                     -------      -------
         Future costs included in other assets        15,114      18,155
                                                     -------      -------
              Total regulatory assets                $20,398     $23,308
                                                     =======      =======


If a portion of CILCO's operations becomes no longer subject to the provisions of SFAS 71, a write-off of related regulatory assets and liabilities would be required, unless some form of transition cost recovery (refund) continues through rates established and collected for CILCO's remaining regulated operations. In addition, CILCO would be required to determine any impairment to the costs recorded for deregulated plant and inventory assets.

UTILITY OPERATING REVENUES, FUEL COSTS AND COST OF GAS

Electric and gas revenues include service provided but unbilled at year end. Substantially all electric rates and gas system sales rates of CILCO include a fuel adjustment clause and a purchased gas adjustment clause, respectively. These clauses provide for the recovery of changes in electric fuel costs, excluding coal transportation, and changes in the cost of gas on a current basis in billings to customers. CILCO adjusts the cost of fuel and cost of gas to recognize over or under recoveries of allowable costs. The cumulative effects are deferred on the Balance Sheets as a current asset or current liability (see Regulation, above) and adjusted by refunds or collections through future billings to customers.

CONCENTRATION OF CREDIT RISK

CILCO, as a public utility, must provide service to customers within its defined service territory and may not discontinue service to residential customers when certain weather conditions exist. CILCO continually reviews customers' creditworthiness and requests deposits or refunds deposits based on that review. At December 31, 1995, CILCO had net receivables of $42.3 million, of which approximately $5.5 million was due from its major industrial customers.

See Note 5 for a discussion of receivables related to CILCORP Investment Management Inc.'s leveraged lease portfolio.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of Cash and Temporary Cash Investments, Other Investments, Preferred Stock with Mandatory Redemption and Notes Payable approximates fair value. The estimated fair value of the Company's Long-Term Debt, including current maturities, was $399 million at December 31, 1995, and $340 million at December 31, 1994, based on current market interest rates for other companies with comparable credit ratings, capital structures, and size.

ENVIRONMENTAL AND ENGINEERING SERVICES REVENUES

ESE performs professional environmental and engineering consulting and analytical laboratory services under time and material, cost-plus and fixed-price contracts. These service revenues include amounts for services provided but unbilled at year end. Revenues from time and material and cost-plus contracts are recognized as costs are incurred. Revenues from fixed-price contracts are recognized under the percentage-of-completion method.

DEPRECIATION AND MAINTENANCE

Provisions for depreciation of utility property for financial reporting purposes are based on straight-line composite rates. The annual provisions for utility plant depreciation, expressed as a percentage of average depreciable utility property, were 3.8% and 4.6% for electric and gas, respectively, for each of the last three years. Utility maintenance and repair costs are charged directly to expense. Renewals of units of property are charged to the utility plant account, and the original cost of depreciable property replaced or retired, together with the removal cost less salvage, is charged to the accumulated provision for depreciation.

Non-utility property is depreciated over estimated lives ranging from 5 to 40 years.

COST IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESSES

Cost in excess of net assets of acquired businesses is being amortized using the straight-line method over 40 years. The amortization is related to ESE and is a component of depreciation and amortization expense on the Consolidated Statements of Income.

INCOME TAXES

The Company follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property. CILCORP and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the individual companies based on their respective taxable income or loss.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents for purposes of the Consolidated Statements of Cash Flows.

Cash paid for interest and income taxes was as follows:

                                   1995         1994         1993

                                        (In thousands)
Interest                        $27,615       $27,663      $24,514

Income taxes                     32,673        13,103       14,760
                                -------       -------      -------


COMPANY-OWNED LIFE INSURANCE POLICIES

The following amounts related to Company-owned life insurance contracts, issued by one major insurance company, are included in Other Investments:

                                               1995       1994
                                               (In thousands)
Cash surrender value of contracts            $35,135    $30,468
Borrowings against contracts                 (33,211)   (28,831)
                                             -------    -------
   Net investment                            $ 1,924    $ 1,637
                                             =======    =======

Interest expense related to borrowings against Company-owned life insurance, included in "Other" on the Consolidated Statements of Income, was $2.3 million, $2 million and $1.4 million for 1995, 1994 and 1993, respectively.

NOTE 2 - INCOME TAXES

The Company follows the liability method to account for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Temporary differences occur because the income tax law either requires or permits certain items to be reported on the Company's income tax return in a different year than they are reported in the financial statements. CILCO has recorded a regulatory liability to account for the net effect of expected future regulatory actions related to unamortized investment tax credits, income tax liabilities initially recorded at tax rates in excess of current rates, the equity component of Allowance for Funds Used During Construction and other items for which deferred taxes had not previously been provided. The temporary differences related to the consolidated net deferred income tax liability at December 31, 1995, December 31, 1994 and December 31, 1993, were as follows:

December 31                             1995              1994             1993
                                            (In thousands)
Deferred tax liabilities:
   Property, including
     allowance for funds used
     during construction            $217,049          $216,304          $216,897
   Leveraged leases                   93,566            88,308            80,129
   Other                               5,641            13,760            14,427
Deferred tax assets:
   Other                             (15,171)          (11,560)          (12,079)
   Net regulatory liability of
     regulated subsidiary            (59,482)          (59,997)          (69,477)
                                     --------          --------          --------
      Deferred income taxes         $241,603          $246,815          $229,897
                                    ========          ========          ========

Of the $5,212,000 decrease in the consolidated net deferred income tax liability at December 31, 1995, from December 31, 1994, $5,377,000 is due to current year deferred federal and state income tax. An additional reduction to deferred tax liability of approximately $233,000 was recorded due to an equity adjustment related to the CILCO early retirement programs.

Income tax expenses were as follows:

Years Ended December 31             1995          1994         1993
                                             (In thousands)
Current income taxes
Federal                       $25,024        $11,825       $10,102
State                           5,320          2,238         3,352
                              -------        -------       -------
  Total current taxes          30,344         14,063        13,454
                              -------        -------       -------
Deferred income taxes, net
Property-related deferred
  income taxes                    516         (1,094)       (2,316)
Leveraged leases                6,341          8,179         5,257
Unbilled revenue               (2,982)           222           758
Gas take-or-pay settlements      (751)        (1,244)        1,413
Coal tar remediation costs        642            253           120
Pension expenses               (6,673)          (145)         (646)
Customer advances              (1,467)          (143)          (24)
Other                          (1,003)          (218)        1,747
                              --------       -------       -------
   Total deferred income
           taxes, net          (5,377)         5,810         6,309
                              --------       -------       -------
Investment tax credit
  amortization                 (1,693)        (1,693)       (1,694)
                              --------       -------       -------
   Total income tax
     provisions               $23,274        $18,180       $18,069
                              ========       =======       =======

Total deferred income taxes, net, includes deferred state income taxes of $(67,000), $1,801,000 and $1,827,000 for 1995, 1994 and 1993, respectively.

The following table represents a reconciliation of the effective tax rate with the statutory federal income tax rate.

                                                 1995         1994        1993
Statutory federal income tax                   35.0%          35.0%       35.0%
                                               -----          -----      -----
Equity component of AFUDC not subject to
  taxation                                      (.1)            (.4)       --
Depreciation differences for which
  deferred taxes have not been provided         1.0             1.2        1.0
Amortization of investment tax credit          (2.7)           (3.3)      (3.3)
State income taxes                              5.9             5.3        7.1
Excess of book over tax basis of assets          .4              .5         .5
Preferred dividends of subsidiary and
  other permanent differences                   1.1             2.3        2.4
Tax provision adjustment                         .5            (1.3)      (5.3)
Civil fine                                        --             .7        --
Other differences                              (3.5)           (4.2)      (2.6)
                                               -----          -----        ----
   Total                                        2.6               .8       (.2)
                                               -----          -----        ----
Effective income tax rate                      37.6%           35.8       34.8
                                               =====          ====         ====


NOTE 3 - POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS AND HEALTH CARE

CILCO has recorded a liability of approximately $0.9 million and $1.5 million at December 31, 1995 and 1994, respectively, for benefits other than pensions or health care provided to former or inactive employees.

PENSION BENEFITS

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company and QST, are covered by trusteed, non-contributory defined benefit pension plans. Benefits under these qualified plans reflect the employee's years of service, age at retirement and maximum total compensation for any consecutive sixty-month period prior to retirement. CILCO also has an unfunded nonqualified plan for certain employees.

Pension costs for the past three years were charged as follows:

                                          1995         1994        1993
                                        (In thousands)
Operating expenses                      $15,383      $2,465       $1,841

Utility plant and other                   1,139       1,189          925
                                        -------      ------       ------
   Net pension costs                    $16,522      $3,654       $2,766
                                        =======      ======       ======


Provisions for pension expense reflect the use of the projected unit credit actuarial cost method. At December 31, 1995, CILCO recognized an additional minimum liability on the Balance Sheets for the plan in which the accumulated benefit obligation exceeds the fair value of plan assets.

The components of net periodic pension costs follows:

                                                       1995         1994
                                                        (In thousands)

   Cost of pension benefits earned by employees     $  4,654     $  5,589
   Interest cost on projected benefit obligation      15,188       14,422
   Actual return on plan assets                      (50,816)       1,237
   Net amortization and deferral                      34,437      (17,594)
   Special termination benefits                       13,059         --
                                                    --------     --------
   Net pension costs                                $ 16,522     $  3,654
                                                    ========     ========


During 1995, CILCO recognized $13.1 million of net pension costs in accordance with Statement of Financial Accounting Standards No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. These amounts represented the costs associated with additional benefits extended in connection with voluntary early retirement programs.

Information on the funded status of plans in which assets exceed accumulated benefits follows:

Actuarial present value of accumulated benefit         1995         1994
  obligation:                                          (In thousands)
   Vested benefits - employees' rights to receive
     benefits no longer contingent upon continued
     employment                                     $171,422     $145,975
   Non-vested benefits - employees' rights to
     receive benefits contingent upon continued
     employment                                       15,266       11,258
                                                    --------     --------
   Net benefit obligation                           $186,688     $157,233
                                                    ========     ========

Funded status:  pension assets and obligations
   Pension assets at fair market value              $232,560     $192,427
   Projected benefit obligation at present value    (233,746)    (189,438)
   Unrecognized transition asset                      (6,675)      (7,842)
   Unrecognized prior service cost                     9,034       10,603
   Unrecognized net (gain) loss                       (3,338)       7,562
                                                     -------      --------
   Pension asset (liability) recorded on Balance
     Sheets                                         $ (2,165)    $ 13,312
                                                     =======      ========


Information on the funded status of the plan in which accumulated benefits exceed assets follows:

Actuarial present value of accumulated benefit         1995           1994
  obligation:                                             (In thousands)
   Vested benefits - employees' rights to receive
     benefits no longer contingent upon continued
     employment                                     $1,792       $900
   Non-vested benefits - employees' rights to
     receive benefits contingent upon continued
     employment                                        132        --
                                                    ------       ----
   Net benefit obligation                           $1,924       $900
                                                    ======       ====


Funded status:  pension assets and obligations
   Pension assets at fair market value              $    --      $   --
   Projected benefit obligation at present value     (2,689)      (1,002)
   Unrecognized prior service cost                      536          576
   Unrecognized net (gain) loss                       1,352         (363)
   Adjustment to recognize minimum liability         (1,123)        (111)
                                                    -------       -----
   Pension liability recorded on Balance Sheets     $(1,924)     $  (900)
                                                    =======        =====


Significant assumptions used for calculations:      1995        1994
Discount rate                                      7.25%        8.00%

Expected rate of salary increase                   4.50%        4.50%
Expected long-term rate of return                  8.50%        8.50%


POSTRETIREMENT HEALTH CARE BENEFITS

Provisions for postretirement benefits expenses are determined under the accrual method of accounting.

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company and QST, are currently covered by a trusteed, non-contributory defined benefit postretirement health care plan. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from CILCO after reaching age 55 with 10 or more years of service. ESE does not provide health care benefits to retired employees.

Postretirement health care benefit costs were charged as follows:

                                            1995       1994       1993
                                                  (In thousands)
Operating expenses                         $5,108     $5,253      $5,767

Utility plant and other                     1,882      1,913       2,060
                                           ------     ------      ------
   Net postretirement health care
     benefit costs                         $6,990     $7,166      $7,827
                                           ======     ======      ======


Information on the plans' funded status, on an aggregate basis, follows:

                                                  1995         1994
                                                 (In thousands)
Components of net postretirement health care
  benefit costs:
   Service cost - benefits attributed
     to service during the period               $ 1,302         $ 1,496
   Actual return on plan assets                  (5,936)            133
   Interest cost on accumulated
     postretirement health care
     benefit obligation                           4,795           4,469
   Amortization of transition
     obligation over 18.6 years                   2,858           2,858
   Other net amortization and                     3,971          (1,790)
     deferral
                                                 -------         -------
   Net postretirement health care
     benefit costs                              $ 6,990         $ 7,166
                                                =======         =======
Accumulated postretirement health
  care benefit obligation:
   Retirees                                     $36,646         $30,849
   Other fully eligible participants             12,668          10,859
   Other active participants                     22,003          20,046
                                                -------         -------
   Total accumulated postretirement
     health care benefit obligation              71,317          61,754

Less:
   Unrecognized actuarial gain                    (814)          (3,046)
   Unrecognized transition obligation           38,871           41,730
   Plan assets at fair value                    33,157           22,929
                                                -------         -------
   Accrued postretirement health
     care benefit cost liability               $   103          $   141
                                               =======          =======


For measurement purposes, the health care cost trend rate averaged 8.5% annually for 1995; the rate was assumed to decrease gradually to 6% by 2049 and remain at that level thereafter.

Increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1995, by $3.2 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1995 by $268,000. The discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1995, was 7.25% and at December 31, 1994, was 8%. The weighted average expected return on assets net of taxes was 8.1%, where taxes are assumed to decrease return by 0.4%.

NOTE 4 - SHORT-TERM DEBT

Short-term debt at December 31, 1995, consisted of $22.5 million of Holding Company bank borrowings and $24.6 million of CILCO commercial paper. Short-term debt at December 31, 1994, included $6 million of Holding Company bank borrowings and $23.4 million of CILCO commercial paper.

The Holding Company had arrangements for bank lines of credit totaling
$50 million at December 31, 1995, of which $22.5 million was used. These lines were maintained by commitment fees of 1/8 of 1% per annum in lieu of balances. The Company also had a $5 million discretionary bank line at the end of 1995, which was unused.

CILCO had arrangements for bank lines of credit totaling $30 million at December 31, 1995, all of which were unused. These lines of credit were maintained by commitment fees of 1/20 of 1% per annum in lieu of balances. These bank lines of credit support CILCO's issuance of commercial paper.

At December 31, 1995, ESE had a $10 million bank line of credit, of which $4.4 million was committed at year end to collateralize performance bonds issued in connection with ESE projects.

NOTE 5 - LEVERAGED LEASE INVESTMENTS

The Company, through subsidiaries of CILCORP Investment Management Inc. (CIM), is a lessor in seven leveraged lease arrangements under which mining equipment, electric production facilities, warehouses, office buildings, passenger railway equipment and an aircraft are leased to third parties. The economic lives and lease terms vary with the leases. CIM's share of total equipment and facilities cost was approximately $305 million at December 31, 1995 and 1994.

The cost of the equipment and facilities owned by CIM is partially financed by non-recourse debt provided by lenders, who have been granted as their sole remedy in the event of a lessee default, an assignment of rents due under the leases and a security interest in the leased property. Such debt amounted to $216 million at December 31, 1995, and $223 million at December 31, 1994. Leveraged lease residual value assumptions, which are conservative in relation to independently appraised residual values, are tested on a periodic basis. CIM's net investment in leveraged leases at December 31, 1995 and 1994 is shown below:

                                                1995           1994
                                                 (In thousands)
Minimum lease payments receivable            $122,713       $122,757

Estimated residual value                       94,368         94,368
Less:  Unearned income                         89,940         96,164
                                             --------       --------
Investment in lease financing
receivables                                   127,141        120,961
Less:  Deferred taxes arising from
   leveraged leases                            93,566         88,308
                                             --------       --------
     Net investment in leveraged leases      $ 33,575       $ 32,653
                                             ========       ========


NOTE 6 - PREFERRED STOCK

PREFERRED STOCK OF SUBSIDIARY

At December 31                                1995             1994
                                                 (In thousands)
Preferred stock, cumulative
$100 par value, authorized 1,500,000 shares
   Without mandatory redemption

   4.50% series - 111,264 shares             $11,126           $11,126
   4.64% series - 79,940 shares                7,994             7,994
Class A, no par value, authorized
  3,500,000 shares
   Flexible auction rate - 250,000
    shares (a)                                25,000            25,000
   With mandatory redemption
   5.85% series - 220,000 shares              22,000            22,000
                                             -------           -------
        Total preferred stock                $66,120           $66,120
                                             =======           =======

(a) Dividend rates at December 31, 1995 and 1994, were 4.40% and 4.72%, respectively.

All classes of preferred stock are entitled to receive cumulative dividends and rank equally as to dividends and assets, according to their respective terms.

The total annual dividend requirement for preferred stock outstanding at December 31, 1995, is $3.3 million, assuming a continuation of the auction dividend rate at December 31, 1995, for the flexible auction rate series.

PREFERRED STOCK WITHOUT MANDATORY REDEMPTION

The call provisions of preferred stock redeemable at CILCO's option outstanding at December 31, 1995, are as follows:

Series         Callable Price Per Share (plus accrued dividends)
4.50%                              $110
4.64%                              $102
Flexible Auction Rate              $100

PREFERRED STOCK WITH MANDATORY REDEMPTION

CILCO's 5.85% Class A preferred stock may be redeemed in 2003 at $100 per share. A mandatory redemption fund must be established on July 1, 2003. The fund will provide for the redemption of 11,000 shares for $1.1 million on July 1 of each year through July 1, 2007. On July 1, 2008, the remaining 165,000 shares will be retired for $16.5 million.

PREFERENCE STOCK OF SUBSIDIARY, CUMULATIVE

No Par Value, Authorized 2,000,000 shares, of which none have been issued.

PREFERRED STOCK OF HOLDING COMPANY

No Par Value, Authorized 4,000,000 shares, of which none were outstanding at December 31, 1995 and 1994.

NOTE 7 - LONG-TERM DEBT

At December 31                                  1995           1994
                                                    (In thousands)
CILCO first mortgage bonds
   5 1/8% series due 1996                   $     --         $ 16,000
   5 1/2% series due 1997                     20,000           20,000
   7 1/2% series due 2007                     50,000           50,000
   8 1/5% series due 2022                     65,000           65,000
Medium-term notes
   5.7% series due 1998                       10,650           10,650
   6.4% series due 2000                       30,000           30,000
   6.82% series due 2003                      25,350           25,350
   6.13% series due 2005                      16,000             --
   7.8% series due 2023                       10,000           10,000
   7.73% series due 2025                      20,000             --
Pollution control refunding bonds
   6.5% series F due 2010                      5,000            5,000
   6.2% series G due 2012                      1,000            1,000
   6.5% series E due 2018                     14,200           14,200
   5.9% series H due 2023                     32,000           32,000
                                            --------         --------
                                             299,200          279,200
Unamortized premium and discount on
  long-term debt, net                           (803)            (841)
                                            --------          --------
     Total CILCO                            $298,397         $278,359
                                            --------         --------


CILCORP Lease Management Inc.

Unsecured financial institution borrowings;
interest rate of 9.55%; matures in 1997       $3,000            $3,000

CILCORP Inc.
Unsecured medium-term notes; varying in term
from 2 years to 6 years; interest rates
ranging from 8.33% to 9.10%                   42,000            45,000

Other                                            716               336
                                             --------         --------
   Total long-term debt                     $344,113          $326,695
                                             ========         ========


CILCO's first mortgage bonds are secured by a lien on substantially all of its property and franchises. Unamortized borrowing expense, premium and discount on outstanding long-term debt are being amortized over the lives of the respective issues.

Total consolidated maturities of long-term debt for 1997-2000 are $23 million, $22 million, $13 million and $30 million, respectively.

The 1996 maturities of long-term borrowings have been classified as current liabilities.

NOTE 8 - COMMITMENTS & CONTINGENCIES

CILCO's 1996 capital expenditures are estimated to be $49.3 million, in connection with which CILCO has normal and customary purchase commitments at December 31, 1995.

CILCO's policy is to act as a self-insurer for certain insurable risks resulting from employee health and life insurance programs.

ESE expects to spend $8 million in 1996 to acquire land for remediation and resale. Additional capital expenditures for 1996 are estimated to be $1 million, in connection with which ESE has normal and customary purchase commitments at December 31, 1995.

ESE's policy is to act as a self-insurer for certain insurable risks resulting from employee health programs and professional liability claims.

In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company (CIPS). This agreement, which expires in 1998, provides for an initial purchase of 30 megawatts (MW) of capacity, increasing to 90 MW in 1997. CILCO can increase purchases to a maximum of 100 MW during the contract period, provided CIPS then has the additional capacity available. In November 1992, CILCO entered into a limited-term power agreement to purchase 100 MW of CIPS' capacity from June 1998 through May 2002.

In March 1995, CILCO and CIPS renegotiated the November 1992 limited-term power agreement. This agreement, which now expires in May 2009, provides for CILCO to purchase 150 MW of CIPS@ capacity from June 1998 through May 2002, and 50 MW from June 2002 through May 2009. This renegotiated agreement is subject to the ICC's final approval of CILCO's 1995 electric least cost energy plan, which has been revised to include the terms of this bulk power purchase agreement. ICC approval is expected in June 1996.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations, Environmental Matters (regarding former gas manufacturing sites) for a discussion of that item.

NOTE 9 - RATE MATTERS

In December 1994, the ICC issued a rate order designed to grant CILCO a $10.6 million, or 6.7% annual increase in gas base rate revenues. The new rates, designed to yield an 11.82% return on common equity and a 9.24% return on rate base, were effective in December 1994.

In mid-1992, after a significant number of leaks were detected in CILCO@s Springfield cast iron gas distribution system, CILCO began a detailed examination of its Springfield gas distribution system and related operating practices and procedures. CILCO thereafter began an aggressive program to renew its Springfield gas cast iron main system. This project was completed in November 1995.

As a part of the rate order, the ICC disallowed approximately $7.5 million of CILCO@s $24 million investment in the Springfield cast iron main renewal project. To reflect the disallowance, CILCO recorded a pre-tax charge of approximately $7.5 million ($4.5 million after tax) against 1994 earnings.

The ICC staff began an informal review of CILCO@s Springfield gas operations and record-keeping practices in September 1992. Subsequently, the U.S. Department of Transportation (DOT) and the U.S. Department of Justice (DOJ) began conducting investigations of CILCO which were also focused principally on CILCO@s Springfield gas operations and its record-keeping practices.

In September 1994, CILCO entered into a federal court civil consent decree with the DOJ which concluded the DOT and DOJ investigations of CILCO. As a part of the settlement with the DOJ, CILCO accepted adjustments recommended by the ICC staff which resulted in a net disallowance from CILCO@s gas rate base of approximately $4.5 million of the cost of the Springfield cast iron main renewal project. This charge is part of the $7.5 million disallowance included in the December 1994 rate order. In addition to the rate base disallowance, CILCO agreed to pay an $844,000 civil fine to the United States and agreed to reimburse the ICC, the DOT and the DOJ $156,000 for the costs of their investigations. CILCO also agreed to underwrite the reasonable expense of an outside expert, selected by the ICC, to examine CILCO's gas operations manuals and systems to ensure they are in compliance with all applicable statutes and regulations. The audit was completed in October 1995 at a total cost of $356,000.

The DOJ agreed not to seek any additional civil or criminal penalties from CILCO or the Company. The ICC staff also agreed not to seek any additional enforcement penalties from CILCO or the Company. CILCO agreed to continue to cooperate with the DOJ in its investigation and prosecution of any individuals who may be responsible for willful violations of any applicable statute or regulation.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations, Electric Competition and Environmental Matters for a discussion of other gas and electric rate matters.

NOTE 10 - LEASES

The Company and its subsidiaries lease certain equipment, buildings and other facilities under capital and operating leases. Several of the operating leases provide that the Company pay taxes, maintenance and other occupancy costs applicable to these premises.

Minimum future rental payments under non-cancellable capital and operating leases having remaining terms in excess of one year as of December 31, 1995, are $27.2 million in total. Payments due during the years ending December 31, 1996 through December 31, 2000, are $8.1 million, $6.4 million, $4.4 million, $3.5 million and $2.2 million, respectively.

NOTE 11 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following quarterly operating results are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of CILCORP Inc.'s operating results for the periods indicated. The results of operations for each of the fiscal quarters are not necessarily comparable to, or indicative of, the results of an entire year due to the seasonal nature of the Company's business and other factors.

For the Three Months Ended  March 31      June 30    September 30   December 31
                            (In thousands except per share amounts)
1995

Revenue                        $170,587     $132,490      $157,574     $154,089
Income before income taxes       18,833        8,890        32,031        2,102
Net income                       11,473        5,677        19,435        1,997
Earnings per average
  common share                     $.88         $.43         $1.47         $.15


1994
Revenue                        $177,436     $137,146      $145,854     $144,703

Income before income taxes       15,577       11,469        15,158        8,562
Net income                        9,701        6,940         9,570        6,375
Earnings per average
   common share                    $.75         $.53          $.73         $.49
