Form 10-K405, Exhibit 13
period 1995-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1996-03-26
CIK 762129, 18651

[DESCRIPTION] Graph Data attached to EXHIBIT 13

Information related to the nine graphs included in the CILCORP Inc. Annual Report in Management@s Discussion and Analysis and Financial Statements follows.

A bar graph titled "Fixed Charge Coverage (Scale: # of Times)" depicting the following information appears in the left hand column on Page 16 of Management's Discussion and Analysis.

      1991        2.8
      1992        2.4
      1993        2.4
      1994        2.6
      1995        2.7


A bar graph titled "Utility Plant Expenditures (Scale: $ Millions)" depicting the following information appears in the right hand column on page 17 of Management's Discussion and Analysis.

      1991        56
      1992        62
      1993        73
      1994        91
      1995        70


A bar graph titled "Electric Sales (Scale: Millions of kilowatt-hours)" depicting the following information appears in the right hand column on page 21 of Management's Discussion and Analysis. Each bar consists of four sections which build on one another.

                       1995     1994     1993     1992     1991

BAR 1 RESIDENTIAL     1,783    1,672    1,664    1,508    1,680
BAR 2 COMMERCIAL      1,537    1,470    1,396    1,327    1,318
  CUMULATIVE          3,320    3,142    3,060    2,835    2,998
BAR 3 INDUSTRIAL      2,325    2,303    2,238    2,120    2,202
  CUMULATIVE          5,645    5,445    5,298    4,955    5,200
BAR 4 OTHER             270      390      234      457      428
  CUMULATIVE          5,915    5,835    5,532    5,412    5,628


A bar graph titled "Cooling Degree Days Per Year Compared to Normal" depicting the following information appears in the left hand column on page 22 of Management's Discussion and Analysis. A horizontal bar depicting normal cooling days is shown at approximately 1,059 days.

      1991       1,344.0
      1992         811.5
      1993       1,056.0
      1994       1,104.0
      1995       1,222.0


A bar graph titled "Gas Sales (Scale: Millions of mcf)" depicting the following information appears in the right hand column on page 23 of Management's Discussion and Analysis. Each bar consists of three sections which build on one another.

                       1995     1994     1993     1992     1991

BAR 1 RESIDENTIAL    20,080   18,929   20,263   18,427   18,993
BAR 2 COMMERCIAL      7,374    6,686    6,748    6,205    6,371
  CUMULATIVE         27,454   25,615   27,011   24,632   25,364
BAR 3 INDUSTRIAL      1,242    1,186      756      960      736
  CUMULATIVE         28,696   26,801   27,767   25,592   26,100


A bar graph titled "Heating Degree Days Per Year Compared to Normal" depicting the following information appears in the right hand column on page 23 of Management's Discussion and Analysis. A horizontal bar depicting normal heating degree days is shown at approximately 5,930 days.

      1991       5,410.5
      1992       5,320.0
      1993       5,882.0
      1994       5,443.5
      1995       5,920.5


Two pie charts titled "Consolidated Assets by Segment" as percentage of the whole by year are printed on page 28 below the Asset portion of the Balance Sheets.

                                1995     1995        1994     1994
Electric                     761,336    59.9%     741,578    59.9%
Gas                          290,677    22.6%     275,428    22.3%
Environmental and
  Engineering Services        87,952     6.9%      93,464     7.5%
Other                        136,106    10.6%     127,914    10.3%
Total                      1,276,071   100.0%   1,238,384   100.0%


Two pie charts titled "Consolidated Capitalization Including Short-Term Debt" as percentages of the whole by year are printed on page 29 below the Liability portion of the Balance Sheets.

                                1995     1995        1994     1994
S-T Debt                      66,152       8%      50,600       6%
L-T Debt                     344,113      41%     326,695      42%
Preferred Stock               66,120       8%      66,120       8%
Common Stock                 361,978      43%     344,715      44%
Total                        838,363     100%     788,130     100%


Three pie charts titled "Consolidated Revenue by Component" as percentages of the whole by year is printed on page 31 below the Statements of Segments of Business.

                             1995  1995      1994  1994       1993  1993
Electric                  326,198   53%   313,085   52%    326,198   52%
Gas                       151,546   24%   148,285   24%    150,754   26%
Environmental and
  Engineering Services    127,530   21%   132,799   22%    123,162   21%
Other                       9,466    2%    10,970    2%      7,471    1%
Total                     614,740  100%   605,139  100%    584,511  100%