Form 10-K405, Exhibit 13
period 1996-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1997-03-21
CIK 762129, 18651

Management's Discussion and Analysis of Financial Condition and Results of Operations

The financial condition and operating results of CILCORP Inc. and its subsidiaries (the Company) primarily reflect the operations of Central Illinois Light Company (CILCO), the Company's principal business subsidiary. The Company's other core business subsidiary is QST Enterprises Inc. (QST). The Other Businesses segment includes the operations of the holding company itself (Holding Company), its investment subsidiary, CILCORP Investment Management Inc.
(CIM), and its venture capital subsidiary, CILCORP Ventures Inc. (CVI).

CILCO is a regulated public utility engaged in the generation, transmission and distribution of electric energy and the purchase, transportation and distribution of natural gas in Central Illinois.

QST, formed in December 1995, provides energy and energy-related services to a broad spectrum of retail and wholesale customers through its subsidiary, QST Energy Inc. (QST Energy) which began operations in 1996. QST also provides fiber optic and advanced Internet-based communication services and products through QST Communications Inc. (QST Com), another subsidiary which was formerly CILCORP Fibercom Inc., a subsidiary of CVI. QST's operations include those of Environmental Science & Engineering, Inc. (ESE), a former first-tier CILCORP subsidiary which, effective October 29, 1996, became a QST subsidiary. ESE's results are reported as a separate business segment from QST's energy and telecommunications operations.

ESE is an environmental consulting and engineering firm with additional capabilities in laboratory analysis and equipment manufacturing. ESE, through a subsidiary, also acquires environmentally impaired property for remediation and resale.

                                    OVERVIEW

Contributions to the Company's earnings per share for the last three calendar years are shown below:

                              1996           1995          1994
CILCO                        $3.11          $2.97         $2.26
QST (excluding ESE)          (.30)             --           --
ESE                          (.44)            .01           .14
Other Businesses             (.30)           (.05)          .10
                             -----          -----         -----
  Earnings per share         $2.07          $2.93         $2.50
                             =====          =====         =====

CILCO's earnings increased by 5% in 1996. Electric gross margin increased by 1%, while gas gross margin increased by 5% due to increased sales resulting from colder weather during the heating season. Other factors contributing to CILCO's favorable results were decreased operating expenses due to the deferral of a maintenance outage at a generating station and lower wage expense due to the 1995 early retirement programs (see CILCO's Early Retirement Programs). Partially offsetting these decreases in operating expenses were a $5.4 million after-tax charge ($.40 per share) related to an early retirement program offered by CILCO in November 1996 (see CILCO's Early Retirement Programs), increased outside service costs ($.16 per share) (see Competition), and a one-time $1.4 million after-tax charge ($.10 per share) related to a write-off of inventory.

A $7.8 million after-tax charge related to CILCO's 1995 early retirement programs reduced that year's earnings by $.59 per share, partially offset by the sale of two parcels of land at the former R.S. Wallace electric generating plant site which generated an after-tax gain of $2.1 million, or $.16 per share.

Earnings for 1994 reflect a $4.5 million after-tax charge due to the Illinois Commerce Commission's (ICC) disallowance of a portion of CILCO's investment in renewing its gas system in Springfield, Illinois. In 1994 CILCO also paid $1 million, consisting of a fine and expenses, related to a U.S. Department of Justice and U.S. Department of Transportation review of CILCO's gas operations. These one-time charges reduced 1994 earnings by $.42 per share.

QST was formed in December 1995; its earnings are reflective of a company in the initial stages of development. ESE's earnings declined in 1996 due to reduced levels of business caused by a variety of factors, primarily industry overcapacity resulting from changes in the regulatory climate at both the federal and state levels. Charges related to the downsizing or closing of operations, including the Denver laboratory, drilling operations and certain consulting offices, to reflect business conditions also contributed significantly to the 1996 loss. These and similar expenses totaled $4.3 million, including severance costs, asset write-offs, and pre-tax operating losses of closed operations.

Other Businesses results declined in 1996 due to a write-down of an investment held by CIM, increased costs relating to corporate repositioning at the Holding Company and costs relating to the Caterpillar alliance
(see Competition). Also, revenue from CIM's lease portfolio was lower in 1996 compared to 1995 due to the normal maturation of the lease portfolio. Results for 1994 reflect a $1.8 million gain on the sale of stock and warrants held by a CILCORP subsidiary as a result of a leveraged lease restructuring.

The following table summarizes each business segment's contribution to net income (see Results of Operations for further discussion).

                                      1996         1995        1994
                                                (in thousands)
Electric operating income           $52,113      $48,769     $49,623
Gas operating income                 17,565       14,779       8,884
                                    -------      -------     -------
Total utility operating income       69,678       63,548      58,507
Utility interest expense and other  (28,053)     (24,743)    (24,686)
Disallowed plant cost of
   regulated subsidiary, net of tax    --           --        (4,541)
Non-regulated energy and energy
  services loss                      (3,998)        --          --
Environmental and engineering
   services net income (loss)        (5,999)         113       1,824
Other Businesses net income (loss)   (3,685)        (336)      1,482
                                    -------      -------     -------
   Net income                       $27,943      $38,582     $32,586
                                    =======      =======     =======

Return on average common equity was 7.7% in 1996 compared to 11% in 1995 and 9.5% in 1994. The ratio of common equity to total capitalization, including short-term debt, was 46% in 1996, 43% in 1995 and 44% in 1994. The fixed charge coverage ratio decreased to 2.1 in 1996 compared to 2.7 in 1995 and
2.6 in 1994.

Inflation may have a significant impact on the Company's future operations and its ability to contain costs. To help protect CILCO from the effects of inflation, substantially all electric and gas sales rates include a fuel adjustment clause or a purchased gas adjustment clause to provide for changes in electric fuel costs, excluding coal transportation, and changes in the cost of natural gas. Over the past five years, the annual rate of inflation, as measured by the Consumer Price Index, has ranged from 2.6% to 3.0%.

                           Forward-Looking Information

Forward-looking information is included in Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A). Certain material contingencies are also described in Note 9 to the Consolidated Financial Statements.

Some important factors could cause actual results or outcomes to differ materially from those discussed in the MD&A. These factors include prevailing governmental policies, statutory changes, and regulatory actions with respect to rates, industry structure and recovery of various costs incurred by CILCO in the course of its business; the extent and effect of participation by CILCO's customers in its Power Quest programs; and increasing wholesale and retail competition in the electric and gas businesses. The business and profitability of CILCORP and its subsidiaries are influenced by economic and geographic factors, including ongoing changes in environmental laws, regulations and policies which affect demand for ESE's services; weather conditions; the extent and pace of development of competition for retail and wholesale energy customers; pricing and transportation of commodities; market demand for energy and for environmental consulting and analytical services; inflation; capital market conditions; and environmental protection and compliance costs. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and to a significant degree are beyond the control of CILCORP and its subsidiaries.

                         CAPITAL RESOURCES AND LIQUIDITY

The Company believes that internal and external sources of capital which are or will be available to the Holding Company and its subsidiaries will be adequate during the coming year to fund the Company's capital expenditures program, pay its financial obligations, meet working capital needs and retire or refinance debt as it matures. The Company's long-term ability to declare and pay dividends depends upon the ability of its subsidiaries to generate cash from their operations, future business conditions, earnings, and the financial condition of the Company.

THE COMPANY

The Company issued 275,074 and 299,850 shares of common stock during 1996 and 1995, respectively, through the CILCO Employees' Savings Plan (ESP) and the CILCORP Inc. Investors Choice Automatic Reinvestment and Stock Purchase Plan
(DRIP). These shares were issued at average prices of $41.55 and $37.83 for 1996 and 1995, respectively. Effective December 19, 1996, issuance of new shares of common stock through the ESP and DRIP was suspended for at least 90 days. Depending on market conditions and corporate needs, the Company may issue additional shares of common stock through the ESP or the DRIP at the end of this 90-day period. On December 23, 1996, the Company began a direct registration program to allow investors to make initial purchases of CILCORP common stock directly from the Company without utilizing the services of a broker. The proceeds from any newly-issued stock have been, and will continue to be, used to retire CILCORP short-term debt, to meet working capital and capital expenditure requirements at subsidiaries other than CILCO, and for other corporate purposes.

CILCORP is currently authorized by its Board of Directors to borrow up to $50 million on a short-term basis. The Company had $50 million of committed bank lines and $5 million of discretionary bank lines at the end of 1996 and 1995. At December 31, 1996, $18 million of the lines were used, compared to $22.5 million in use at December 31, 1995.

After retirement of $3 million of medium-term notes during 1996, the Company had $42 million of medium-term notes outstanding at year-end. The Company may issue an additional $27 million under its existing $75 million medium-term note program. The Company may issue additional notes in the future under this program to retire maturing debt and to provide funds for other corporate purposes.

CILCO

In 1996, CILCO spent $43.6 million for capital additions and improvements. These expenditures consisted primarily of replacements and improvements to the existing electric transmission and distribution and natural gas distribution systems.

CILCO's estimated capital expenditures for 1997 are $53.2 million, including $7.8 million for electric energy supply and transmission projects, $1.3 million for gas supply and transmission projects, $28.4 million for electric and gas distribution system improvements, and $11.8 million for information technology projects. Actual capital expenditures may vary from these estimates due to a number of factors, including changes in costs of labor, equipment, capital, environmental regulations, and load growth estimates.

CILCO's short-term debt decreased to $9.9 million at December 31, 1996, from $24.6 million at December 31, 1995. CILCO expects to issue commercial paper periodically during 1997, and is currently authorized by its Board of Directors to issue up to $66 million of short-term debt. At December 31, 1996, committed bank lines of credit totaled $20 million, all of which were unused except in support of commercial paper issuance. During 1997, CILCO expects the support of commercial paper issuance to be the sole use of these bank lines of credit.

CILCO retired $16 million and $20 million, respectively, of first mortgage bonds in February 1996 and March 1997. CILCO plans to finance its 1997 and 1998 capital expenditures with funds provided by operations. Future funds provided by operations may be affected by the deregulation of the electric and natural gas utility industries (see Competition).

QST (Excluding ESE)

Capital expenditures totaled approximately $2.4 million for 1996, primarily for construction of fiber optic and other communication facilities. QST Energy capital expenditures for 1997 are estimated to be $10.6 million, primarily for an on-site generation project currently in the development stage. QST Com's estimated capital expenditures for 1997 total $3.3 million. Depending upon business growth, up to an additional $8 million may be needed by QST for working capital by year-end. QST expects to finance new investments, working capital needs and any operating losses during 1997 with funds provided by the Holding Company.

QST had outstanding debt of $4 million at the end of 1996, all of which was owed to the Holding Company.

ESE

ESE spent $.6 million for capital additions and improvements in 1996. ESE plans to spend $1.4 million in 1997 on capital additions.

ESE generated $6.3 million of cash from operations in 1996, after reflecting purchases and sales of real estate held for resale by its wholly-owned subsidiary, ESE Land Corporation (ELC), and other fixed asset dispositions. During 1996, ELC invested $7.6 million to acquire land for remediation and resale and sold a property with a book value of $3.3 million acquired in 1995, realizing a pre-tax gain of $.4 million. ELC expects to invest $8.3 million ($5 million of which it expects to finance with non-recourse debt) in 1997 to acquire land for remediation and resale.

ESE's cash flow is supplemented by a $15 million revolving line of credit with the Holding Company which expires on May 2, 1998. At December 31, 1996, this line of credit was unused, compared to $2.6 million outstanding at December 31, 1995. At December 31, 1996, ESE had long-term borrowings of $20 million (due on May 2, 1998) from the Holding Company and advances to the Holding Company of $.9 million. ESE increased its cash and short-term investments to $2.1 million at December 31, 1996, compared to zero at year-end 1995. ESE also has a $10 million bank line of credit to collateralize performance bonds issued in connection with ESE projects, of which $4.4 million was committed as of December 31, 1996. ESE anticipates that cash and short-term investments, funds generated by operations and the amounts available under the Holding Company revolving line of credit will be sufficient to meet its anticipated working capital requirements.

CIM

CIM had outstanding debt of $29 million and $26 million at the end of 1996 and 1995, respectively. The debt at the end of 1996 consisted of $26 million borrowed from the Holding Company and $3 million borrowed from external sources. During the fourth quarter of 1996, CIM committed $15.8 million to fund four affordable housing tax credit investments. Approximately $5 million of this commitment was funded in cash in 1996. In 1997 CIM expects to contribute $7 million in cash for these investments, with substantially all of the remainder of the cash contributions to be made in 1998. The cash to fund these investments was obtained from Holding Company borrowings. CIM expects to finance new investments and working capital needs during 1997 with a combination of funds generated internally and with funds provided by the Holding Company.

                                   COMPETITION

CILCO anticipates significant changes in the electric utility industry at both the wholesale and retail levels in the years to come, including increased competition. CILCO also anticipates changes in the natural gas industry at the retail level. Management cannot predict the ultimate effect of these changes, but believes that they will eventually result in all customers having the opportunity to select the energy supplier of their choice and that low operating costs, improved efficiency and new and better services and products will be the key competitive factors for utilities.

CILCO has introduced a Consumer Freedom to Choose Electricity Law (Choice Law) to be considered by the Illinois General Assembly in 1997. The Choice Law, if enacted: (1) provides that beginning January 1, 1998, consumers in Illinois may purchase electricity and customer-related services from any supplier they choose; (2) continues monopoly services where appropriate; (3) allows for a smooth transition to a competitive market; (4) ensures life-sustaining requirements for electricity are met for residential customers; (5) allows for financially distressed utilities to prove their need for assistance through the transition to a competitive market via a lost margin charge; (6) removes unnecessary regulation; and (7) creates a level playing field where taxation is not a barrier to effective supplier competition. Other legislative proposals regarding electric utility competition have been, or are expected to be, introduced in the General Assembly and in the United States Congress. Management cannot predict the ultimate form of any legislation which may be enacted.

Various mergers and business combinations are occurring in the utility industry. Many utilities are preparing for a competitive marketplace by merging with or acquiring other utilities. Management will monitor this activity and continue to position itself for competition by keeping costs and prices low, maintaining good customer relations, and developing the flexibility to respond directly to individual customer requirements.

In preparation for a competitive marketplace, the Company has undertaken corporate repositioning activities, including developing new product offerings, upgrading customer data systems, and tapping needed expertise through alliances, consulting relationships, and the hiring of employees with experience in competitive markets. During 1996, the Company has incurred approximately $9.3 million of pre-tax expense for these repositioning activities, including consulting fees but excluding the charges for CILCO's early retirement program. In addition to these repositioning costs, ESE, in its efforts to respond to continued competitive pressures, incurred approximately $4.3 million in charges in 1996 for severance and outplacement costs, write-off of assets and other similar charges. Management expects the Company's 1997 earnings to be impacted to a lesser degree by items of this nature.

In 1996, to lead the movement toward increased customer choice, CILCO began Power Quest, which consists of two electric pilot retail competition programs and a natural gas pilot retail competition program. The programs offer greater choice to customers and provide the opportunity for CILCO and certain of its electric and natural gas customers to participate in a competitive business environment. Broadened consumer choice throughout Illinois and the nation will expand CILCORP's business opportunities.

CILCO has experienced a reduction in electric profit margin because some eligible customers are purchasing some or all of their power requirements from other suppliers as a result of Power Quest. The amount of any such reduction depends largely upon the extent of customer participation in the programs.
CILCO has offset some of the reduced profit margin by increased wholesale electric sales outside its service territory. Also, CILCORP established QST in December 1995 to compete with non-regulated marketers for customers in the pilot areas. Its subsidiary, QST Energy, is currently serving over 90% of the Power Quest customers who have chosen a supplier other than CILCO.

CILCORP has formed a strategic alliance with Caterpillar Inc. (Caterpillar), the largest of the industrial customers eligible to participate in Power Quest. Caterpillar will remain a full requirements customer of CILCO for the first year of the Power Quest program, but in exchange CILCORP will provide additional value-added service and innovative solutions to energy and environmental needs. Costs associated with the Caterpillar alliance are reflected in Other Businesses Operations.

One of CILCO's electric pilot programs permits eight of CILCO's largest industrial customers that had peak loads of 10 megawatts or more to secure part or all of their electric power requirements from suppliers other than CILCO, subject to the limitation that at no time shall total purchases from other suppliers by participants in the program exceed 50 megawatts (approximately 10% of CILCO's industrial load). CILCO may extend the program's two year term with the approval of the ICC. Industrial customers began receiving electricity under this Power Quest program in May 1996. For the industrial pilot program, CILCO could experience a reduction in pre-tax income of up to $5.2 million on an annual basis if the entire 50 megawatts of eligible industrial capacity moved to off-system suppliers. Based on participation levels by eligible industrial customers during 1996, CILCORP experienced a reduction of $3.8 million of pre-tax income (including costs associated with the Caterpillar alliance offset by gross margins earned by QST). Assuming the same participation level for all of 1997, CILCORP would experience a reduction to pre-tax income, excluding costs associated with the Caterpillar alliance, of $2.2 million.

In the other Power Quest electric program, CILCO designated six areas within its service territory as Open Access Sites for up to five years. The sites include the Central Illinois communities of Heyworth, Manito, Peoria Heights and Williamsville; a large regional shopping center in Peoria; and a developing commercial business site in Lincoln. During that period, approximately 5,500 customers located within these Open Access Sites are eligible to purchase some or all of their electric power requirements from suppliers other than CILCO. CILCO may extend the program's five year term with ICC approval. Customers in all but the Peoria Heights Open Access Sites began receiving electricity from suppliers other than CILCO in May 1996. If all eligible customers in Open Access Sites participate in Power Quest, CILCO would experience a reduction in pre-tax income of up to $1.2 million on an annual basis. Based upon participation levels by eligible commercial and residential customers during 1996, CILCORP experienced a reduction of $.3 million of pre-tax income.
Assuming the same participation level for all of 1997, CILCORP would experience a reduction to pre-tax income of $.4 million.

CILCO's gas residential pilot program is a five year program that allows residential gas customers located in sites designated by CILCO to select their natural gas supplier, with CILCO continuing to provide distribution and metering services. CILCO selected the Central Illinois towns of Heyworth, Manito, and Williamsville as the initial sites for the gas pilot program and later added the city of Springfield, Illinois, subject to the limitation that no more than 8,000 residential customers from Springfield may participate in the program. Participants in the gas retail pilot program began receiving natural gas from other suppliers in October 1996. This program did not have a material adverse impact on CILCO's 1996 financial position or results of operations nor does management believe this program will have a material adverse impact on CILCO's future financial position or results of operations.

                        CILCO'S EARLY RETIREMENT PROGRAMS

As part of a continuing effort to better position itself for competition in the energy services industry (see Competition), in November 1996, CILCO offered Voluntary Early Retirement Programs to eligible management and office and technical employees and employees represented by the International Brotherhood of Electrical Workers (IBEW). A total of 76 of the 210 eligible employees retired, effective January 1, 1997. The 1996 programs resulted in an after-tax charge to earnings of approximately $5.4 million. As a result of the 1996 programs, management expects to realize annual after-tax cost savings of approximately $2.6 million beginning in 1997.

In 1995, CILCO offered similar Voluntary Early Retirement Programs to selected employees. A total of 166 of the 257 eligible employees accepted the offer, resulting in an after-tax charge of approximately $7.8 million in 1995. As a result of the 1995 programs, CILCO realized approximately $3.4 million in annual after-tax cost savings in 1996.

                              ENVIRONMENTAL MATTERS

CILCO's capital expenditures related to pollution control facilities are estimated to be $5.8 million in 1997. The acid rain provisions of the Clean Air Act Amendments of 1990 (Amendments) require additional sulfur dioxide
(SO2) and nitrogen oxide (NOx) emission reductions at CILCO's generating facilities. CILCO's facilities are exempt from Phase I of the Amendments due to previous emission reductions, but are subject to Phase II of the Amendments which require additional emission reductions by the year 2000.

CILCO's final compliance strategy is being developed based upon regulations issued under the Amendments. CILCO has not yet determined definitive compliance costs. CILCO continues to monitor regulatory actions and develop compliance strategies to minimize any financial impact. Under current regulatory policies, CILCO can recover compliance costs associated with the Amendments and other environmental regulations through rates charged to customers. CILCO's present strategy includes use of an existing SO2 scrubber, limited fuel switching and SO2 allowance purchases to meet Phase II SO2 emissions targets, and combustion control modifications to meet Phase II NOx emissions targets. The U.S. Environmental Protection Agency (USEPA) established SO2 emission allowance reserves for power plants in Phase II. Allowances are transferable to third parties at market prices. CILCO continues to weigh the costs of purchasing additional allowances against alternative operating scenarios. Under this strategy, CILCO's generating units will not require additional SO2 scrubbers. During 1997, CILCO expects to spend $4.1 million for boiler retrofits and emissions monitoring equipment related to the Amendments.

Neither CILCORP, CILCO, nor any of their affiliates has been identified as a potentially responsible party under federal or state environmental laws governing waste storage or disposal.

CILCO continues to investigate and/or monitor four former gas manufacturing plant sites located within CILCO's present gas service territory. The purpose of these studies is to determine if waste materials, principally coal tar, are present, whether such waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites. Remediation work at one of the four sites was completed in 1991. A risk assessment/remedial alternatives study at a second site was completed in 1996, taking into consideration new clean-up options under current Illinois law. A remedial action plan for the second site is expected to be determined during 1997, with remediation of the site expected to begin in late 1997. CILCO has not determined the ultimate extent of its liability for, or the ultimate cost of any remediation of, the remaining two sites, pending further studies.

CILCO spent approximately $.4 million for former gas manufacturing plant site monitoring, legal fees and feasibility studies in 1996. A $3.9 million regulatory asset and a corresponding liability are recorded on the Balance Sheets representing the minimum amount of future coal tar investigation and remediation costs CILCO expects to incur. Coal tar remediation costs incurred through December 1996 have been deferred on the Balance Sheets, net of amounts recovered from customers (see Note 1).

Through December 31, 1996, CILCO has recovered approximately $4.5 million in coal tar remediation costs from its customers through a gas rate rider approved by the ICC. Currently, that rider allows recovery of coal tar remediation costs in the year they are incurred. Under these circumstances, management believes that the cost of coal tar remediation will not have a material adverse effect on CILCO's financial position or results of operations.

                     GAS PIPELINE SUPPLIER TRANSITION COSTS

CILCO's natural gas suppliers are subject to various Federal Energy Regulatory Commission (FERC) orders and settlements related to the transition to a more competitive natural gas industry. FERC Order No. 636 unbundled the sale, transportation and storage functions of interstate gas pipelines, and also allowed pipelines to recover prudently incurred transition costs from gas distribution companies. On July 16, 1996, the United States Court of Appeals affirmed Order No. 636 "in its broad contours and in most of its specifics," but remanded parts of Order No. 636 for further explanation including the FERC's failure to allocate any part of transition costs to the pipelines. FERC Order No. 500 and Order No. 528 allow interstate gas pipelines to bill gas distribution companies for take-or-pay and other charges related to the transition to a more competitive gas industry.

For the year ended December 31, 1996, CILCO paid $1.6 million to interstate gas pipelines for transition costs. These costs have been, or will be, recovered from CILCO's customers through its purchased gas adjustment clause (PGA). Since these costs are currently recoverable from customers, management does not expect gas pipeline supplier transition costs to materially impact CILCO's financial position or results of operations. CILCO has recorded a regulatory asset and a corresponding liability of $1.0 million on its Balance Sheets as of December
31, 1996 for these transition costs, all of which will be due within one year (see Note 1).
                            ACCOUNTING PRONOUNCEMENTS

No accounting pronouncements issued and not yet effective by the Financial Accounting Standards Board (FASB) and the American Institute of Certified Public Accountants (AICPA) in 1996 will have a material effect on the Company's financial position, results of operations or cash flows.

                              RESULTS OF OPERATIONS

CILCO ELECTRIC OPERATIONS

The following table summarizes electric operating revenue and expenses by component.

Components of Electric Operating Income 1996       1995          1994
                                             (In thousands)
Revenue:
Electric retail                     $307,579      $321,066      $304,903
Sales for resale                      15,206         5,132         8,182
                                    --------      --------      --------
     Total revenue                   322,785       326,198       313,085
                                    --------      --------      --------
Cost of sales:
Cost of fuel                          90,715        94,235        97,184
Purchased power expense               10,907        12,353         9,433
Revenue taxes                         14,504        14,244        13,260
                                    --------      --------      --------
     Total cost of sales             116,126       120,832       119,877
                                    --------      --------      --------
        Gross margin                 206,659       205,366       193,208
                                    --------      --------      --------
Operating expenses:
Operation and maintenance
 expenses                             84,174        89,113        75,806
Depreciation and amortization         42,530        40,665        39,130
Income taxes                          19,576        17,975        19,925
Other taxes                            8,266         8,844         8,724
                                    --------      --------      --------
     Total operating expenses        154,546       156,597       143,585
                                    --------      --------      --------
     Electric operating income      $ 52,113      $ 48,769      $ 49,623
                                    ========      ========      ========

Electric gross margin increased 1% in 1996. A retail kilowatt hour (kwh) sales decrease of 4% was offset by increased sales for resale. Residential sales volumes decreased 4% while commercial sales volumes increased 2%. The residential sales decreases were primarily due to cooler summer weather. Cooling degree days were 26% lower in 1996 than in 1995. The commercial sales increases were due to an increase in the number of commercial customers. Industrial sales volumes decreased 9% compared to 1995. These decreases were due to decreased demand by several large customers and to customers switching to off-system suppliers under CILCO's Power Quest program (see Competition).

Electric gross margin increased 6% in 1995, primarily due to a 4% increase in retail kilowatt hour sales. The increase in retail sales was partially offset by a decrease in sales for resale revenue. Residential sales volumes increased 7% while commercial sales volumes increased 5%. These increases were primarily due to warmer summer weather. Cooling degree days were 11% higher in 1995 than in 1994. Industrial sales volumes increased 1% compared to 1994. CILCO set a new all-time system peak demand of 1,188 megawatts (MW) on August 17, 1995.

Sales for resale increased 196% from 1995 to 1996. Sales for resale decreased 37% in 1995 compared to 1994. Sales for resale vary based on CILCO's available capacity for bulk power sales, energy requirements of neighboring utilities, the price of power available for sale and expanding electric markets outside CILCO's service territory. In the future, CILCO expects increased competition and reduced margins in the sales for resale and purchased power markets.

The overall level of business activity in CILCO's service territory and weather conditions are expected to continue to be the primary factors affecting electric sales in the near term. CILCO's electric sales and gross margin may also be affected by increased competition in the electric utility industry.

Despite greater electricity generation, cost of fuel decreased 4% in 1996 primarily due to lower coal and purchased power costs. Substantially all of CILCO's electric generation capacity is coal-fired. The cost per ton of coal burned, including transportation cost, decreased 14% in 1996 compared to 1995. Purchased power expense varies based on CILCO's need for energy and the price of power available for purchase. CILCO makes use of purchased power when it is economical to do so, or when required to meet its power requirements, such as during maintenance outages at CILCO plants. Costs and savings realized from the purchase of power are passed on to CILCO's customers via the fuel adjustment clause (FAC), which requires CILCO to pass increases and decreases in the cost of fuel through to customers. CILCO expects the wholesale power market to become increasingly competitive.

In April 1995, Freeman United Coal Mining Company (Freeman), a coal supplier with whom CILCO has a long-term contract, notified CILCO of its intent to change from the cash method of billing for postretirement benefits/costs other than pensions to the accrual basis. Freeman has billed CILCO an additional $5.8 million for postretirement benefit costs for the period from January 1, 1993, through December 31, 1995. Under a settlement agreement reached with Freeman, CILCO paid $2.6 million of these charges during 1996. The remaining $3.2 million has been recorded as a liability on the Balance Sheets and will be paid to Freeman during 1997. Also, under the agreement, CILCO will receive credit for expenses already paid to Freeman under the cash method of billing. These charges and credits from Freeman are being passed to customers through the FAC. Since these charges and credits are being passed to customers, management does not expect Freeman's change to the accrual basis to have a material adverse impact on CILCO's financial position or results of operations.

Electric operation and maintenance expenses decreased 6% in 1996 compared to 1995. The 1996 decreases were primarily due to lower wage expenses resulting from the 1995 early retirement programs and the deferral of a maintenance outage at the Duck Creek generating station until 1997. Typically, CILCO schedules a maintenance outage at one of its generating units each year but did not undertake such an outage in 1996. Pension expense also decreased in 1996 due to the lower cost of the 1996 early retirement program relative to the 1995 program. The decreases were partially offset by increased outside service expenses (see Competition), higher bad debt expense, and a one-time write-down for disposal of obsolete materials and supplies inventories. The 1995 increases were primarily due to the 1995 early retirement programs, power plant operation and maintenance expenses, and outside services, which were partially offset by decreased costs accrued for certain benefits provided to former or inactive employees.

The increases in depreciation and amortization expense in 1996 and 1995 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired.

The changes in income taxes in 1996 and 1995 were primarily the result of changes in pre-tax income.

CILCO GAS OPERATIONS

The following table summarizes gas operating revenue and expenses by component.

Components of Gas Operating Income  1996         1995           1994
                                          (In thousands)
Revenue:
Sale of gas                       $187,432       $142,619       $138,161
Transportation services              8,338          8,927         10,124
                                  --------       --------       --------
     Total revenue                 195,770        151,546        148,285
                                  --------       --------       --------
Cost of sales:
Cost of gas                        108,286         68,948         78,696
Revenue taxes                        7,500          6,623          7,190
                                  --------       --------       --------
     Total cost of sales           115,786         75,571         85,886
                                  --------       --------       --------
          Gross margin              79,984         75,975         62,399
                                  --------       --------       --------
Operating expenses:
Operation and  maintenance
  expenses                          35,160         36,443         33,511
Depreciation and
  amortization                      17,134         16,100         15,219
Income taxes                         6,972          5,292          1,564
Other taxes                          3,153          3,361          3,221
                                  --------       --------       --------
     Total operating
       expenses                     62,419         61,196         53,515
                                  --------       --------       --------
     Gas operating income         $ 17,565       $ 14,779       $  8,884
                                  ========       ========       ========

Gas gross margin increased 5% in 1996 compared to 1995. Residential and commercial sales volumes increased 7% and 21%, respectively, primarily due to colder weather during the heating season. Heating degree days were 7% higher in 1996 than in 1995. Commercial sales were also positively impacted by commercial customers switching back to CILCO system supply from gas transportation. A 1996 Illinois law which exempts certain customers from the state gross receipts tax on natural gas has made it economical for some gas transportation customers to resume purchasing gas from CILCO.

Gas gross margin increased 22% in 1995 compared to 1994. Gross margin was positively affected by a December 1994, 6.7% increase in overall gas base rates (see Note 10). Also, residential and commercial sales volumes increased 6% and 10%, respectively, primarily due to colder weather during the heating season. Heating degree days were 9% higher in 1995 than in 1994.

The cost of gas increased 57% in 1996 and decreased 12% in 1995, primarily due to changes in natural gas prices. These changes were passed through to customers via the PGA. Gas operation and maintenance expenses decreased 4% in 1996 and increased 9% in 1995. The decrease for 1996 was primarily due to lower wage expense resulting from the 1995 early retirement programs. Pension expense also decreased due to the lower cost of the 1996 early retirement program relative to the 1995 programs. The decreases were partially offset by increased outside service expenses and higher bad debt expense. The increase for 1995 was principally due to increased pension expenses resulting from the 1995 early retirement programs, increased outside services expenses and increased injury and damage claims. Decreased gas regulatory commission expenses partially offset the increases.

Revenue from gas transportation services decreased 7% in 1996 and 12% in 1995, while the volume of gas transported decreased 4% in 1996 and 10% in 1995. Transportation revenues for 1996 and 1995 declined primarily due to a continuing decline in the number of commercial transportation customers.
There were 179 commercial and industrial transportation customers in 1996 compared to 391 customers in 1995 and 567 in 1994. The 795 residential transportation customers added in 1996 as a result of the Power Quest gas residential pilot program generated $87,000 of transportation revenue in 1996 (see Competition).

During 1996 and 1995, CILCO utilized NYMEX (New York Mercantile Exchange) futures contracts to hedge CILCO-owned natural gas storage. For 1997, CILCO expects hedging activity to remain at 1996 levels (see Note 12).

Weather conditions, the ability of customers to purchase gas on the open market at competitive rates, the continuing trend toward more efficient gas appliances and overall economic conditions in CILCO's service area will affect future gas sales.

The increases in depreciation and amortization expenses in 1996 and 1995 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired.

The changes in income taxes in 1996 and 1995 were primarily the result of changes in taxable income.

CILCO OTHER INCOME AND DEDUCTIONS

Utility other income decreased in 1996 from 1995 primarily due to the sale in December 1995 of two parcels of land at the former R.S. Wallace electric generating plant site. Sales of additional parcels during 1996 partially offset this decrease. In 1994, CILCO entered into an agreement to sell the 95-acre site for $7 million. The sale of the remaining parcels at the site will close in 1998. Interest expense increased in 1996 from 1995 primarily due to a full year of interest expense on $36 million of medium-term notes issued during 1995, partially offset by interest on $16 million of long-term notes retired in February 1996.

Utility other income increased in 1995 from 1994 primarily due to the aforementioned sale of land at the former R.S. Wallace electric generating plant site. The after-tax gain from the sale was $2.1 million. Interest expense increased primarily due to the issuance of $36 million of secured medium-term notes (see Note 8) and an increase in short-term debt during 1995.

In 1994, disallowed gas plant costs, net of related income taxes, resulting from an ICC gas rate order, significantly increased CILCO's other deductions (see Note 10). The civil fine and other costs CILCO agreed to pay as a result of the U.S. Department of Justice and the U.S. Department of Transportation investigations also contributed to the increase in other deductions.

QST (Excluding ESE)

The following table summarizes the revenue and expenses for QST.

Components of QST Net Loss         1996
                             (In thousands)
Revenue:
Electric revenue                 $ 1,433
Gas revenue                       13,270
Other revenue                        132
                                 -------
     Total revenue                14,835
                                 -------
Cost of sales:
Cost of electricity                1,308
Cost of gas                       13,401
                                 -------
     Total cost of sales          14,709
                                 -------
          Gross margin               126
                                 -------
Other expenses:
General and administrative         6,594
Depreciation and amortization         83
Interest                              77
                                 -------
     Total other expenses          6,754
                                 -------
          Net loss before taxes   (6,628)
     Income taxes                 (2,630)
                                 -------
QST net loss                     $(3,998)
                                 =======

QST Enterprises Inc. was formed in December 1995 to facilitate CILCORP's expansion into non-regulated energy and related services businesses. QST's initial focus has been to compete against energy suppliers who participate in CILCO's Power Quest programs. QST will also compete against marketers to provide energy and services to customers of utilities and other energy providers which will offer, or be required to offer, similar retail competition programs and to sell energy to customers who may already have the ability to choose their energy supplier. QST provides a portfolio of non-regulated, energy-related products and services.

QST Energy's wholly-owned subsidiary, QST Energy Trading Inc. (QST Trading), is a wholesale natural gas and power marketer which purchases, sells and brokers energy and capacity at market-based rates to other marketers, including QST Energy, utilities and other customers. QST Energy and QST Trading currently have offices in Peoria, Chicago and Houston. Additional offices may be opened as the company continues to grow.

QST's net loss in 1996 was caused primarily by outside services and administrative and general expenses, including QST salaries, which are not being covered by revenues at this early stage of QST's development. Gas revenue in 1996 resulted primarily from wholesale sales of gas by QST Trading, while electric revenues were from participation by QST in Power Quest and a pilot program of another Illinois utility. Losses are expected to continue in 1997 but at a reduced level, as QST continues to develop its businesses. Revenues are anticipated to increase as the company grows through participation in additional pilot programs; retail sales of energy to other energy marketers, commercial and industrial customers; and wholesale natural gas and power marketing transactions.


ESE

The following table summarizes ESE's revenue and expenses.

Components of ESE Net Income (Loss)   1996           1995         1994
                                                (In thousands)
Environmental and
   engineering services
   revenue                            $86,497     $127,530     $132,799
Direct non-labor project costs         29,185       50,245       52,896
                                     --------     --------     --------
   Net revenue                         57,312       77,285       79,903
                                     --------     --------     --------
Expenses:
Direct salaries and other costs        30,375       38,624       39,720
General & administrative               30,198       30,153       29,319
Depreciation and amortization           5,069        5,646        5,867
                                     --------     --------     --------
Operating expenses                     65,642       74,423       74,906
                                     --------     --------     --------
Interest                                1,236        1,902        1,915
                                     --------     --------     --------
Income (loss) before income           (9,566)          960        3,082
taxes
Income taxes                          (3,567)          847        1,258
                                     --------     --------     --------
ESE net income (loss)                $(5,999)       $  113       $1,824
                                     ========     ========     ========

ESE incurs substantial direct non-labor project costs from the use of subcontractors on projects. These costs are passed directly to ESE's clients. As a result, a better measure of ESE's operating performance is net revenue, which is determined by deducting such direct non-labor project costs from gross revenues. Net revenue decreased by $20 million or 26% in 1996 compared to 1995 after decreasing by 3% in 1995 compared to 1994. The 1996 decrease was due to reduced levels of business caused by a variety of factors, including industry overcapacity resulting from changes in the regulatory climate at both the federal and state levels. The environmental industry has been affected by the delayed reauthorizations of air, water and toxic waste programs as both private clients and governmental agencies have postponed environmental clean-up programs in response to regulatory uncertainty. Furthermore, the delay in federal budget approvals for 1996 compounded the industry's condition. The continuing budget curtailment of all federal agencies, including the USEPA, resulted in slowdowns and significant delays in regulatory enforcement of existing programs.

These conditions have left the industry with excess capacity, resulting in increased competitive pressures. ESE significantly reduced its workforce during the past year from 1,099 employees at December 31, 1995 to 734 employees at December 31, 1996. ESE will continue to adjust its workforce to meet business volume.

Direct salaries and other costs reflect the labor and associated benefits costs of project and technical staff, excluding marketing time. Such costs consist of salaries and related fringe benefits, including employer-paid insurance, payroll taxes, vacations, sick leave, and retirement plan contributions. General and administrative expenses include non-billable employee time devoted to administration, marketing, proposals, supervision and professional development; supplies expense; and corporate administrative expenses.

Direct salaries and other costs decreased by $8 million or 21% in 1996, after decreasing by 3% in 1995. The decreases reflect ESE's adjustment of its staffing levels to respond to changing business conditions.

General and administrative expenses remained relatively constant in 1996 after increasing by 3% in 1995. ESE incurred significant losses on operations closed during the year including the Denver laboratory, the drilling operations, various consulting offices and as a result of the general downsizing of many operations. During 1996, severance and out-placement costs totaled $1.5 million, the write-off of assets totaled $1.5 million, fees for outside consulting and for technology marketing rights were $.7 million and other similar charges totaled $.6 million.

Depreciation and amortization expense declined by 10% in 1996 and by 4% in 1995 primarily due to the full amortization in early 1995 of a non-compete agreement associated with the acquisition of ESE and an increase in fully depreciated assets. Amortization expense continues for the Cost in Excess of Net Assets of Acquired Businesses, which is being amortized over 40 years.

Interest expense decreased by $.7 million or 35% in 1996 after remaining relatively constant in 1995 due to reduced borrowings from ESE's line of credit.

In September 1996 ESE sold Ordnance/Explosives Environmental Services, Inc.
(OES), one of its wholly-owned subsidiaries. OES completed a major contract in 1996, but was unsuccessful in winning sufficient contracts to maintain its profitability. The sale of OES resulted in an immaterial loss.

In 1997, management will continue to evaluate ESE's role in QST's and CILCORP's business strategy. ESE's future business activity and profitability will continue to be impacted by the level of demand for its services, which is affected by government funding levels, the enforcement of various federal and state statutes and regulations dealing with the environment and the use, control, disposal, and clean-up of hazardous wastes. The market for ESE's services is highly competitive; however, no single entity currently dominates the environmental and engineering consulting services marketplace. ESE also expects to provide certain technical services in support of QST's energy-related business strategy.

OTHER BUSINESSES

The following table summarizes Other Businesses revenue and expenses. Other Businesses results include income earned and expenses incurred at the Holding Company, CIM, CVI and non-operating interest income of CILCO.

Components of Other Businesses
Net Income (Loss)                     1996          1995          1994
                                               (In thousands)
Revenue:
Leveraged lease revenue             $5,933        $ 6,224        $ 6,907
Other revenue                        2,572          3,242          4,063
                                    ------        -------        -------
Total revenue                        8,505          9,466         10,970
                                    ------        -------        -------
Expenses:
Operating expenses                  11,657          5,064          5,527
Depreciation and
amortization                           198            203            214
Interest expense                     3,411          4,227          3,624
Income and other taxes              (3,076)           308            123
                                    ------        -------        -------
Total expenses                      12,190          9,802          9,488
                                    ------        -------        -------
Other businesses net income
  (loss)                           $(3,685)        $ (336)       $ 1,482
                                   =======         =======       =======

Leveraged lease revenues declined by 5% in 1996. Under generally accepted accounting principles pertaining to leveraged leases, revenues decline as the lease portfolio matures. During 1997 and future years, CIM expects leveraged lease revenues to decrease, absent any investment in new leases.

Other revenues decreased in 1996 due to a $1.3 million pre-tax loss resulting from a write-down of CIM Energy Investments Inc.'s (CEII) investment in the Energy Investors Fund, L.P. CEII, a subsidiary of CIM, holds a 3% limited partnership interest in this fund, which invests in non-regulated, non-utility facilities for the production of electricity or thermal energy. CIM's total investment in this fund was $5 million. Increased revenue from CILCORP Energy Services Inc. (CESI), a subsidiary of CVI, from the start and expansion of several business programs in 1996 partially offset this loss. These business programs include the sale of carbon monoxide sensors to utilities other than CILCO for resale to their customers and the sale of outdoor lighting to commercial businesses.

Operating expenses increased in 1996 primarily due to higher professional service fees related to corporate repositioning activities at the Holding Company and expenses related to the Caterpillar alliance (see Competition). Also contributing to the increase were higher operating expenses related to the leveraged lease investment portfolio in 1996 compared to 1995.

Interest expense decreased in 1996 due to lower average debt balances.

Income and other taxes decreased in 1996 primarily due to lower pre-tax earnings.

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

The financial statements have been audited by CILCORP's independent public accountants, Arthur Andersen LLP. Their audit was conducted in accordance with generally accepted auditing standards and included an assessment of selected internal accounting controls only to determine the scope of their audit procedures. The report of the independent public accountants is contained in this annual report.

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



T. D. Hutchinson
Controller

Report of Independent Public Accountants
To the Stockholders of CILCORP Inc.:

We have audited the accompanying consolidated balance sheets of CILCORP Inc. (an Illinois corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows, stockholders' equity and segments of business for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CILCORP Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Arthur Andersen LLP
Chicago, Illinois
January 27, 1997

Consolidated Statements of Income
CILCORP Inc. and Subsidiaries
For the Years Ended December 31       1996         1995          1994
                                (In thousands except per share amounts)
Revenue:
Electric                           $322,785     $326,198     $313,085
Gas                                 195,770      151,546      148,285
Non-Regulated Energy and Energy
  Services                           14,835       --           --
Environmental and Engineering
   Services                          86,497      127,530      132,799
Other Businesses                      8,505        9,466       10,970
                                   --------     --------     --------
   Total                            628,392      614,740      605,139
                                   --------     --------     --------
Operating Expenses:
Fuel for Generation and
   Purchased Power                  102,930      106,588      106,617
Gas Purchased for Resale            121,687      68,948       78,696
Other Operations and Maintenance    225,475      243,043      234,323
Disallowed Plant Cost of
   Regulated Subsidiary               --           --           7,522
Depreciation and Amortization        65,726       63,326       61,143
State and Local Revenue Taxes        22,004       20,866       20,485
Other Taxes                          15,277       16,844       16,640
                                   --------     --------     --------
   Total                            553,099      519,615      525,426
                                   --------     --------     --------
Fixed Charges and Other:
Interest Expense                     29,068       29,861       26,341
Preferred Stock Dividends
   of Subsidiary                      3,188        3,299        2,980
Allowance for Funds Used During
   Construction                         (90)        (514)      (1,040)
Other                                   679          623          666
                                   --------     --------     --------
   Total                             32,845       33,269       28,947
                                   --------     --------     --------
Income Before Income Taxes           42,448       61,856       50,766
Income Taxes                         14,505       23,274       18,180
                                   --------     --------     --------
   Net Income Available for
      Common Stockholders          $ 27,943     $ 38,582     $ 32,586
                                   ========     ========     ========
Average Common Shares
   Outstanding                       13,480       13,147       13,026
                                   ========     ========     ========
   Net Income Per Common Share        $2.07       $2.93        $2.50
                                   ========     ========     ========
   Dividends Per Common Share         $2.46       $2.46        $2.46
                                   ========     ========     ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Assets (As of December 31)                                   1996          1995
                                                             (In thousands)
Current Assets:
Cash and Temporary Cash Investments                       $   4,941    $  17,100
Receivables, Less Reserves of $2,600 and $2,223              78,309       68,479
Accrued Unbilled Revenue                                     39,851       42,842
Fuel, at Average Cost                                         7,643       11,596
Materials and Supplies, at Average Cost                      15,126       16,963
Gas in Underground Storage, at Average Cost                  24,723       13,592
Prepayments and Other                                        11,614       14,921
                                                         ----------   ----------
     Total Current Assets                                   182,207      185,493
                                                         ----------   ----------
Investments and Other Property:
Investment in Leveraged Leases                              133,030      127,141
Other Investments                                            21,807        7,316
                                                         ----------   ----------
   Total Investments and Other Property                     154,837      134,457
                                                         ----------   ----------
Property, Plant and Equipment:
Utility Plant, at Original Cost
   Electric                                               1,186,110    1,142,945
   Gas                                                      393,246      379,985
                                                         ----------   ----------
                                                          1,579,356    1,522,930
Less - Accumulated Provision for Depreciation               724,398      682,574
                                                         ----------   ----------
                                                            854,958      840,356
Construction Work in Progress                                15,092       44,749
Other, Net of Depreciation                                   21,554       25,416
                                                         ----------   ----------
     Total Property, Plant and Equipment                    891,604      910,521
                                                         ----------   ----------
Other Assets:
Cost in Excess of Net Assets of Acquired Businesses,
  Net of Accumulated Amortization of $4,997 and $4,293       23,141       23,845
Other                                                        33,904       24,987
                                                         ----------   ----------
     Total Other Assets                                      57,045       48,832
                                                         ----------   ----------
     Total Assets                                        $1,285,693   $1,279,303
                                                         ==========   ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Liabilities and Stockholders' Equity (As of December 31)
                                                          1996               1995
                                                              (In thousands)
Current Liabilities:
Current Portion of Long-Term Debt                      $   23,057     $    19,052
Notes Payable                                              27,900          47,100
Accounts Payable                                           63,434          44,550
Accrued Taxes                                               8,801           5,035
Accrued Interest                                           10,711          10,059
Purchased Gas Adjustment Over-Recoveries                      601           1,987
Other                                                      22,867          15,259
                                                       ----------      ----------
     Total Current Liabilities                            157,371         143,042
                                                       ----------      ----------
Long-Term Debt                                            320,666         344,113
                                                       ----------      ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes                                     235,239         241,603
Regulatory Liability of Regulated Subsidiary               68,565          62,714
Deferred Investment Tax Credit                             22,801          24,485
Other                                                      46,726          35,248
                                                       ----------      ----------
     Total Deferred Credits                               373,331         364,050
                                                       ----------      ----------
Preferred Stock of Subsidiary                              66,120          66,120
                                                       ----------      ----------
Stockholders' Equity: (See Statements on page 35)
Common Stock, no par value; Authorized
   50,000,000 shares - Outstanding 13,610,680 and
   13,335,606 shares                                      190,760         179,330
Retained Earnings                                         177,445         182,648
                                                       ----------      ----------
     Total Stockholders' Equity                           368,205         361,978
                                                       ----------      ----------
     Total Liabilities and Stockholders' Equity        $1,285,693      $1,279,303
                                                       ==========      ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Statements of Segments of Business
CILCORP Inc. and Subsidiaries
Operating Information For the Years Ended December 31
                                   1996           1995           1994
                                           (In thousands)
Regulated Utility Segment:
Electric Operations
Revenue                           $322,785      $326,198       $313,085
Expenses                           270,672       277,429        263,462
                                  --------      --------       --------
Operating Income                    52,113        48,769         49,623
Income Taxes                        19,576        17,975         19,925
                                  --------      --------       --------
Operating Income Before
  Income Taxes                    $ 71,689      $ 66,744       $ 69,548
                                  ========      ========       ========
Depreciation and Amortization     $ 42,530      $ 40,665       $ 39,130
                                  ========      ========       ========
Capital Expenditures              $ 28,032      $ 45,466       $ 66,537
                                  ========      ========       ========
Gas Operations
Revenue                           $195,770      $151,546       $148,285
Expenses                           178,205       136,767        139,401
                                  --------      --------       --------
Operating Income                    17,565        14,779          8,884
Income Taxes                         6,972         5,292          1,564
                                  --------      --------       --------
Operating Income Before
 Income Taxes                     $ 24,537      $ 20,071       $ 10,448
                                  ========      ========       ========
Depreciation and  Amortization
                                  $ 17,134      $ 16,100       $ 15,219
                                  ========      ========       ========
Capital Expenditures              $ 15,529      $ 24,043       $ 24,867
                                  ========      ========       ========

Major Customer For the Years Ended December 31
                             1996              1995               1994
Caterpillar Inc.
Electric Revenue      $37,724     11.7%   $40,109   12.3%   $41,422   13.2%
Gas Revenue             1,053       .5%     1,022     .7%     1,719    1.2%
                      -------     -----   -------    ----   -------    ----
     Total            $38,777      7.5%   $41,131    8.6%   $43,141    9.4%
                      =======     =====   =======    ====   =======    ====

Regulated Utility Identifiable Assets as of December 31
                                   1996            1995          1994
Electric                        $  721,468     $  735,463     $  718,431
Gas                                292,925        273,428        260,070
Other Utility Assets*               20,593         46,354         38,505
                                ----------     ----------     ----------
     Total Utility Assets       $1,034,986     $1,055,245     $1,017,006
                                ==========     ==========     ==========

*Other investments, miscellaneous accounts receivable, prepaid assets, deferred pension costs, and unamortized debt, discount, and expense The accompanying Notes to Financial Statements are an integral part of these statements.

Non-Regulated Energy and Energy Services Segment
For the Year Ended December 31                               1996
                                                        (In thousands)
Revenue                                                   $ 14,835
Expenses                                                    21,463
                                                          --------
Loss Before Income Taxes                                  $ (6,628)
                                                          ========
Capital Expenditures                                      $  2,447
                                                          ========

Non-Regulated Energy and Energy Services Identifiable
Assets as of December 31                                     1996
                                                        (In thousands)
Accounts Receivable and Unbilled Revenue                  $ 11,991
Cash and Temporary Cash Investments                            470
Property, Plant and Equipment                                2,385
Other Assets                                                   444
                                                          --------
Total Non-Regulated Energy and Energy Services Assets     $ 15,290
                                                          ========

Environmental and Engineering Services Segment
For the Years Ended December 31          1996          1995       1994
                                                  (In thousands)
Revenue                                  $ 86,497     $127,530    $132,799
Operating Expenses                         94,827      124,668     127,802
                                         --------     --------    --------
     Operating Income (Loss) Before
        Income Taxes                     $ (8,330)    $  2,862    $  4,997
                                         ========     ========    ========
Depreciation and Amortization            $  5,069     $  5,646    $  5,867
                                         ========     ========    ========
Capital Expenditures                     $    593     $  4,537    $  4,358
                                         ========     ========    ========

Environmental and Engineering Services
Identifiable Assets as of December 31       1996             1995        1994
Property, Plant and Equipment             $16,494         $21,961      $22,254
Cost in Excess of Net Assets of
   Acquired Businesses, Net of
   Amortization                            23,141          23,845       24,548
Accounts Receivable and Unbilled
   Revenue                                 28,825          37,238       42,199
Cash and Temporary Cash
  Investments                               2,130              --           --
Other Assets*                               8,612           4,908        4,463
                                          -------         -------      -------
   Total Environmental and
    Engineering Services Assets           $79,202         $87,952      $93,464
                                          =======         =======      =======

*Real estate held for resale and other current assets

Other Businesses Segment
For the Years Ended December 31           1996           1995         1994
Revenue                                   $ 8,505        $ 9,466      $10,970
Expenses                                   15,266          9,494        9,365
                                          -------        -------      -------
     Income (Loss) Before
       Income Taxes                       $(6,761)        $  (28)     $ 1,605
                                          =======        =======      =======

Other Businesses Identifiable
Assets as of December 31               1996          1995           1994
Leveraged Leases                      $133,030      $127,140      $120,961
Cash and Temporary Cash
   Investments                             680           544         1,179
Other Assets                            22,505         8,422         5,774
                                      --------      --------      --------
  Total Other Businesses Assets       $156,215      $136,106      $127,914
                                      ========      ========      ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows
CILCORP Inc. and Subsidiaries
For the Years Ended December 31            1996          1995            1994
                                                     (In thousands)
Cash Flows from Operating Activities:
Net Income Before Preferred Dividends   $ 31,131      $ 41,881      $ 35,566
                                        --------      --------      --------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
   Activities:
   Non-Cash Lease & Investment Income     (4,297)       (6,224)       (7,121)
   Depreciation and Amortization          65,726        63,326        61,143
   Disallowed Plant Cost of Regulated
     Subsidiary                            --            --            7,522
   Deferred Income Taxes, Investment
     Tax Credit and Regulatory
     Liability of Subsidiary, Net         (2,197)       (4,188)        5,745
Changes in Operating Assets and
   Liabilities:
   (Increase) Decrease in Accounts
      Receivable and Accrued Unbilled
      Revenue                             (6,839)      (15,068)          276
   (Increase) Decrease in Inventories     (5,341)        6,829           565
   Increase (Decrease) in Accounts
     Payable                              18,884        (7,402)        4,284
   (Increase) Decrease in Real Estate
     Held for Resale                      (4,576)          (60)       (2,351)
   (Increase) Decrease in Other Assets    (1,038)        9,419        (2,158)
   Increase in Other Liabilities          10,923         2,276         6,885
                                        --------      --------      --------
   Total Adjustments                      71,245        48,908        74,790
                                        --------      --------      --------
   Net Cash Provided by Operating
      Activities                         102,376        90,789       110,356
                                        --------      --------      --------
Cash Flows from Investing Activities:
Additions to Plant                       (46,741)      (74,046)      (95,762)
Purchase of Long-Term Investments         (4,713)       (1,617)          (11)
Proceeds from Sale of Long-Term
   Investments                               --            500         4,667
Other                                        461        (8,836)       (6,559)
                                         --------      --------      --------
     Net Cash (Used in) Investing
Activities                               (50,993)      (83,999)      (97,665)
                                        --------      --------      --------
Cash Flows from Financing Activities:
Net Increase (Decrease) in Short-Term
   Debt                                  (19,200)       17,700        (1,800)
Proceeds from Issuance of Long-Term
   Debt                                   --            36,473        22,000
Repayment of Long-Term Debt              (19,442)      (21,203)      --
Common Dividends Paid                    (33,142)      (32,308)      (32,063)
Preferred Dividends Paid                  (3,188)       (3,299)       (2,980)
Common Stock Issued                       11,430        11,343         2,325
Preferred and Common Stock Issuance
   Costs                                     --            --             (9)
                                        --------      --------      --------
     Net Cash Provided by (Used in)
         Financing Activities            (63,542)        8,706       (12,527)
                                        --------      --------      --------
Net Increase (Decrease) in Cash and
   Temporary Cash Investments            (12,159)       15,496           164
Cash and Temporary Cash Investments
   at Beginning of Year                   17,100         1,604         1,440
                                        --------      --------      --------
   Cash and Temporary Cash Investments
      at End of Year                     $ 4,941      $ 17,100      $  1,604
                                        ========      ========      ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
CILCORP Inc. and Subsidiaries
                                        Common Stock           Retained
                                   Shares          Amount      Earnings      Total
                                       (In thousands except share amounts)
Balance at December 31, 1993       12,971,501      $165,662   $176,214     $341,876
Common Stock Issued                    64,255         2,325                   2,325
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                      (32,063)     (32,063)
Preferred and Common Stock
   Issuance Costs                                                   (9)          (9)
Net Income                                                      32,586       32,586
                                   ----------      --------   --------     --------
Balance at December 31, 1994       13,035,756      $167,987   $176,728     $344,715
Common Stock Issued                   299,850        11,343                  11,343
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                      (32,308)     (32,308)
Additional Minimum Liability of
  Non-Qualified Pension Plan at
  December 31, 1995, net of
  $233 taxes                                                      (354)        (354)
Net Income                                                      38,582       38,582
                                   ----------      --------   --------     --------
Balance at December 31, 1995       13,335,606      $179,330   $182,648     $361,978
                                   ----------      --------   --------     --------
Common Stock Issued                   275,074        11,430                  11,430
Cash Dividend Declared on
   Common Stock ($2.46 per
   share)                                                      (33,142)     (33,142)
Additional Minimum Liability of
  Non-Qualified Pension Plan at
  December 31, 1996, net of
  $3 taxes                                                          (4)          (4)
Net Income                                                      27,943       27,943
                                   ----------      --------   --------     --------
Balance at December 31, 1996       13,610,680      $190,760   $177,445     $368,205
                                   ==========      ========   ========     ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CILCORP Inc. (CILCORP or the Holding Company), Central Illinois Light Company (CILCO), QST Enterprises Inc. (QST), Environmental Science & Engineering, Inc. (ESE) and CILCORP's other subsidiaries (collectively, the Company) after elimination of significant intercompany transactions. Formerly a CILCORP first-tier subsidiary, ESE became a subsidiary of QST effective October 29, 1996. Prior year amounts have been reclassified on a basis consistent with the 1996 presentation.

CILCORP is an investor-owned public utility holding company. CILCO, the Company's principal business subsidiary, is engaged in the generation, transmission, distribution and sale of electric energy in an area of approximately 3,700 square miles in central and east-central Illinois, and the purchase, distribution, transportation and sale of natural gas in an area of approximately 4,500 square miles in central and east-central Illinois. QST has three first-tier subsidiaries. QST Energy Inc. provides energy and energy-related services to a broad spectrum of retail and wholesale customers. QST Communications Inc. provides fiber optic and advanced Internet-based communication services and products. ESE provides engineering and environmental consulting, analysis and laboratory services and acquires and remediates environmentally impaired property for resale. Other CILCORP first-tier subsidiaries are CIM, which manages the Company's investment portfolio and CVI, which pursues investment opportunities in new ventures.

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

As a regulated public utility, CILCO is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). Regulatory increases and decreases, respectively, of assets and liabilities represent probable future increases and decreases, respectively, of revenues to CILCO resulting from the ratemaking action of regulatory agencies. Regulatory liabilities, consisting of deferred tax items, are approximately
$68.6 million and $62.7 million at December 31, 1996 and 1995, respectively (see Note 2). At December 31, 1996 and 1995, the regulatory assets included on the Consolidated Balance Sheets were as follows:



                                                       1996       1995
                                                       (In thousands)
Included in prepayments and other:
    Fuel and gas cost adjustments                    $ 9,658     $ 5,444
    Coal tar remediation cost - estimated
            current                                    1,071       1,500
    Gas transition costs                               1,022       2,268
                                                     -------     -------
          Current costs included in
            prepayments and other                     11,751       9,212
                                                     -------     -------
Included in other assets:
    Coal tar remediation cost, net of
      recoveries                                       2,839       4,222
    Regulatory tax asset                               4,777       3,232
    Gas transition costs                                  --       1,656
    Deferred gas costs                                 4,330       3,207
    Unamortized loss on reacquired debt                5,572       6,029
                                                     -------     -------
         Future costs included in other assets        17,518      18,346
                                                     -------     -------
              Total regulatory assets                $29,269     $27,558
                                                     =======     =======

If a portion of CILCO's operations is no longer subject to the provisions of SFAS 71, a write-off of related regulatory assets and liabilities would be required, unless some form of transition cost recovery continues through rates established and collected for CILCO's remaining regulated operations. In addition, CILCO would be required to determine any impairment to the costs recorded for deregulated plant and inventory assets.

OPERATING REVENUES, FUEL COSTS AND COST OF GAS

Electric, gas, and non-regulated energy and energy services revenues include service provided but unbilled at year end. Substantially all electric rates and gas system sales rates of CILCO include a fuel adjustment clause and a purchased gas adjustment clause, respectively. These clauses provide for the recovery of changes in electric fuel costs, excluding coal transportation, and changes in the cost of gas on a current basis in billings to customers. CILCO adjusts the cost of fuel and cost of gas to recognize over or under recoveries of allowable costs. The cumulative effects are deferred on the Balance Sheets as a current asset or current liability (see Regulation, above) and adjusted by refunds or collections through future billings to customers.

CONCENTRATION OF CREDIT RISK

CILCO, as a public utility, must provide service to customers within its defined service territory and may not discontinue service to residential customers when certain weather conditions exist. CILCO continually reviews customers' creditworthiness and requests deposits or refunds deposits based on that review. At December 31, 1996, CILCO had net receivables of $43.6 million, of which approximately $9.2 million was due from its major industrial customers.

See Note 6 for a discussion of receivables related to CILCORP Investment Management Inc.'s leveraged lease portfolio.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of Cash and Temporary Cash Investments, Other Investments, Preferred Stock with Mandatory Redemption and Notes Payable approximates fair value. The estimated fair value of the Company's Long-Term Debt, including current maturities, was $365 million at December 31, 1996, and $399 million at December 31, 1995, based on current market interest rates for other companies with comparable credit ratings, capital structures, and size.

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

COST IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESSES

Cost in Excess of Net Assets of Acquired Businesses is being amortized using the straight-line method over 40 years. The amortization is related to the acquisition of ESE and is a component of depreciation and amortization expense on the Consolidated Statements of Income.

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

Cash paid for interest and income taxes was as follows:

                                  1996          1995        1994
                                        (In thousands)
Interest                        $28,988       $27,615      $27,663
Income taxes                     13,572        32,673       13,103
                                -------       -------      -------

COMPANY-OWNED LIFE INSURANCE POLICIES

The following amounts related to Company-owned life insurance contracts, issued by one major insurance company, are included in Other Investments:

                                               1996       1995
                                               (In thousands)
Cash surrender value of contracts            $40,076   $35,135
Borrowings against contracts                 (37,948)  (33,211)
                                            -------    -------
   Net investment                            $ 2,128   $ 1,924
                                            =======    =======

Interest expense related to borrowings against Company-owned life insurance, included in "Other" on the Consolidated Statements of Income, was $2.7 million, $2.3 million and $2 million for 1996, 1995 and 1994, respectively.

NOTE 2 - INCOME TAXES

The Company uses the liability method to account for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Temporary differences occur because the income tax law either requires or permits certain items to be reported on the Company's income tax return in a different year than they are reported in the financial statements. CILCO has recorded a regulatory asset and liability to account for the effect of expected future regulatory actions related to unamortized investment tax credits, income tax liabilities initially recorded at tax rates in excess of current rates, the equity component of Allowance for Funds Used during Construction and other items for which deferred taxes had not previously been provided. The temporary differences related to the consolidated deferred income tax asset and liability at December 31, 1996, 1995, and 1994 were as follows:

December 31                           1996            1995             1994
                                            (In thousands)
Deferred tax assets:
   Regulatory tax liabilities       $68,565         $62,714          $61,742
   Other                             16,452          15,171           11,560
                                    --------        --------         --------
                                    $85,017         $77,885          $73,302
                                    --------        --------         --------

December 31                             1996              1995             1994
                                            (In thousands)
Deferred tax liabilities:
   Property, including
     allowance for funds used
     during construction            $214,356          $217,049          $216,304
   Leveraged leases                   97,964            93,566            88,308
   Regulatory tax assets               4,777             3,232             1,745
   Other                               3,159             5,641            13,760
                                    --------          --------          --------
                                    $320,256          $319,488          $320,117
                                    --------          --------          --------
   Net accumulated deferred income
     tax liability                 $ 235,239         $ 241,603          $246,815
                                    ========          ========          ========

The following table reconciles the change in the accumulated deferred income tax liability to the deferred income tax expense included in the income statement:

 December 31                            1996           1995
                                            (In thousands)
   Net change in deferred income
     tax liability per above
     table                          $(6,364)          $(5,212)
    Change in tax effects of income
     tax related regulatory assets
     and liabilities                  4,306              (515)
   Equity adjustment relating to
     early retirement program             3               233
   Other                                946               117
                                    --------          --------
   Deferred income tax benefit
     for the period                 $(1,109)          $(5,377)
                                    ========          ========

Income tax expenses were as follows:

December 31                      1996          1995         1994
                                             (In thousands)
Current income taxes
Federal                       $ 15,129      $25,024        $11,825
State                            2,169        5,320          2,238
                               -------       -------        -------
  Total current taxes           17,298       30,344         14,063
                               -------       -------        -------
Deferred income taxes, net
Property-related deferred
  income taxes                  (2,346)         516         (1,094)
Leveraged leases                 4,398        6,341          8,179
Unbilled revenue                   425       (2,982)           222
Gas take-or-pay settlements       (706)        (751)        (1,244)
Environmental remediation
  costs                           (642)         642            253
Pension expenses                (1,726)      (6,673)          (145)
Customer advances                  (40)      (1,467)          (143)
Other                             (472)      (1,003)          (218)
                               --------      -------        -------
   Total deferred income
           taxes, net           (1,109)      (5,377)         5,810
                               --------      -------        -------
Investment tax credit
  amortization                  (1,684)      (1,693)        (1,693)
                               --------      -------        -------
   Total income tax
     provisions                $14,505      $23,274        $18,180
                              ========      =======        =======

Total deferred income taxes, net, includes deferred state income taxes of $538,000, $(67,000) and $1,801,000 for 1996, 1995 and 1994, respectively.

The following table represents a reconciliation of the effective tax rate with the statutory federal income tax rate.

           Years Ended December 31               1996         1995        1994
Statutory federal income tax                   35.0%         35.0%       35.0%
                                               -----          -----      -----
Equity component of AFUDC not subject to
  taxation                                        --          (.1)        (.4)
Depreciation differences for which
  deferred taxes have not been provided          (3.4)        (2.0)      (1.6)
Amortization of investment tax credit            (4.0)        (2.7)      (3.3)
State income taxes                                4.8          5.9        5.3
Excess of book over tax basis of assets            .6           .4         .5
Preferred dividends of subsidiary and
  other permanent differences                     1.9          1.1        2.3
Tax provision adjustment                          (.4)          .5       (1.3)
Civil fine                                        --           --          .7
Other differences                                 (.3)         (.5)      (1.4)
                                                 -----        -----      ----
   Total                                          (.8)         2.6         .8
                                               -----          -----       ----
Effective income tax rate                      34.2%          37.6%      35.8%
                                               =====          ====        ====

NOTE 3 - POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS AND HEALTH CARE

CILCO has recorded a liability of approximately $1.4 million and $.9 million at December 31, 1996 and 1995, respectively, for benefits other than pensions or health care provided to former or inactive employees.

PENSION BENEFITS

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are covered by trusteed, non-contributory defined benefit pension plans. Benefits under these qualified plans reflect the employee's years of service, age at retirement and maximum total compensation for any consecutive sixty-month period prior to retirement. CILCO also has an unfunded nonqualified plan for certain employees.

Pension costs for the past three years were charged as follows:

                                          1996         1995        1994
                                                  (In thousands)
Operating expenses                      $ 9,700     $15,528       $2,637
Utility plant and other                     922         994        1,017
                                        -------      ------       ------
   Net pension costs                    $10,622     $16,522       $3,654
                                        =======      ======       ======

Provisions for pension expense reflect the use of the projected unit credit actuarial cost method. At December 31, 1996 and 1995, CILCO recognized an additional minimum liability on the Balance Sheets for the plan in which the accumulated benefit obligation exceeds the fair value of plan assets.

The components of net periodic pension costs follows:

                                                       1996         1995
                                                        (In thousands)

   Cost of pension benefits earned by employees   $ 4,998       $ 4,654
   Interest cost on projected benefit obligation   16,666        15,188
   Actual return on plan assets                   (34,173)      (50,816)
   Net amortization and deferral                   15,213        34,437
   Special termination benefits                     7,918        13,059
                                                  --------      --------
   Net pension costs                              $10,622      $ 16,522
                                                  =======      ========

During 1996 and 1995, CILCO recognized $7.9 million and $13.1 million, respectively, of net pension costs in accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". These amounts represented the costs associated with additional benefits extended in connection with voluntary early retirement programs.

Information on the funded status of plans in which assets exceed accumulated benefits follows:

Actuarial present value of benefit                     1996         1995
  obligation:                                          (In thousands)
   Vested benefits - employees' rights to receive
     benefits no longer contingent upon continued
     employment                                    $(191,301)    $(171,422)
   Non-vested benefits - employees' rights to
     receive benefits contingent upon continued
     employment                                      (11,293)      (15,266)
                                                    --------       --------
   Accumulated benefit obligation                   (202,594)     (186,688)
   Provisions for future pay increases               (30,224)      (47,058)
                                                     --------      --------
   Projected benefit obligation                     (232,818)     (233,746)
   Pension assets at fair market value               254,824       232,560
                                                    --------      --------
   Projected benefit obligation (greater) less
     than plan assets                                 22,006        (1,186)
   Unrecognized transition asset                      (5,787)       (6,675)
   Unrecognized prior service cost                     8,006         9,034
   Unrecognized net gain                             (33,488)       (3,338)
                                                     -------       --------
   Pension liability recorded on Balance Sheets     $ (9,263)     $ (2,165)
                                                     =======       ========

Information on the funded status of the plan in which accumulated benefits exceed assets follows:

Actuarial present value of benefit                     1996           1995
  obligation:                                             (In thousands)
   Vested benefits - employees' rights to receive
     benefits no longer contingent upon continued
     employment                                    $(1,938)      $(1,792)
   Non-vested benefits - employees' rights to
     receive benefits contingent upon continued
     employment                                       (169)         (132)
                                                     ------        ------
   Accumulated benefit obligation                   (2,107)       (1,924)
   Provision for future pay increases                 (515)         (765)
                                                    ------        ------
   Projected benefit obligation                     (2,622)       (2,689)

   Pension assets at fair market value                 --           --
                                                   -------       -------
   Projected benefit obligation greater than plan
    assets                                          (2,622)       (2,689)
   Unrecognized prior service cost                     495           536
   Unrecognized net loss                             1,111         1,352
   Additional minimum liability                     (1,091)       (1,123)
                                                    -------       -------
   Pension liability recorded on Balance Sheets    $(2,107)      $(1,924)
                                                    =======       =======

Significant assumptions used for calculations:      1996        1995
Discount rate                                      7.75%       7.25%
Expected rate of salary increase                   4.50%       4.50%
Expected long-term rate of return                  8.50%       8.50%

POSTRETIREMENT HEALTH CARE BENEFITS

Provisions for postretirement benefits expenses are determined under the accrual method of accounting.

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are currently covered by a trusteed, non-contributory defined benefit postretirement health care plan. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from CILCO after reaching age 55 with 10 or more years of service. ESE and QST do not provide health care benefits to retired employees.

Postretirement health care benefit costs were charged as follows:

                                            1996       1995       1994
                                                  (In thousands)
Operating expenses                         $5,096     $5,108      $5,253
Utility plant and other                     1,883      1,882       1,913
                                           ------     ------      ------
   Net postretirement health care
     benefit costs                         $6,979     $6,990      $7,166
                                           ======     ======      ======

Information on the plans' funded status follows:

                                                  1996         1995
                                                   (In thousands)
Components of net postretirement health care
  benefit costs:
     Service cost - benefits attributed
       to service during the period             $ 1,429          $ 1,302
     Actual return on plan assets                (4,290)          (5,936)
     Interest cost on accumulated
       postretirement health care
       benefit obligation                         4,545            4,795
     Amortization of transition
       obligation over 18.6 years                 2,858            2,858
     Other net amortization and
       deferral                                   1,441            3,971
     Special termination benefits                   996              --
                                                -------          -------
     Net postretirement health care
       benefit costs                            $ 6,979          $ 6,990
                                                =======          =======
  Actuarial present value of
     accumulated postretirement health
     care benefit obligation:
     Retirees                                  $(41,287)        $(36,646)
     Other fully eligible participants           (3,904)         (12,668)
     Other active participants                  (18,079)         (22,003)
                                                 -------         -------
     Accumulated postretirement health
       care benefit obligation                  (63,270)         (71,317)
     Plan assets at fair value                   39,601           33,157
                                                 -------         -------
     Accumulated health care benefit
       obligation greater than plan
       assets                                   (23,669)         (38,160)
     Unrecognized actuarial gain                (13,447)            (814)
     Unrecognized transition obligation          36,013           38,871
                                                 -------         -------
     Postretirement health care benefit
       liability recorded on Balance
       Sheets                                   $(1,103)         $  (103)
                                                =======          =======

For measurement purposes, the annual health care cost trend rate averaged 7.2% for 1996; the rate was assumed to decrease gradually to 5.7% by 2025 and remain at that level thereafter.

Increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1996, by $2.4 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1996 by $211,000. The discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1996, was 7.75% and at December 31, 1995, was 7.25%. The weighted average expected return on assets net of taxes was 8.1%, where taxes are assumed to decrease return by 0.4%.

NOTE 4 - CILCORP SHAREHOLDER RETURN INCENTIVE COMPENSATION PLAN

Under the Company's Shareholder Return Incentive Compensation Plan, adopted February 23, 1993, eligible key employees are entitled to receive shares of the Company's common stock at the end of a performance measurement period established by the Compensation Committee of the Company's Board of Directors to the extent that the Company achieves pre-established financial objectives set by the Committee for such period. Currently, the performance period is five years and shares are distributed based on comparisons of the Company's total shareholder return with a peer group of pre-selected utilities.

The year-end closing price was used to value the shares outstanding at the end of the year.

The following table is a summary of the status of the Company's Shareholder Return Plan as of December 31, 1996, 1995, and 1994, and changes during the years ending on those dates:

                                     1996            1995              1994
                                        Market            Market            Market
                                Shares   Price    Shares   Price    Shares   Price
Performance Shares
Outstanding at beginning of
   year                         26,000 $42 3/8     9,000 $32 1/8    9,000   $37 1/2
Distributed                         --      --    20,000  32 1/8        --      --
Exercised                           --      --        --      --        --      --
Forfeited                       (3,333) 36 5/8    (3,000) 42 3/8        --      --
                                ------            ------             -----
Outstanding at end of year      22,667  36 5/8    26,000  42 3/8    9,000    32 1/8
                                ======            ======             =====
Shares distributable at
   year-end                         --                --                --
Weighted-average fair value
  of shares granted during
  the year                                  --           $32 1/8                --

NOTE 5 - SHORT-TERM DEBT

Short-term debt at December 31, 1996, consisted of $18 million of Holding Company bank borrowings and $9.9 million of CILCO commercial paper. Short-term debt at December 31, 1995, included $22.5 million of Holding Company bank borrowings and $24.6 million of CILCO commercial paper.

The Holding Company had arrangements for bank lines of credit totaling
$50 million at December 31, 1996, of which $18 million was used. These lines were maintained by commitment fees of 1/8 of 1% per annum in lieu of balances. The Company also had a $5 million discretionary bank line at the end of 1996, which was unused.

CILCO had arrangements for bank lines of credit totaling $20 million at December 31, 1996, all of which were unused. These lines of credit were maintained by commitment fees of 1/20 of 1% per annum in lieu of balances. These bank lines of credit support CILCO's issuance of commercial paper.

At December 31, 1996, ESE had a $10 million bank line of credit, of which $4.4 million was committed at year end to collateralize performance bonds issued in connection with ESE projects.

NOTE 6 - LEVERAGED LEASE INVESTMENTS

The Company, through subsidiaries of CILCORP Investment Management Inc. (CIM), is a lessor in seven leveraged lease arrangements under which mining equipment, electric production facilities, warehouses, office buildings, passenger railway equipment and an aircraft are leased to third parties. The economic lives and lease terms vary with the leases. CIM's share of total equipment and facilities cost was approximately $305 million at December 31, 1996 and 1995.

The cost of the equipment and facilities owned by CIM is partially financed by non-recourse debt provided by lenders, who have been granted, as their sole remedy in the event of a lessee default, an assignment of rents due under the leases and a security interest in the leased property. Such debt amounted to $208 million at December 31, 1996, and $216 million at December 31, 1995. Leveraged lease residual value assumptions, which are conservative in relation to independently appraised residual values of the lease portfolio, are tested on a periodic basis. CIM's net investment in leveraged leases at December 31, 1996 and 1995 is shown below:

                                                1996           1995
                                                 (In thousands)
Minimum lease payments receivable             $122,669      $122,713
Estimated residual value                        94,368        94,368
Less:  Unearned income                          84,007        89,940
                                              --------      --------
Investment in lease financing
receivables                                    133,030       127,141
Less:  Deferred taxes arising from
   leveraged leases                             97,964        93,566
                                              --------      --------
     Net investment in leveraged leases       $ 35,066      $ 33,575
                                              ========      ========

NOTE 7 - PREFERRED STOCK

PREFERRED STOCK OF SUBSIDIARY

At December 31                                1996             1995
                                                 (In thousands)
Preferred stock, cumulative
$100 par value, authorized 1,500,000 shares
   Without mandatory redemption
   4.50% series - 111,264 shares             $11,126           $11,126
   4.64% series - 79,940 shares                7,994             7,994
Class A, no par value, authorized
  3,500,000 shares
   Flexible auction rate - 250,000
    shares (a)                                25,000            25,000
   With mandatory redemption
   5.85% series - 220,000 shares              22,000            22,000
                                             -------           -------
        Total preferred stock                $66,120           $66,120
                                             =======           =======

(a) Dividend rates at December 31, 1996 and 1995, were 3.936% and 4.40%, respectively.

All classes of preferred stock are entitled to receive cumulative dividends and rank equally as to dividends and assets, according to their respective terms.

The total annual dividend requirement for preferred stock outstanding at December 31, 1996, is $3.1 million, assuming a continuation of the auction dividend rate at December 31, 1996, for the flexible auction rate series.

PREFERRED STOCK WITHOUT MANDATORY REDEMPTION

The call provisions of preferred stock redeemable at CILCO's option outstanding at December 31, 1996, are as follows:


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

PREFERRED STOCK OF HOLDING COMPANY

No Par Value, Authorized 4,000,000 shares, of which none were outstanding at December 31, 1996 and 1995.

COMMON STOCK RIGHTS

On October 29, 1996, the Board of Directors of CILCORP authorized and declared a dividend distribution of one right for each share of common stock of the Company to stockholders of record at November 12, 1996, and for each share of common stock issued thereafter. Each right gives the stockholder the right to purchase one one-hundredth of a share of preferred stock of the Company for $100, subject to the conditions set forth in the agreement governing the rights plan.

NOTE 8 - LONG-TERM DEBT

At December 31                                  1996           1995
                                                    (In thousands)
CILCO first mortgage bonds
   5 1/2% series due 1997                    $    --        $20,000
   7 1/2% series due 2007                     50,000         50,000
   8 1/5% series due 2022                     65,000         65,000
Medium-term notes
   5.7% series due 1998                       10,650         10,650
   6.4% series due 2000                       30,000         30,000
   6.82% series due 2003                      25,350         25,350
   6.13% series due 2005                      16,000         16,000
   7.8% series due 2023                       10,000         10,000
   7.73% series due 2025                      20,000         20,000
Pollution control refunding bonds
   6.5% series F due 2010                      5,000          5,000
   6.2% series G due 2012                      1,000          1,000
   6.5% series E due 2018                     14,200         14,200
   5.9% series H due 2023                     32,000         32,000
                                            --------       --------
                                             279,200        299,200
Unamortized premium and discount on
  long-term debt, net                          (761)          (803)
                                            --------       --------
     Total CILCO                            $278,439       $298,397
                                            --------       --------
CILCORP Lease Management Inc. Unsecured
  financial institution borrowings;
  interest rate of 9.55%; matures in
  1997                                           --           3,000
CILCORP Inc.
Unsecured medium-term notes; varying in term from
  2 years to 6 years; interest rates ranging from 8.33%
  to 9.10%                                    42,000         42,000
Other                                            227            716
                                            --------       --------
   Total long-term debt                     $320,666       $344,113
                                            ========       ========

CILCO's first mortgage bonds are secured by a lien on substantially all of its property and franchises. Unamortized borrowing expense, premium and discount on outstanding long-term debt are being amortized over the lives of the respective issues.

Total consolidated maturities of long-term debt for 1998-2001 are $22 million, $13 million, $30 million and $18 million, respectively.

The 1997 and 1996 maturities of long-term borrowings have been classified as current liabilities.

NOTE 9 - COMMITMENTS & CONTINGENCIES

CILCO's 1997 capital expenditures are estimated to be $53.2 million, in connection with which CILCO has normal and customary purchase commitments at December 31, 1996.

CILCO, ESE and QST act as self-insurers for certain insurable risks resulting from employee health and life insurance programs.

QST, through ESE Land, expects to spend $8.3 million in 1997 to acquire land for remediation and resale ($5 million of which it expects to finance with non-recourse debt). Additional capital expenditures for 1997 are estimated to be $10.6 million for QST Energy, $3.3 million for QST Com, and $1.4 million for ESE, in connection with which QST has normal and customary purchase commitments at December 31, 1996.

In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company (CIPS). This agreement provides for a minimum contract delivery rate from CIPS of 80 megawatts (MW) of capacity through May 1997, then increasing to 90 MW until the contract expires in 1998.

In March 1995, CILCO and CIPS renegotiated a limited-term power agreement reached in November 1992. This agreement, which now expires in May 2009, provides for CILCO to purchase up to 150 MW of CIPS' capacity from June 1998 through May 2002, and 50 MW from June 2002 through May 2009. This renegotiated agreement was subject to the ICC's final approval of CILCO's 1995 electric least cost energy plan, which was granted on May 8, 1996.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations, Environmental Matters (regarding former gas manufacturing sites) for a discussion of that item.

NOTE 10 - RATE MATTERS

In December 1994, the ICC issued a rate order designed to grant CILCO a $10.6 million, or 6.7% annual increase in gas base rate revenues. The new rates, designed to yield an 11.82% return on common equity and a 9.24% return on rate base, were effective in December 1994.

In mid-1992, after a significant number of leaks were detected in CILCO's Springfield cast iron gas distribution system, CILCO began a detailed examination of its Springfield gas distribution system and related operating practices and procedures. CILCO thereafter began an aggressive program to renew its Springfield gas cast iron main system. This project was completed in November 1995.

As a part of the 1994 rate order, the ICC disallowed approximately $7.5 million of CILCO's $24 million investment in the Springfield cast iron main renewal project. To reflect the disallowance, CILCO recorded a pre-tax charge of approximately $7.5 million ($4.5 million after tax) against 1994 earnings.

In September 1994, CILCO entered into a federal court civil consent decree with the US Department of Justice (DOJ) which concluded investigations by the DOJ and US Department of Transportation (DOT) of CILCO's Springfield gas operations. As a part of the settlement with the DOJ, CILCO accepted adjustments recommended by the ICC staff which resulted in a net disallowance from CILCO's gas rate base of approximately $4.5 million of the cost of the Springfield cast iron main renewal project. This charge is part of the $7.5 million disallowance included in the December 1994 rate order. In addition to the rate base disallowance, CILCO agreed to pay an $844,000 civil fine to the United States and agreed to reimburse the ICC, the DOT and the DOJ $156,000 for the costs of their investigations. CILCO also agreed to underwrite the reasonable expense of an outside expert, selected by the ICC, to examine CILCO's gas operations manuals and systems to ensure they are in compliance with all applicable statutes and regulations. The audit was completed in October 1995 at a total cost of $356,000.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations, Competition and Environmental Matters for a discussion of other gas and electric rate matters.

NOTE 11 - LEASES

The Company and its subsidiaries lease certain equipment, buildings and other facilities under capital and operating leases. Several of the operating leases provide that the Company pay taxes, maintenance and other occupancy costs applicable to these premises.

Minimum future rental payments under non-cancellable capital and operating leases having remaining terms in excess of one year as of December 31, 1996, are $26.8 million in total. Payments due during the years ending December 31, 1997, through December 31, 2001, are $7.8 million, $6.9 million, $5.4 million, $3.4 million and $2.5 million, respectively.

NOTE 12 - DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS

During 1996 and 1995, CILCO utilized NYMEX (New York Mercantile Exchange) futures contracts to hedge approximately 19% and 3%, respectively, of owned natural gas storage. The purpose of the pilot program is to provide a higher level of natural gas price stability for CILCO's natural gas customers and reduce the cost of natural gas injected into CILCO owned storage fields. The program includes investments in derivatives such as futures, options and swap agreements. CILCO does not trade these financial instruments and accounts for them as hedges under SFAS No. 80, "Accounting for Futures Contracts." Any gains or losses from these financial instruments are reflected as adjustments to Gas in Underground Storage on the balance sheets. As natural gas is withdrawn from storage, gains or losses are passed to customers through the purchased gas adjustment clause, which is included in Gas Purchased for Resale on the income statement.

NOTE 13 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following quarterly operating results are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's operating results for the periods indicated. The results of operations for each of the fiscal quarters are not necessarily comparable to, or indicative of, the results of an entire year due to the seasonal nature of the Company's business and other factors.

For the Three Months Ended  March 31      June 30    September 30   December 31
                            (In thousands except per share amounts)
1996
Revenue                        $177,986     $129,708     $138,562      $182,136
Income before income taxes       16,984        3,767       20,031         1,666
Net income                       10,394        2,527       12,472         2,550
Earnings per average
   common share                $    .78     $    .19     $    .92      $    .18


1995
Revenue                        $170,587     $132,490     $157,574      $154,089
Income before income taxes       18,833        8,890       32,031         2,102
Net income                       11,473        5,677       19,435         1,997
Earnings per average
  common share                     $.88         $.43        $1.47          $.15