Form 10-K405, Exhibit 13
period 1996-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1997-03-21
CIK 762129, 18651

[DESCRIPTION] Graph Data attached to EXHIBIT 13

Information related to the nine graphs included in the CILCORP Inc. Annual Report in Management's Discussion and Analysis and Financial Statements follows.

A bar graph titled "Fixed Charge Coverage (Scale: # of Times)" depicting the following information appears in the left hand column on Page 16 of Management's Discussion and Analysis.

      1992        2.4
      1993        2.4
      1994        2.6
      1995        2.7
      1996        2.1

A bar graph titled "Utility Plant Expenditures (Scale: $ Millions)" depicting the following information appears in the right hand column on page 17 of Management's Discussion and Analysis.

      1992        62
      1993        73
      1994        91
      1995        70
      1996        44

A bar graph titled "Electric Sales (Scale: Millions of kilowatt-hours)" depicting the following information appears in the left hand column on page 22 of Management's Discussion and Analysis. Each bar consists of four sections which build on one another.

                      1996     1995     1994     1993     1992

BAR 1 RESIDENTIAL     1,713    1,783    1,672    1,664    1,508
BAR 2 COMMERCIAL      1,564    1,537    1,470    1,396    1,327
  CUMULATIVE          3,277    3,320    3,142    3,060    2,835
BAR 3 INDUSTRIAL      2,123    2,325    2,303    2,238    2,120
  CUMULATIVE          5,400    5,645    5,445    5,298    4,955
BAR 4 OTHER             772      270      390      234      457
  CUMULATIVE          6,172    5,915    5,835    5,532    5,412


A bar graph titled "Cooling Degree Days Per Year Compared to Normal" depicting the following information appears in the left hand column on page 22 of Management's Discussion and Analysis. A horizontal bar depicting normal cooling days is shown at approximately 1,059 days.

      1992         811.5
      1993       1,056.0
      1994       1,104.0
      1995       1,222.0
      1996         909.0

A bar graph titled "Gas Sales (Scale: Millions of mcf)" depicting the following information appears in the left hand column on page 24 of Management's Discussion and Analysis. Each bar consists of three sections which build on one another.

                       1996    1995     1994     1993     1992

BAR 1 RESIDENTIAL      21,547 20,080   18,929   20,263   18,427
BAR 2 COMMERCIAL        8,948  7,374    6,686    6,748    6,205
  CUMULATIVE           30,495 27,454   25,615   27,011   24,632
BAR 3 INDUSTRIAL        1,659  1,242    1,186      756      960
  CUMULATIVE           32,154 28,696   26,801   27,767   25,592


A bar graph titled "Heating Degree Days Per Year Compared to Normal" depicting the following information appears in the left hand column on page 24 of Management's Discussion and Analysis. A horizontal bar depicting normal heating degree days is shown at approximately 5,930 days.

      1992       5,320.0
      1993       5,882.0
      1994       5,443.5
      1995       5,920.5
      1996       6,321.0

Two pie charts titled "Consolidated Assets by Segment" as percentage of the whole by year are printed on page 30 below the Asset portion of the Balance Sheets.

                          1996       1996          1995     1995
Electric                 734,004    57.1%        763,275    59.9%
Gas                      300,982    23.4%        291,970    22.6%
Non-Regulated Energy &
  Energy Services         15,290     1.2%          --        --
Environmental and
  Engineering Services    79,202     6.2%         87,952     6.9%
Other                    156,215    12.1%        136,106    10.6%
Total                  1,285,693   100.0%      1,279,303   100.0%


Two pie charts titled "Consolidated Capitalization Including Short-Term Debt" as percentages of the whole by year are printed on page 31 below the Liability portion of the Balance Sheets.

                     1996     1996      1995     1995
S-T Debt             50,957    6%      66,152       8%
L-T Debt            320,666   40%     344,113      41%
Preferred Stock      66,120    8%      66,120       8%
Common Stock        368,205   46%     361,978      43%
Total               805,948  100%     838,363     100%


Three pie charts titled "Consolidated Revenue by Component" as percentages of the whole by year is printed on page 32 below the Statements of Segments of Business.

                            1996    1996    1995    1995     1994   1994
Electric                   322,785   51%   326,198   53%   313,085   52%
Gas                        195,770   31%   151,546   24%   148,285   24%
Non-Regulated Energy &
  Energy Services           14,835    2%     --      --      --      --
Environmental and
  Engineering Services      86,497   14%   127,530   21%   132,799   22%
Other                        8,505    2%     9,466    2%    10,970    2%
Total                      628,392  100%   614,740  100%   605,139  100%