Form 10-K405, Exhibit 13
period 1997-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1998-03-18
CIK 762129, 18651

Management's Discussion and Analysis of Financial Condition and Results of Operations

The financial condition and operating results of CILCORP Inc. and its subsidiaries (the Company) primarily reflect the operations of Central

Illinois Light Company (CILCO) and QST Enterprises Inc. (QST), the Company's

principal business subsidiaries.  The Other Businesses segment includes the operations of the holding company itself (Holding Company), its investment subsidiary, CILCORP Investment Management Inc. (CIM), and its venture capital subsidiary, CILCORP Ventures Inc. (CVI).



CILCO is a regulated public utility engaged in the generation, transmission and distribution of electric energy and the purchase, transportation and distribution of natural gas in Central Illinois.



QST, formed in December 1995, provides energy and energy-related services to a broad spectrum of retail and wholesale customers through its subsidiary,

QST Energy Inc. (QST Energy) which began operations in 1996.  QST also provides fiber optic telecommunications services through QST Communications

Inc. (QST Communications).  QST's operations also include those of QST

Environmental Inc. (QST Environmental), a former first-tier CILCORP subsidiary which became a QST subsidiary in October 1996.  QST

Environmental's results are reported as a separate business segment from

QST's energy and telecommunications operations.



QST Environmental is an environmental consulting and engineering firm serving governmental, industrial and commercial customers.  During the fourth quarter of 1997, QST Environmental completed the sale of substantially all the assets of ESE Land Corporation (ESE Land), a wholly-

owned subsidiary, which acquired environmentally impaired property for remediation and resale.

                                   OVERVIEW

Contributions to the Company's earnings per share for the last three calendar years are shown below:

                                 1997           1996          1995
CILCO (excluding
  extraordinary item)            $3.39          $3.11         $2.97
CILCO Extraordinary Item           .30             --            --
QST (excluding QST
  Environmental)                  (.72)          (.30)           --
QST Environmental
  (excluding discontinued
  operations)                    (1.78)          (.43)         (.04)
QST Environmental
  Discontinued Operations          .19           (.01)          .05
Other Businesses                  (.18)          (.30)         (.05)
                                 -----          -----         -----
  Earnings Per Common
   Share - Basic and
   Diluted                       $1.20          $2.07         $2.93
                                 =====          =====         =====

CILCO's earnings before the extraordinary item increased by 9% in 1997 primarily due to a decline in operations and maintenance expense.  Results for 1996 included a $5.4 million after-tax charge ($.40 per share) related to an early retirement program (see CILCO's Early Retirement Programs).

Decreased residential gas sales resulting from warmer weather during the heating season and increased power plant maintenance expense due to a scheduled outage at the Duck Creek generating station partially offset the decline in expenses associated with the early retirement program.  CILCO's

1997 earnings included a credit of $4.1 million ($.30 per share) for an after-tax extraordinary item related to the write-off of regulatory assets and liabilities associated with electric generating plant (see Note 1).



CILCO's earnings increased by 5% in 1996 compared to 1995.  Electric gross margin increased by 1%, while gas gross margin increased by 5% due to increased sales resulting from colder weather during the heating season.

Other factors contributing to CILCO's favorable results were decreased operating expenses due to the deferral of a maintenance outage at a generating station, lower wage expense due to the 1995 early retirement program, and a lower after-tax charge related to the 1996 early retirement program compared to the 1995 program.  These favorable items were partially offset by increased outside services costs and a write-off of inventory.



Earnings for 1995 include a $7.8 million ($.59 per share) after-tax charge related to CILCO's 1995 early retirement programs, partially offset by the sale of two parcels of land at the former R.S. Wallace electric generating plant site which generated an after-tax gain of $2.1 million, or $.16 per share.



QST's earnings are reflective of a company in the early stages of development.  Negative natural gas gross margin, primarily caused by gas trading activities, contributed $(.21) to QST's net loss in 1997, while a negative gross margin from retail operations in electric deregulation pilot programs contributed an additional $(.04) loss.  General and administrative expenses increased due to growing retail and wholesale operations.



QST Environmental's net revenues decreased by $11 million or 19% in 1997 due primarily to continuing industry overcapacity resulting from changes in the regulatory climate at both the federal and state levels.  Operating expenses decreased by $16.6 million as employment and administrative and general expenses were reduced to reflect the decline in business.  The 1997 net loss of $1.78 includes a $22.6 million ($1.66 per share) write-off of goodwill (see Note 1).  QST Environmental realized an after-tax gain on discontinued operations of $2.7 million ($.19 per share) due to the sale of substantially all the assets of ESE Land.



In addition to the effect of reduced levels of business related to industry overcapacity, QST Environmental's earnings declined in 1996 due to charges related to the downsizing or closing of operations, including the Denver laboratory, the drilling operations and certain consulting offices.



Other Businesses results improved in 1997 due to a $.5 million after-tax gain resulting from CIM's share in the sale of one of the facilities of the

Energy Investors Fund, L.P., in which CIM has a 3% interest.  Increased tax credits from affordable housing investments, a decline in Holding Company costs related to corporate repositioning, and increased leveraged lease income from CIM's investment in a new lease also contributed to improved results, partially offset by increased costs related to services provided to Caterpillar Inc. (see Competition).



Other Businesses results declined in 1996 due to the write-down of an investment held by CIM, increased Holding Company costs relating to corporate repositioning and costs related to services provided to

Caterpillar Inc. (see Competition).  Also, revenue from CIM's lease portfolio was lower in 1996 compared to 1995 due to the normal maturation of the lease portfolio.



The following table summarizes each business segment's contribution to net income (see Results of Operations for further discussion).

                                     1997         1996        1995
                                            (In thousands)
Electric operating income           $54,637      $52,113     $48,769
Gas operating income                 18,675       17,565      14,779
                                    -------      -------     -------
Total utility operating income       73,312       69,678      63,548
Utility interest expense and other  (27,305)     (28,053)    (24,743)
Utility extraordinary item            4,100        --          --
Non-regulated energy and energy
  services net loss                  (9,843)      (3,998)      --
Environmental and engineering
  services loss from continuing
  operations                        (24,229)      (5,803)       (528)
QST Environmental Discontinued
   Operations net income (loss)       2,658         (196)        641
Other Businesses net loss            (2,298)      (3,685)       (336)
                                    -------      -------     -------
   Net income                       $16,395      $27,943     $38,582
                                    =======      =======     =======


Return on average common equity was 4.5% in 1997 compared to 7.7% in 1996 and 11% in 1995.  Without the effects of the CILCO extraordinary item and the goodwill write-off, return on equity would have been 9.5%.  The ratio of common equity to total capitalization, including short-term debt, was

44% in 1997, 46% in 1996, and 43% in 1995.  The fixed charge coverage ratio decreased to 1.8 in 1997 (2.3 without the extraordinary item and the goodwill write-off) compared to 2.1 in 1996 and 2.7 in 1995.



Inflation may have a significant impact on the Company's future operations and its ability to contain costs.  To help protect CILCO from the effects of inflation, substantially all electric and gas sales rates include a fuel adjustment clause (FAC) or a purchased gas adjustment (PGA) to provide for changes in electric fuel costs, excluding coal transportation, and changes in the cost of natural gas (see Competition).  Over the past five years,

the annual rate of inflation, as measured by the Consumer Price Index, has ranged from 2.4% to 3.0%.



                          Forward-Looking Information

Forward-looking information is included in Management's Discussion and

Analysis of Financial Condition and Results of Operations (MD&A).  Certain

material contingencies are also described in Note 9 to the Consolidated

Financial Statements.



Some important factors could cause actual results or outcomes to differ materially from those discussed in MD&A.  The business and profitability of

CILCORP and its subsidiaries are influenced by economic and geographic factors, including ongoing changes in environmental laws, regulations and policies which affect demand for QST Environmental's services; weather conditions; the extent and pace of development of competition for retail and wholesale energy customers; pricing and transportation of commodities; market demand for energy and for environmental consulting and analytical services;

inflation; capital market conditions; and environmental protection and compliance costs.  Prevailing governmental policies, statutory changes, and regulatory actions with respect to rates, industry structure and recovery of various costs incurred by CILCO in the course of business affect its earnings.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and to a significant degree are beyond the control of CILCORP and its subsidiaries.  CILCORP and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, assumptions or other factors.


                        CAPITAL RESOURCES AND LIQUIDITY

The Company believes that internal and external sources of capital which are or are expected to be available to the Holding Company and its subsidiaries will be adequate during the coming year to fund its capital expenditures,

pay its financial obligations, meet working capital needs and retire or refinance debt as it matures. The Company's long-term ability to pay dividends depends upon the ability of its subsidiaries to generate cash from their operations, future business conditions, earnings, and the financial condition of the Company.



THE COMPANY



The Company did not issue any new shares of common stock during 1997, but issued 275,074 shares of common stock during 1996 at an average price of

$41.55 through the CILCO Employees' Savings Plan and the CILCORP Inc.

Investors Choice Automatic Reinvestment and Stock Purchase Plan.  Depending

on market conditions and corporate needs, the Company may issue additional shares of common stock in the future. The proceeds from any newly-issued stock have been, and will continue to be, used to retire CILCORP short-term debt, to meet working capital and capital expenditure requirements at subsidiaries other than CILCO, and for other corporate purposes.



CILCORP is currently authorized by its Board of Directors to borrow up to

$60 million on a short-term basis.  The Company had $60 million and $50 million of committed bank lines at the end of 1997 and 1996, respectively.

At December 31, 1997, $40.9 million of the lines were used, compared to $18 million in use at December 31, 1996.



The Company had $42 million of medium-term notes outstanding at year-end and may issue an additional $27 million under its existing medium-term note program to retire maturing debt and to provide funds for other purposes.

CILCO

In 1997, CILCO spent $55.1 million for capital additions and improvements,

consisting primarily of replacements and improvements to the existing electric transmission and distribution and natural gas distribution systems. Estimated 1998 capital expenditures are $51.1 million, including

$9.8 million for electric energy supply and transmission projects, $.3 million for gas supply and transmission projects, $26.7 million for electric and gas distribution system improvements, and $11.7 million for information technology projects.  Estimated total 1999 capital expenditures are $51.7 million.  Included in 1998 information technology projects is replacement of existing computer software containing two digit date fields which will not be able to distinguish the year 2000 from the year 1900.

Modifications of existing programs will be expensed as incurred, while expenditures for programs replaced in their entirety will be capitalized.

Management continues to evaluate CILCO's computer software systems and does not currently believe that Year 2000 issues will materially impact CILCO's operations.  Actual capital expenditures may vary from these estimates due to a number of factors, including changes in costs of labor, equipment,

capital, environmental regulations, and load growth estimates.





CILCO's short-term debt increased to $21.3 million at December 31, 1997,

from $9.9 million at December 31, 1996.  CILCO expects to issue commercial paper periodically during 1998, and is currently authorized by its Board of

Directors to issue up to $66 million of short-term debt.  At December 31,

1997, committed bank lines of credit totaled $30 million, all of which were unused except in support of commercial paper issuance.  During 1998, CILCO expects the support of commercial paper issuance to be the sole use of these bank lines of credit.



CILCO retired $16 million and $20 million of first mortgage bonds in February

1996 and March 1997, respectively.  CILCO plans to finance its 1998 and 1999 capital expenditures with funds provided by operations and external sources of capital.  Future funds provided by operations may be affected by the deregulation of the electric and natural gas utility industries (see

Competition).



QST (Excluding QST Environmental)



Capital expenditures totaled approximately $5.4 million for 1997, and are estimated to be $8.7 million for 1998, primarily for construction of fiber optic and other communication facilities by QST Communications.  Working capital balances increased by approximately $4.9 million in 1997 with the expansion of QST Energy's business and are expected to increase in 1998 with continued business expansion.  QST expects to finance capital expenditures and working capital needs during 1998 with funds provided by the Holding

Company.  Management does not currently expect that Year 2000 computer software issues will materially impact QST's operations.



The property management firm which operates the Sears Tower (Tower) in

Chicago has contracted with QST to install a $10 million cogeneration system that would supply electricity to the Tower and its tenants; expenditures for the system are not included in projected 1998 capital expenditures.  The

Tower's current utility provider, Commonwealth Edison (ComEd), has refused

QST necessary access to its distribution system.  In April 1997, QST and

Tower filed a joint complaint with the Illinois Commerce Commission (ICC)

alleging that ComEd's refusal to permit an interconnection constituted a violation of the Illinois Public Utilities Act.  Hearings began in December

1997, and are expected to continue in 1998.  If QST's complaint before the

ICC is successful, it expects to finance the cogeneration project with a combination of external long-term debt and funds provided by CILCORP.



QST Environmental



QST Environmental spent $.8 million for capital additions and improvements in 1997 and plans to spend $.3 million in 1998 on capital additions.

Management does not currently expect that Year 2000 computer software issues will materially impact QST Environmental's operations.



QST Environmental generated $.4 million of cash from operations in 1997, and

$8.2 million from the operation and sale of the assets of ESE Land, which is reported as a discontinued operation.



QST Environmental's cash flow is supplemented by a $15 million revolving line of credit with the Holding Company which expires on May 2, 1998.  This line of credit was unused at December 31, 1997 and 1996.  QST

Environmental's outstanding term debt at December 31, 1997, was

$12.5 million, less advances to the Holding Company of $2.4 million.  This term debt also expires on May 2, 1998.  QST Environmental had cash and short-

term investments of $1.1 million, net of these advances, at December 31,

1997, compared to $3.0 million at December 31, 1996.  QST Environmental anticipates that cash and short-term investments, funds generated by operations and amounts available under the Holding Company revolving line of credit and term debt, which will be renegotiated prior to their expiration,

will be sufficient to meet its anticipated working capital requirements.


CIM

CIM had outstanding debt of $41 million (all to the Holding Company) and $29 million at the end of 1997 and 1996, respectively. In 1997, CIM retired

$3 million of third party debt and spent $6.9 million to acquire a new leveraged lease asset. Both of these transactions were funded with cash borrowed from the Holding Company.



During 1996 and prior years, CIM committed to invest $16.1 million in affordable housing funds, and in 1997 committed an additional $.5 million to a similar fund. Through December 31, 1997, CIM has paid $10.2 million to fund these commitments, $4.2 million of which was paid during 1997.  CIM expects to pay approximately $4.7 million of the remaining $6.4 million commitment in 1998, $.6 million in 1999 and lesser amounts in each year thereafter through 2006.  CIM funded these commitments with cash borrowed from the Holding Company.



CIM expects to finance new investments and working capital needs during 1998 with a combination of funds generated internally and with funds provided by the Holding Company.


                                  COMPETITION


The electric utility industry at both the wholesale and retail levels will change significantly throughout the country in the coming years.  The industry is becoming increasingly competitive as it transitions from its past status as a regulated monopoly.  The gas industry is also expected to become more competitive at the retail level.  In the future, the Company anticipates that the present electric and gas distribution functions will remain regulated monopolies while other segments, including electric power generation and the marketing of electricity and gas to both wholesale and retail customers, will be highly competitive.  While management cannot predict the ultimate effect of these changes, it believes that eventually all customers will have the opportunity to select the energy supplier of their choice and that low operating costs, improved efficiency, and new and better services and products will be the key competitive factors for this restructured energy industry.



Various mergers and business combinations are occurring in the utility industry.  Many utilities are merging with or acquiring other utilities to achieve greater economies of scale, to enter new markets, to complement strengths and weaknesses, and to exploit the expected convergence of the electric and gas energy industries.  Management will continue to monitor this activity to position the Company for a competitive future.



The pace of change toward a competitive environment currently varies state by state.  Legislative proposals have been introduced in the United States

Congress to deal with these issues on a nationwide basis, but these proposals have not been enacted into law.  The operations and marketing activities of

CILCO and QST are currently most affected by deregulation legislation enacted in three states - Illinois, Pennsylvania, and California - with the impact of

1997 changes in Illinois law currently being the most significant.



Illinois



The Electric Service Customer Choice and Rate Relief Law of 1997 (Customer

Choice Law) became effective in December.  This law affects all of the major investor-owned electric utilities in Illinois.  Among other provisions, the

Customer Choice Law begins a nine-year transition process to a fully competitive market for electricity.  Large industrial customers and one-third of other businesses will be able to choose their electric supplier beginning

October 1, 1999, with all other non-residential customers having a choice after December 31, 2000.  Residential customers will be able to choose their electricity supplier on May 1, 2002.  If a customer chooses to leave its present electricity supplier, that utility will charge a fee for delivering power and may collect an additional non-bypassable transition charge.  This charge must be filed with the ICC and is designed to help utilities recover the cost of past investments made under a regulated system.  The imposition of transition charges will reduce a customer's economic incentive to switch suppliers.  Transition charges may be collected through 2006 (2008 upon the

ICC's finding that a utility's financial condition is impaired), but may not cause customers to pay more than the utility's present base rate per kwh of electricity, after reflecting residential base rate reductions required by the law.



The Customer Choice Law requires residential electric base rate reductions which vary by utility.  CILCO must reduce its residential base rates by 2% in

August 1998, by an additional 2% in October 2000, and by 1% in October 2002.

Also, CILCO's electric return on common equity will be capped at a percentage,

determined by a formula, which will initially equal 16% and, after August

1999, 17%.  Fifty percent of earnings in excess of the applicable caps in any year must be refunded to customers in the following year.  The Customer Choice

Law also provides that a utility may eliminate its fuel and/or  purchased gas adjustment clauses and substitute a fixed level of these costs in its base rates.



With the enactment of the Customer Choice Law, electric generation in Illinois will become deregulated.  As a result, the accounting principles applicable to rate-regulated enterprises will no longer apply to the electric generation portion of CILCO's business (see Note 1) and any regulatory assets, net of regulatory liabilities, must be written off, as must the cost of assets whose recovery will be impaired by the transition to a competitive marketplace.

This adjustment resulted in an increase to net income (recorded as an extraordinary item) of $4.1 million because regulatory liabilities exceeded regulatory assets associated with electric generation.  The effect of similar adjustments which may be made in the future is not currently expected to be material to CILCO's financial position and results of operation.  The present depreciated cost of CILCO's generation assets is approximately $240 per kw of capacity, which is significantly below the construction cost of new generating capacity.  CILCO's ability to keep total production costs competitive in a deregulated market will determine whether and to what extent the value of its generating assets may be impaired in the future.



The ultimate market price for electricity, the cost for a utility to produce or buy electricity, and the number and type of customers which may be gained or lost due to customer choice of supplier in Illinois cannot be predicted.

As a result, management cannot predict the ultimate impact that the Customer

Choice Law will have on CILCO's financial position or results of operation,

but the effect could be significant.  For each 1% that CILCO's residential base rates are reduced by the mandated rate reduction, its net income will decline by approximately $.7 million annually.  However, CILCO is currently a low cost provider of electricity, and management will continue to position

CILCO for competition by controlling costs, maintaining good customer relations, and developing flexibility to respond to individual customer requirements.



In 1996, to prepare for increased customer choice, CILCO began Power Quest,

which consists of two electric pilot retail competition programs and a natural gas pilot retail competition program.  The programs offer greater choice to customers and provide the opportunity for CILCO and certain of its electric and gas customers to participate in a competitive business environment.



CILCO has experienced a reduction in electric profit margin because some eligible customers are purchasing some or all of their power from other suppliers as a result of Power Quest.  The amount of such reduction depends largely upon the extent of customer participation in the programs.  Depending on market conditions, CILCO may offset the reduced profit margin by increased wholesale sales outside its service territory.  Also, in 1996 QST began competing with non-regulated marketers for customers in the pilot areas and is currently serving over 90% of the Power Quest customers who have chosen a supplier other than CILCO.



One of CILCO's electric pilot programs permits eight of CILCO's largest industrial customers to secure part or all of their electric power requirements from suppliers other than CILCO, subject to the limitation that at no time shall total purchases from other suppliers exceed 50 megawatts

(approximately 10% of CILCO's industrial load).  Industrial customers began receiving electricity under this two-year program in May 1996.  For the first year of the pilot, Caterpillar Inc. (Caterpillar), the largest of the industrial customers eligible to participate, remained a full requirements customer of CILCO.  In exchange, CILCORP provided to Caterpillar additional value-added services and innovative solutions to energy and environmental needs.  During the second year of the pilot, Caterpillar elected to receive a portion of its energy needs from a supplier other than CILCO, and a lesser amount of non-regulated services was provided by CILCORP.  The costs of these services provided by CILCORP are included in Other Business Operations.



Based on the participation levels of eligible industrial customers during

1997, CILCORP experienced a reduction of $6.3 million of pre-tax income

(including costs associated with services provided to Caterpillar and gross margins earned by QST from these industrial customers and by CILCO from increased wholesale sales).  The industrial pilot program will end on

April 30, 1998 as scheduled.



In the other Power Quest electric program, CILCO designated six areas within its service territory as Open Access Sites for up to five years, beginning in

May 1996.  During the pilot period, approximately 5,500 customers are eligible to purchase some or all of their power from suppliers other than CILCO.  If all eligible customers in Open Access Sites participate in Power Quest,

CILCO's pre-tax net income would be reduced by $1.5 million on an annual basis.  During 1997, CILCORP experienced a reduction to pre-tax income of $.7 million.



In October 1996, CILCO began a five-year gas pilot program which allows residential gas customers in Springfield, Illinois and three of the four Power

Quest electric program sites to select their natural gas supplier, with CILCO continuing to provide distribution and metering services.  No more than 8,000 residential customers from Springfield may participate in the program.  This program has not had, nor does management expect it to have, a material adverse effect on CILCO's financial position or results of operations.



Pennsylvania



In December 1996, the Electricity Generation Customer Choice and Competition

Act (Act) was enacted in Pennsylvania.  The Act directed the Pennsylvania

Public Utility Commission (PA PUC) to implement electric pilot programs throughout the service territories of the state's investor-owned utilities to allow for the orderly transition to a competitive retail electric market.  QST is a licensed power supplier under the pilot programs and began providing power to Pennsylvania customers in November 1997.  At December 31, 1997, QST served approximately 25,000 customers under various utilities' electric pilot programs and also provided gas service to over 4,500 customers under a pilot program of Columbia Gas.  QST has entered into a venture with Philadelphia Gas

Works to provide joint marketing and sales to customers within the city limits of Philadelphia and is negotiating an alliance with Susquehanna Energy

Ventures, Inc. to market electric services in various utility service territories throughout Pennsylvania, outside of the city limits of

Philadelphia.



The pilot programs are the first step toward competition in the Pennsylvania retail electric market.  Currently, the Act provides that one-third of all customer classes will be able to choose their electric suppliers by January 1,

1999, and that all customers will be able to choose their electric suppliers by January 1, 2001.



California



In 1996, the California Assembly enacted a law to implement competition in the

California retail electric market in 1998.  Most California customers will be able to buy electric services from their current utility, neighboring utilities, municipal utilities, utilities from other states, or energy marketers such as QST. Two new entities will oversee the competitive market -

the California Independent System Operator (CA ISO) and the Power Exchange (CA

PX).  In December 1997, the CA ISO and the CA PX Board of Governors announced a delay of their operations and the formal assumption of control of the transmission systems of the three major utilities of California until all necessary features of the new organization are in place to ensure reliable grid operations and until sufficient pre-operational testing has been performed.  QST has obtained commercial electric customers at approximately

300 locations and will begin delivering power as soon as all operational requirements of the CA ISO and CA PX have been satisfied.


                       CILCO'S EARLY RETIREMENT PROGRAMS

As part of a continuing effort to better position itself for competition in the energy services industry, in November 1996, CILCO offered Voluntary Early

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

                             ENVIRONMENTAL MATTERS

CILCO's capital expenditures related to pollution control facilities are estimated to be $4.4 million in 1998.  The acid rain provisions of the Clean

Air Act Amendments of 1990 (Amendments) require additional sulfur dioxide

(SO2) and nitrogen oxide (NOx) emission reductions at CILCO's generating facilities.  CILCO's facilities are exempt from Phase I of the Amendments due to previous emission reductions, but are subject to Phase II of the

Amendments, which requires additional emission reductions by the year 2000.



CILCO's final compliance strategy is being developed based upon regulations issued under the Amendments.  CILCO has not yet determined definitive compliance costs.  CILCO continues to monitor regulatory actions and develop compliance strategies to minimize any financial impact.  Due to the deregulation of the electric industry resulting from the Customer Choice

Law, recovery of compliance costs in the future will depend upon the number of retail customers CILCO serves and the marketability of the power it generates in a competitive environment.  CILCO's present strategy includes use of an existing SO2 scrubber, limited fuel switching and SO2 allowance purchases to meet Phase II SO2 emissions targets, and combustion control modifications to meet Phase II NOx emissions targets.  The U.S.

Environmental Protection Agency (USEPA) established SO2 emission allowance reserves for power plants in Phase II.  Allowances are transferable to third parties at market prices.  CILCO continues to weigh the costs of purchasing additional allowances against alternative operating scenarios.  Under this strategy, CILCO's generating units will not require additional SO2 scrubbers.  During 1998, CILCO expects to spend $3.1 million for boiler retrofits and emissions monitoring equipment related to the Amendments.



Various initiatives are being discussed both in the United States and worldwide to reduce so-called "greenhouse gases" such as carbon dioxide and other by-products of burning fossil fuels.  Reductions of emissions below already mandated levels could result in significant capital outlays or material increases in annual operating expenses.



Neither CILCORP, CILCO, nor any of their affiliates has been identified as a potentially responsible party under federal or state environmental laws governing waste storage or disposal.



CILCO continues to investigate and/or monitor four former gas manufacturing plant sites located within its present gas service territory.  The purpose of these studies is to determine if waste materials, principally coal tar,

are present, whether such waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites.  Remediation work at one of the four sites was completed in 1991.  A risk assessment/remedial alternatives study at a second site was completed in 1996, taking into consideration new clean-up options under current Illinois law.  A remedial action plan for the second site was determined during 1997, with remediation of the site expected to begin in April 1998.  CILCO has not determined the ultimate extent of its liability for, or the ultimate cost of any remediation of, the remaining two sites, pending further studies.  Investigation of the third site is planned for 1999.



CILCO spent approximately $.3 million for former gas manufacturing plant site monitoring, legal fees and feasibility studies in 1997.  A $3.7 million regulatory asset and a corresponding liability are recorded on the Balance

Sheets representing the minimum amount of future coal tar investigation and remediation costs CILCO expects to incur.  Coal tar remediation costs incurred through December 1997 have been deferred on the Balance Sheets, net of amounts recovered from customers (see Note 1).



Through December 31, 1997, CILCO has recovered approximately $4.9 million in coal tar remediation costs from its customers through a gas rate rider approved by the ICC.  Currently, that rider allows recovery of coal tar remediation costs in the year they are incurred.  Under these circumstances,

management believes that the cost of coal tar remediation will not have a material adverse effect on CILCO's financial position or results of operations.

                             RESULTS OF OPERATIONS

CILCO ELECTRIC OPERATIONS

The following table summarizes electric operating revenue and expenses by component.

Components of Electric Operating Income 1997       1996          1995
                                             (In thousands)
Revenue:
Electric retail                     $318,130      $307,579      $321,066
Sales for resale                      19,966        15,206         5,132
                                    --------      --------      --------
     Total revenue                   338,096       322,785       326,198
                                    --------      --------      --------
Cost of sales:
Cost of fuel                          92,230        90,715        94,235
Purchased power expense               22,851        10,907        12,353
Revenue taxes                         15,388        14,504        14,244
                                    --------      --------      --------
     Total cost of sales             130,469       116,126       120,832
                                    --------      --------      --------
        Gross margin                 207,627       206,659       205,366
                                    --------      --------      --------
Operating expenses:
Operation and maintenance
 expenses                             78,648        84,174        89,113
Depreciation and amortization         43,858        42,530        40,665
Income taxes                          21,901        19,576        17,975
Other taxes                            8,583         8,266         8,844
                                    --------      --------      --------
     Total operating expenses        152,990       154,546       156,597
                                    --------      --------      --------
     Electric operating income      $ 54,637      $ 52,113      $ 48,769
                                    ========      ========      ========

Electric gross margin remained constant in 1997 primarily due to level retail kilowatt hour (kwh) sales.  Residential sales volumes increased 1% while commercial sales remained constant.  Cooling degree days were 5% higher in

1997 than 1996.  Industrial sales volumes increased 1% compared to 1996.

Industrial sales continue to be negatively impacted by customers switching to off-system suppliers under CILCO's Power Quest program.  The industrial pilot program will expire on April 30, 1998.



Electric gross margin increased 1% in 1996.  A retail kwh sales decrease of 4%

was offset by increased sales for resale.  Residential sales volumes decreased

4% while commercial sales volumes increased 2%.  The residential sales decreases were primarily due to cooler summer weather.  Cooling degree days were 26% lower in 1996 than in 1995.  The commercial sales increases were due primarily to an increase in the number of commercial customers.  Industrial sales volumes decreased due to decreased demand by several large customers and due to customers switching to off-system suppliers under CILCO's Power Quest program.



Sales for resale increased 31% in 1997 and 196% in 1996 due to favorable market conditions.  Sales for resale vary based on the energy requirements of neighboring utilities and power marketers, CILCO's capacity for bulk power

sales and the price of power available for sale.   In the future, CILCO

expects increased competition and reduced margins in the sales for resale and purchased power markets.



The overall level of business activity in CILCO's service territory and weather conditions are expected to continue to be the primary factors affecting electric sales in the near term.  CILCO's electric sales will also be affected in the near term by the Power Quest pilot programs, and in the long term by deregulation and increased competition in the electric utility industry.



The cost of fuel for generation increased 2% in 1997 primarily due to an increase in the cost of coal burned, partially offset by decreased generation.

Substantially all of CILCO's electric generation capacity is coal-fired.  The cost per ton of coal burned, including transportation cost, increased 7% in

1997 compared to 1996 due primarily to increased costs from one of CILCO's coal suppliers, Freeman United Coal Mining Company (Freeman).  In 1996,

Freeman changed from the cash method of billing for postretirement benefit costs other than pensions to the accrual basis, retroactive to January 1,

1993.  Under a settlement agreement with Freeman, CILCO paid approximately

$5.8 million of prior period postretirement benefit costs which it recovered from customers through the FAC.



Purchased power expense varies based on CILCO's need for energy and the price of power available for purchase.  CILCO makes use of purchased power when it is economical to do so, or when required to meet its power requirements, such as during maintenance outages at CILCO plants.  Costs and savings realized from the purchase of power are passed on to CILCO's customers via the FAC.

CILCO expects the wholesale power market to become increasingly competitive.



Electric operations and maintenance expenses decreased 7% in 1997 compared to

1996.  The 1997 decreases were primarily due to lower pensions and benefits,

outside services, and injury and damages costs.  Pension costs in 1996 include the effect of the 1996 early retirement program.  The 1997 expense decreases were partially offset by increased power plant maintenance expenses due to a scheduled outage at the Duck Creek generating station.  Lower 1996 expenses were primarily due to lower wage expense resulting from the 1995 early retirement program and the deferral of a scheduled maintenance outage at Duck

Creek until 1997.  Pension expense also decreased in 1996 due to the lower cost of the 1996 early retirement program relative to the 1995 program.  The decreases were partially offset by increased outside service expenses, higher bad debt expense, and a charge for disposal of obsolete materials and inventory.



The increase in depreciation and amortization expense in 1997 and 1996 reflects additions and replacements of utility plant at costs in excess of the original cost of the property retired and amortization of computer software costs.



The changes in income taxes in 1997 and 1996 were primarily the result of changes in pre-tax income.



CILCO GAS OPERATIONS

The following table summarizes gas operating revenue and expenses by component.

Components of Gas Operating Income  1997         1996           1995
                                          (In thousands)
Revenue:
Sale of gas                       $202,274       $187,432       $142,619
Transportation services              6,484          8,338          8,927
                                  --------       --------       --------
     Total revenue                 208,758        195,770        151,546
                                  --------       --------       --------
Cost of sales:
Cost of gas                        123,531        108,286         68,948
Revenue taxes                        7,079          7,500          6,623
                                  --------       --------       --------
     Total cost of sales           130,610        115,786         75,571
                                  --------       --------       --------
          Gross margin              78,148         79,984         75,975
                                  --------       --------       --------
Operating expenses:
Operation and  maintenance
  expenses                          31,185         35,160         36,443
Depreciation and
  amortization                      17,647         17,134         16,100
Income taxes                         7,416          6,972          5,292
Other taxes                          3,225          3,153          3,361
                                  --------       --------       --------
     Total operating
       expenses                     59,473         62,419         61,196
                                  --------       --------       --------
     Gas operating income         $ 18,675       $ 17,565       $ 14,779
                                  ========       ========       ========

Gas gross margin decreased 2% in 1997 compared to 1996.  Residential sales volumes decreased 9% primarily due to warmer weather during the heating season.  Heating degree days were 6% lower in 1997 than in 1996.  Commercial sales increased 10% in 1997 due to customers switching from gas transportation to CILCO system supply as a result of the competitiveness of

CILCO's gas prices and a 1996 Illinois law which exempts certain customers from a portion of the state gross receipts tax on sales of natural gas.  The overall level of business activity in CILCO's service territory and weather conditions are expected to be the primary factors affecting gas sales in the near term.  CILCO's gas sales may also be affected by further deregulation in the natural gas industry.


Gas gross margin increased 5% in 1996 compared to 1995.  Residential and commercial sales volumes increased 7% and 21%, respectively, primarily due to colder weather during the heating season.  Heating degree days were 7%

higher in 1996 than in 1995.  Commercial sales were also positively impacted by commercial customers switching back to CILCO system supply from gas transportation.


The cost of gas increased 14% in 1997 and 57% in 1996, primarily due to increases in natural gas prices.  These changes were passed through to customers via the PGA.



Gas operations and maintenance expenses decreased 11% in 1997 and 4% in

1996.  The decrease for 1997 was due to lower pensions and benefits, outside services and injury and damages expenses.  Pension costs in 1996 include the cost of the 1996 early retirement program.  Lower 1996 expenses were primarily due to lower wage expense resulting from the 1995 early retirement programs.  Pension expense also decreased due to the lower cost of the 1996 early retirement program relative to the 1995 programs.  The decreases were partially offset by increased outside services expenses and higher bad debt expense.


Revenue from gas transportation services decreased 22% in 1997 and 7% in

1996, while the volume of gas transported increased 4% in 1997 and decreased

4% in 1996.  Despite increased transportation sales volumes in 1997,

transportation revenues decreased due to increased gas transportation by customers using Rate 800 contract service, which has a lower per unit charge than other classes of transportation service.  Rate 800 customers have the ability to connect directly to interstate pipelines and bypass CILCO's gas system and may negotiate rates individually with CILCO.  Transportation revenues have decreased primarily due to a continuing decline in the number of commercial transportation customers.  There were 123 commercial and industrial transportation customers in 1997 compared to 179 customers in

1996 and 391 in 1995.



During 1997, 1996 and 1995, CILCO utilized NYMEX (New York Mercantile

Exchange) futures contracts and over-the-counter financial instruments to hedge CILCO-owned natural gas in storage (see Note 12).  The ICC is currently reviewing CILCO's 1996 gas costs included in the PGA.  The ICC staff has submitted testimony which criticized the hedging program, but it does not recommend disallowance of the 1996 hedging costs from the PGA.

CILCO believes the costs related to this program were prudent and provided a benefit to customers.  If the costs were ultimately excluded from the PGA,

CILCO's net income would be reduced by $1.4 million in the year a final decision was rendered.  In December 1997, CILCO suspended its storage hedging program and closed out all open NYMEX positions due to the uncertainty of the future PGA treatment of hedging activity.



The increases in depreciation and amortization expenses in 1997 and 1996 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired and amortization of computer software.



The changes in income taxes in 1997 and 1996 were primarily the result of changes in taxable income.



CILCO OTHER



Utility other income increased in 1997 compared to 1996 primarily due to decreased interest expense. Interest expense decreased in 1997 from 1996 primarily due to a partial year of interest expense on $20 million of medium-term notes retired in March 1997.


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



An extraordinary income item was recorded in 1997 to reflect the effects of deregulation resulting from the Customer Choice Law (see Note 1).



QST (Excluding QST Environmental)

The following table summarizes the revenue and expenses for QST.

                                       1997          1996
Components of QST Net Loss              (In thousands)
Revenue:
Electric revenue                    $ 25,123     $ 1,433
Gas revenue                          320,563       1,816
Telecommunications revenue               604         132
                                    --------     -------
     Total revenue                   346,290       3,381
                                    --------     -------
Cost of sales:
Cost of electricity                   25,898       1,308
Cost of gas                          325,436       1,947
Cost of sales - Telecommunications        15         --
                                    --------     -------
     Total cost of sales             351,349       3,255
                                    --------     -------
          Gross margin                (5,059)        126
                                    --------     -------
Other expenses:
General and administrative            10,399       6,594
Depreciation and amortization            551          83
Interest                                 303          77
                                    --------     -------
     Total other expenses             11,253       6,754
                                    --------     -------
          Net loss before taxes      (16,312)     (6,628)

     Income taxes                     (6,469)     (2,630)
                                    --------     -------
QST net loss                        $ (9,843)    $(3,998)
                                    ========     =======


QST was formed in December 1995 to facilitate CILCORP's expansion into non-

regulated energy and related services businesses.  Its initial focus through

QST Energy was to compete against energy suppliers participating in CILCO's

Power Quest programs.  After successfully competing for Power Quest program customers, QST Energy has begun to establish and expand the infrastructure required to supply energy to customers outside of the CILCO service territory.

QST Energy competes against marketers, brokers and utility affiliates to provide energy and related services to customers of utilities and other energy providers which offer, or will be required to offer, similar retail competition programs, as well as marketing energy to customers who already have the ability to choose their supplier.  QST provides a portfolio of non-

regulated, energy-related products and services, and communication services based on a Central Illinois fiber optic system.



QST Energy's wholly-owned subsidiary, QST Energy Trading Inc. (QST Trading),

is a wholesale natural gas and electric power marketer which purchases, sells and brokers energy and capacity at market-based rates to other marketers,

including QST Energy, utilities and other customers.  QST Energy and QST

Trading currently have offices in Peoria, Chicago, Pittsburgh and Houston.



In May 1997, QST Trading acquired Trebor Energy Resources, a Houston-based natural gas marketing and trading company.  The acquisition complements QST's growing wholesale and retail energy business and enhances QST's ability to purchase, transport and sell natural gas to utilities and industrial and commercial customers in the Gulf Coast, Midwest and Northeast markets.  The final acquisition price, based on a deferred payment arrangement using predetermined performance measures, cannot currently be determined.



QST's earnings for 1997 are reflective of a company in the early stages of development which is participating in retail markets with the incumbent inefficiencies associated with partial regulation.  A negative electric gross margin at QST Energy resulting from retail operations in Power Quest and the pilot program of another Illinois utility contributed $.5 million to QST's after-tax net loss in 1997, which was partially offset by a positive electric wholesale trading margin.  Wholesale electric sales began in the second quarter of 1997 and totaled approximately 709,000 megawatt hours for the year.

The negative electric retail margin was the result of purchased power cost increases during the summer cooling season and difficulties encountered with other Illinois utilities transmitting contracted power to Illinois retail customers.  These difficulties caused QST Energy to purchase uneconomic power on a spot basis.  QST has filed a complaint before the ICC regarding this situation.



Negative natural gas gross margin contributed approximately $2.9 million to

QST's after-tax loss for 1997.  The negative gas gross margin was primarily due to wholesale natural gas sales and trading transactions by QST Trading.

Wholesale trading losses were incurred primarily when natural gas prices decreased approximately 35% during November and December.  QST Trading had previously purchased the majority of its supply requirements physically and financially, and had to sell gas at a time of rapidly declining prices to balance its position.  Physical natural gas volumes have increased from approximately 11,000 MMBTU per day in December 1996 to approximately 767,000

MMBTU per day in December 1997, due to the Trebor Energy Resources acquisition and marketing growth initiatives.  QST Energy also participated in the Power

Quest gas pilot program for all of 1997 and the Columbia Energy of

Pennsylvania gas pilot program for two months of 1997.  Revenue from these programs was $3 million during 1997.



QST Communications' gross margin increased to $.6 million in 1997 due to an increase in customers.  Gross revenue is anticipated to nearly triple in 1998 due to future customer growth and a full year's revenue from its current customers.



QST's general and administrative expenses increased in 1997 due to the acquisition of Trebor Energy Resources, an increase in the number of QST employees to support growing retail and wholesale operations, increased marketing expenses to acquire retail electric and gas customers, and an increase in staffing costs at QST Communications.  Net losses are expected to continue in 1998 as QST continues to develop its businesses which are focused on the newly emerging deregulated energy markets throughout the United States.

Revenues are anticipated to increase as QST participates in additional pilot programs, expands it retail sales of energy to additional commercial and industrial customers, and increases the level of its wholesale natural gas and electric business (see Competition).



In addition to the 1997 marketing ventures discussed earlier (see

Competition), QST Energy entered into an agreement with R. Hadler and Company,

Inc. (Hadler), of Washington, D.C., under which Hadler will work with QST to market natural gas and electricity to commercial and industrial companies in

Michigan, Pennsylvania, and various other states.  The primary focus will be the development of the Midwest and Mid-Atlantic industrial and commercial customer base.  Hadler will expand QST's delivery system through the Hadler network, arranging for the sale of energy to new customers.  QST Energy will provide supply, logistics, trading and retail sales support through existing functions.




QST Environmental Operations

The following table summarizes QST Environmental's revenue and expenses.

Components of QST Environmental's
  Net Income (Loss)                  1997           1996         1995
                                                (In thousands)
Revenue:
Environmental and
  engineering services revenue    $ 72,235         $82,641      $122,962
Direct non-labor project costs      26,267          26,136        47,390
                                  --------        --------      --------
   Net revenue                      45,968          56,505        75,572
                                  --------        --------      --------
Expenses:
Direct salaries and other costs     24,444          30,137        35,056
General and administrative          19,747          29,310        33,177
Depreciation and amortization        3,743           5,063         5,644
Goodwill write-off                  22,613              --            --
                                  --------        --------      --------
  Operating expenses                70,547          64,510        73,877
                                  --------        --------      --------
Interest expense                       440           1,236         1,815
                                  --------        --------      --------
(Loss) before income taxes         (25,019)         (9,241)         (120)
Income taxes                          (790)         (3,438)          408
                                  --------        --------      --------
(Loss) from continuing
  operations                       (24,229)         (5,803)         (528)
Income (loss) from operations of
  discontinued business, net of
  tax of $(39), $(129) and $439        (54)           (196)          641
Gain on sale of assets of
  discontinued business, net of
  tax of $1,889                      2,712              --            --
                                  --------        --------      --------
   QST Environmental net income
     (loss)                       $(21,571)        $(5,999)     $    113
                                  ========        ========      ========

QST Environmental's net loss increased in 1997 primarily due to the write-

off of $22.6 million in goodwill during the fourth quarter (see Note 1).



Partially offsetting this increased loss was an after-tax gain of

$2.7 million from the sale of the discontinued operations of QST

Environmental's subsidiary, ESE Land, and improved performance of the environmental consulting operations due to cost control.  Excluding the effects of the goodwill write-off, QST's loss from continuing operations in

1997 was $1.6 million.



Poor performance by QST Environmental's laboratories contributed $2.0 million to the after-tax loss.  In June 1997, QST Environmental sold assets and leased the equipment and facility of its Peoria laboratory to Katalyst

Analytical Technologies, Inc.  In late January 1998, QST Environmental entered into a non-binding letter of intent to sell the assets of its remaining laboratory in Gainesville, Florida.



QST Environmental incurs substantial direct non-labor project costs from the use of subcontractors on projects.  These costs are passed directly to clients.  As a result, a better measure of operating performance is net revenue, which is determined by deducting such direct non-labor project costs from gross revenue.  Net revenue decreased by $11 million or 19% in

1997 compared to 1996 after decreasing by 25% in 1996.  The 1997 decrease was due to reduced levels of business caused by a variety of factors,

including industry overcapacity resulting from changes in the regulatory climate at both the federal and state levels.  The environmental industry has been affected by the delayed governmental reauthorizations of air,

water and toxic waste programs as both private clients and governmental agencies have postponed environmental clean-up programs in response to regulatory uncertainty.  The continuing budget curtailment of all federal agencies, including the USEPA, resulted in slowdowns and significant delays in regulatory enforcement of existing programs.


These conditions have left the industry with excess capacity, resulting in increased competitive pressures.  QST Environmental significantly reduced its workforce during the past year from 734 employees at December 31, 1996,

to 591 employees at December 31, 1997.  QST Environmental will continue to adjust its workforce to meet business volume.


Direct salaries and other costs reflect the labor and associated benefit costs of project and technical staff, excluding marketing time.  Such costs consist of salaries and related fringe benefits, including employer-paid insurance, payroll taxes, vacation, sick leave, and retirement plan contributions.  General and administrative expenses include non-billable employee time devoted to administration, marketing, proposals, supervision and professional development; supplies expense; and corporate administrative expenses.


Direct salaries and other costs decreased by $6 million or 19% in 1997,

after decreasing by 14% in 1996.  The decreases reflect QST Environmental's adjustment of its staffing levels to respond to changing business conditions.


General and administrative expenses decreased by $10 million or 33% in

1997, after decreasing by 12% in 1996.  Significant overall reductions in administrative, marketing and proposal salaries, plus reduced equipment costs, accounted for 63% of the 1997 decrease in general and administrative expenses.  QST Environmental incurred significant losses in 1996 as a result of the general downsizing of many operations, and the closing of the

Denver laboratory, the drilling operations, and various consulting offices.

During 1996, severance and out-placement costs totaled $1.5 million, the write-off of assets totaled $1.5 million, fees for outside consulting and for technology marketing rights were $.7 million and other similar charges totaled $.6 million.


Depreciation and amortization expense decreased by $1.3 million in 1997 and by $.6 million in 1996.  The 1997 decrease was due primarily to an increase in fully depreciated assets coupled with reduced capital expenditures,

while the 1996 decrease was due to the full amortization in early 1995 of a non-compete agreement associated with the acquisition of ESE and an increase in fully depreciated assets.


Interest expense decreased by 64% in 1997 and 32% in 1996 because of an increase in the level of interest capitalized to ESE Land projects.



In November 1997, QST Environmental sold substantially all the assets of

ESE Land for $9.5 million in cash and residual interests in three newly-

formed limited liability corporations.  These activities are shown as discontinued operations in the statement of earnings.



QST Environmental's future business activity and profitability will continue to be impacted by the level of demand for its services, which is affected by government funding levels, the enforcement of various federal and state statutes and regulations dealing with the environment and the use, control, disposal, and clean-up of hazardous wastes.  The market for

QST Environmental's services is highly competitive; however, no single entity currently dominates the environmental and engineering consulting services marketplace.


OTHER BUSINESSES

The following table summarizes Other Businesses revenue and expenses.

Other Businesses results include income earned and expenses incurred at the

Holding Company, CIM, CVI and non-operating interest income of CILCO.

Components of Other Businesses
Net Loss                           1997           1996           1995
                                              (In thousands)
Revenue:
Leveraged lease revenue       $ 6,539       $ 5,933        $6,224
Other revenue                   4,567         2,572         3,242
                              -------       -------        ------
  Total revenue                11,106         8,505         9,466
                              -------       -------        ------
Expenses:
Operating expenses             13,531        11,657         5,064
Depreciation and
amortization                      198           198           203
Interest expense                3,473         3,411         4,227
Income and other taxes         (3,798)       (3,076)          308
                              -------       -------        ------
  Total expenses               13,404        12,190         9,802
                              -------       -------        ------
Other businesses net loss     $(2,298)      $(3,685)       $ (336)
                              =======       =======        ======

Leveraged lease revenue increased in 1997 due to CIM's investment in an additional leveraged lease in July 1997.  CIM expects leveraged lease revenue to increase in 1998 due to a full year's revenue from the new lease.

Leasing revenue will decline in subsequent years, absent new leveraged lease investments.



Other revenue increased in 1997 due to a $.9 million pre-tax gain resulting from CIM Energy Investments Inc.'s (CEII) share in the sale of one of the facilities of the Energy Investors Fund, L.P.  CEII, a subsidiary of CIM,

holds a 3% limited partnership interest in this fund, which invests in non-

regulated, non-utility facilities for the production of electricity or thermal energy.  CIM's investment in this fund at December 31, 1997, is $1.2 million.


Operating expenses increased in 1997 primarily due to higher expenses for services provided to Caterpillar under CILCO's industrial pilot program (see

Competition).  Also contributing to the increase were higher expenses related to the leveraged lease portfolio in 1997 compared to 1996.


Income and other taxes decreased in 1997 primarily due to tax credits generated by CIM's investment in affordable housing projects.

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



R. O. Viets
President and Chief Executive Officer



T. D. Hutchinson
Controller

Report of Independent Public Accountants
To the Stockholders of CILCORP Inc.:

We have audited the accompanying consolidated balance sheets of CILCORP Inc. (an Illinois corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows, stockholders' equity and segments of business for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CILCORP Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Arthur Andersen LLP
Chicago, Illinois
January 27, 1998

Consolidated Statements of Income
CILCORP Inc. and Subsidiaries
For the Years Ended December 31       1997         1996          1995
                                (In thousands except per share amounts)
Revenue:
Electric                           $338,096     $322,785     $326,198
Gas                                 208,758      195,770      151,546
Non-Regulated Energy and Energy
  Services                          346,290        3,381        --
Environmental and Engineering
   Services                          72,235       82,641      122,962
Other Businesses                     11,106        8,505        9,466
                                   --------     --------     --------
   Total                            976,485      613,082      610,172
                                   --------     --------     --------
Operating Expenses:
Fuel for Generation and
   Purchased Power                  140,979      102,930      106,588
Gas Purchased for Resale            448,967      110,233       68,948
Other Operations and Maintenance    203,091      221,294      239,642
Depreciation and Amortization        66,730       65,726       63,326
Goodwill Write-off                   22,613        --           --
State and Local Revenue Taxes        22,467       22,004       20,866
Other Taxes                          14,739       15,277       16,844
                                   --------     --------     --------
   Total                            919,586      537,464      516,214
                                   --------     --------     --------
Fixed Charges and Other:
Interest Expense                     27,913       29,068       29,774
Preferred Stock Dividends
   of Subsidiary                      3,216        3,188        3,299
Allowance for Funds Used During
   Construction                        (134)         (90)        (514)
Other                                 1,177          679          623
                                   --------     --------     --------
   Total                             32,172       32,845       33,182
                                   --------     --------     --------
Income from Continuing Operations
  Before Income Taxes                24,727       42,773       60,776
Income Taxes                         15,090       14,634       22,835
                                   --------     --------     --------
   Net Income from Continuing
     Operations Before
     Extraordinary Item               9,637       28,139       37,941
Income (Loss) from Operations of
  Discontinued Business, Net of
  Tax of $(39), $(129) and $439         (54)        (196)         641
Gain on Sale of Assets of
  Discontinued Business, Net of
  Tax of $1,889                       2,712         --           --
Extraordinary Item (see Note 1)       4,100         --           --
                                    -------      -------      -------
Net Income                          $16,395      $27,943      $38,582
                                    =======      =======      =======
Earnings Per Common Share - Basic
  and Diluted
   Continuing Operations              $ .71        $2.08        $2.88
   Discontinued Operations              .19         (.01)         .05
   Extraordinary Item                   .30          --           --
                                      -----        -----        -----
Net Income Per Common Share           $1.20        $2.07        $2.93
                                      =====        =====        =====
Average Common Shares Outstanding
  - Basic                            13,611       13,480       13,147
Average Common Shares Outstanding
  - Diluted                          13,627       13,480       13,147
Dividends per Common Share            $2.46        $2.46        $2.46

 The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Assets (As of December 31)                                   1997          1996
                                                             (In thousands)
Current Assets:
Cash and Temporary Cash Investments                      $   10,576   $    4,941
Receivables, Less Reserves of $2,454 and $2,600             141,234       78,309
Accrued Unbilled Revenue                                     38,775       39,851
Fuel, at Average Cost                                         7,816        7,643
Materials and Supplies, at Average Cost                      13,685       15,126
Gas in Underground Storage, at Average Cost                  22,666       24,723
Prepayments and Other                                        10,971       11,614
                                                         ----------   ----------
     Total Current Assets                                   245,723      182,207
                                                         ----------   ----------
Investments and Other Property:
Investment in Leveraged Leases                              146,458      133,030
Other Investments                                            21,074       21,807
                                                         ----------   ----------
   Total Investments and Other Property                     167,532      154,837
                                                         ----------   ----------
Property, Plant and Equipment:
Utility Plant, at Original Cost
   Electric                                               1,213,585    1,186,110
   Gas                                                      401,870      393,246
                                                         ----------   ----------
                                                          1,615,455    1,579,356
Less - Accumulated Provision for Depreciation               769,792      724,398
                                                         ----------   ----------
                                                            845,663      854,958
Construction Work in Progress                                21,550       15,092
Other, Net of Depreciation                                   22,188       21,554
                                                         ----------   ----------
     Total Property, Plant and Equipment                    889,401      891,604
                                                         ----------   ----------
Other Assets:
Cost in Excess of Net Assets of Acquired Businesses,
  Net of Accumulated Amortization of $4,997 in 1996              --       23,141
Other                                                        32,163       33,904
                                                         ----------   ----------
     Total Other Assets                                      32,163       57,045
                                                         ----------   ----------
     Total Assets                                        $1,334,819   $1,285,693
                                                         ==========   ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Liabilities and Stockholders' Equity (As of December 31)
                                                          1997              1996
                                                              (In thousands)
Current Liabilities:
Current Portion of Long-Term Debt                     $    22,185     $   23,057
Notes Payable                                              62,150         27,900
Accounts Payable                                          132,286         63,434
Accrued Taxes                                               2,810          8,801
Accrued Interest                                            9,473         10,711
Purchased Gas Adjustment Over-Recoveries                    1,666            601
Other                                                      19,798         22,867
                                                       ----------     ----------
     Total Current Liabilities                            250,368        157,371
                                                       ----------     ----------
Long-Term Debt                                            298,528        320,666
                                                       ----------     ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes                                     241,013        235,239
Regulatory Liability of Regulated Subsidiary               56,807         68,565
Deferred Investment Tax Credit                             21,117         22,801
Other                                                      48,273         46,726
                                                       ----------     ----------
     Total Deferred Credits                               367,210        373,331
                                                       ----------     ----------
Preferred Stock of Subsidiary                              66,120         66,120
                                                       ----------     ----------
Stockholders' Equity:
Common Stock, no par value; Authorized
   50,000,000 shares - Outstanding 13,610,680 and
   13,610,680 shares                                      192,567        190,760
Retained Earnings                                         160,026        177,445
                                                       ----------     ----------
     Total Stockholders' Equity                           352,593        368,205
                                                       ----------     ----------
     Total Liabilities and Stockholders' Equity        $1,334,819     $1,285,693
                                                       ==========     ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Statements of Segments of Business
CILCORP Inc. and Subsidiaries
Operating Information For the Years Ended December 31
                                         1997           1996           1995
                                                  (In thousands)
Utility Segment:
Electric Operations
Revenue                                 $338,096       $322,785       $326,198
Expenses                                 283,459        270,672        277,429
                                        --------       --------       --------
Operating Income                          54,637         52,113         48,769
Income Taxes                              21,901         19,576         17,975
                                        --------       --------       --------
Operating Income Before
  Income Taxes                          $ 76,538       $ 71,689       $ 66,744
                                        ========       ========       ========
Depreciation and
  Amortization                          $ 43,858       $ 42,530       $ 40,665
                                        ========       ========       ========
Capital Expenditures                    $ 35,217       $ 28,032       $ 45,466
                                        ========       ========       ========
Gas Operations
Revenue                                 $208,758       $195,770       $151,546
Expenses                                 190,083        178,205        136,767
                                        --------       --------       --------
Operating Income                          18,675         17,565         14,779
Income Taxes                               7,416          6,972          5,292
                                        --------       --------       --------
Operating Income Before
 Income Taxes                           $ 26,091       $ 24,537       $ 20,071
                                        ========       ========       ========
Depreciation and  Amortization
                                        $ 17,647       $ 17,134       $ 16,100
                                        ========       ========       ========
Capital Expenditures                    $ 19,844       $ 15,529       $ 24,043
                                        ========       ========       ========

Major Customer For the Years Ended December 31
                             1997              1996               1995
Caterpillar Inc.
Electric Revenue      $40,106     11.9%   $37,724     11.7%   $40,109   12.3%
Gas Revenue               934       .4%     1,053       .5%     1,022     .7%
                      -------     -----   -------     -----   -------    ----
     Total            $41,040      7.5%   $38,777      7.5%   $41,131    8.6%
                      =======     =====   =======     =====   =======    ====




Utility Identifiable Assets as of December 31
                                   1997            1996          1995
Electric                        $  711,445     $  721,468     $  735,463
Gas                                287,275        292,925        273,428
Other Utility Assets (1)            22,746         20,593         46,354
                                ----------     ----------     ----------
   Total Utility Assets (2)     $1,021,466     $1,034,986     $1,055,245
                                ==========     ==========     ==========

(1) Other investments, miscellaneous accounts receivable, prepaid assets, deferred pension costs, and unamortized debt, discount, and expense
(2) Electric utility assets include generation-related assets which will be deregulated as a result of Illinois legislation (see Note 1)
The accompanying Notes to Financial Statements are an integral part of these statements.

Non-Regulated Energy and Energy Services Segment
For the Years Ended December 31                  1997          1996
                                                  (In thousands)
Revenue                                      $346,290     $  3,381
Expenses                                      362,602       10,009
                                             --------     --------
Loss Before Income Taxes                     $(16,312)    $ (6,628)
                                             ========     ========
Capital Expenditures                         $  5,385     $  2,447
                                             ========     ========

Non-Regulated Energy and Energy Services Identifiable
Assets as of December 31                         1997        1996
                                                  (In thousands)
Accounts Receivable and Unbilled Revenue     $80,517     $11,991
Cash and Temporary Cash Investments            4,908         470
Property, Plant and Equipment                  7,230       2,385
Other Assets                                   5,214         444
                                             -------     -------
Total Non-Regulated Energy and Energy
  Services Assets                            $97,869     $15,290
                                             =======     =======

Environmental and Engineering Services Segment
For the Years Ended December 31          1997          1996       1995
                                                  (In thousands)
Revenue                               $ 72,235        $ 82,641    $122,962
Operating Expenses                      96,814          90,646     121,267
                                      --------        --------    --------
     Operating Income (Loss) Before
        Income Taxes                  $(24,579)       $ (8,005)   $  1,695
                                      ========        ========    ========
Depreciation and Amortization         $  3,743        $  5,063    $  5,644
                                      ========        ========    ========
Capital Expenditures                  $    803        $    593    $  4,537
                                      ========        ========    ========

Environmental and Engineering Services
Identifiable Assets as of December 31   1997          1996        1995
Property, Plant and Equipment         $13,142       $16,494      $21,961
Cost in Excess of Net Assets of
   Acquired Businesses, Net of
   Amortization                            --        23,141       23,845
Accounts Receivable and Unbilled
   Revenue                             21,875        28,825       37,238
Cash and Temporary Cash
  Investments                           3,484         2,130           --
Other Assets                            8,043         8,612        4,908
                                      -------       -------      -------
   Total Environmental and
    Engineering Services Assets       $46,544       $79,202      $87,952
                                      =======       =======      =======

Other Businesses Segment
For the Years Ended December 31      1997          1996         1995
Revenue                          $11,106       $ 8,505      $ 9,466
Expenses                          17,202        15,266        9,494
                                 -------       -------      -------
    Loss Before Income Taxes     $(6,096)      $(6,761)     $   (28)
                                 =======       =======      =======

Other Businesses Identifiable
Assets as of December 31               1997          1996          1995
Leveraged Leases                     $146,457       $133,030      $127,140
Cash and Temporary Cash
   Investments                          1,486            680           544
Other Assets                           20,997         22,505         8,422
                                     --------       --------      --------
  Total Other Businesses Assets      $168,940       $156,215      $136,106
                                     ========       ========      ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows
CILCORP Inc. and Subsidiaries
For the Years Ended December 31            1997          1996            1995
                                                     (In thousands)
Cash Flows from Operating Activities:
Net Income from Continuing Operations
   Before Preferred Dividends           $ 12,853      $ 31,327      $ 41,239
                                        --------      --------      --------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
   Activities:
   Non-Cash Income                        (4,102)       (4,297)       (6,224)
   Depreciation and Amortization          66,719        65,721        63,325
   Write-off of Goodwill                  22,613          --            --
   Deferred Income Taxes, Investment
     Tax Credit and Regulatory
     Liability of Subsidiary, Net         (2,541)       (2,197)       (4,188)
Changes in Operating Assets and
   Liabilities:
   Increase in Accounts Receivable
     and Accrued Unbilled Revenue        (64,849)       (6,839)      (15,068)
   (Increase) Decrease in Inventories      3,325        (5,341)        6,829
   Increase (Decrease) in Accounts
     Payable                              68,974        18,417        (7,602)
   (Increase) Decrease in Other Assets    (1,885)        1,939         9,419
   Increase (Decrease)in Other
      Liabilities                         (8,782)       10,923         2,276
                                        --------      --------      --------
   Total Adjustments                      79,472        78,326        48,767
                                        --------      --------      --------
   Net Cash Provided by Operating
      Activities                          92,325       109,653        90,006
   Net Cash Provided by (Used in)
     Operating Activities of
     Discontinued Operations              (1,311)       (7,277)          783
                                        --------      --------      --------
   Cash Flow from Operations              91,014       102,376        90,789
                                        --------      --------      --------
Cash Flows from Investing Activities:
Additions to Plant                       (61,245)      (46,741)      (74,046)
Purchase of Long-Term Investments         (6,933)       (4,713)       (1,617)
Proceeds from Sale of Long-Term
   Investments                               --            --            500
Proceeds from Sale of Assets of
   Discontinued Operations                 9,500           --            --
Other                                     (1,242)          461        (8,836)
                                        --------      --------      --------
     Net Cash Used in Investing
      Activities                         (59,920)      (50,993)      (83,999)
                                        --------      --------      --------
Cash Flows from Financing Activities:
Net Increase (Decrease) in Short-Term
   Debt                                   34,250       (19,200)       17,700
Proceeds from Issuance of Long-Term
   Debt                                   --            --            36,473
Repayment of Long-Term Debt              (23,011)      (19,442)      (21,203)
Common Dividends Paid                    (33,482)      (33,142)      (32,308)
Preferred Dividends Paid                  (3,216)       (3,188)       (3,299)
Common Stock Issued                       --            11,430        11,343
                                        --------      --------      --------
     Net Cash Provided by (Used in)
         Financing Activities            (25,459)      (63,542)        8,706
                                        --------      --------      --------
Net Increase (Decrease) in Cash and
   Temporary Cash Investments              5,635       (12,159)       15,496
Cash and Temporary Cash Investments
   at Beginning of Year                    4,941        17,100         1,604
                                        --------      --------      --------
   Cash and Temporary Cash Investments
      at End of Year                    $ 10,576       $ 4,941      $ 17,100
                                        ========      ========      ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
CILCORP Inc. and Subsidiaries
                                        Common Stock             Retained
                                    Shares       Amount     Earnings     Total
                                     (In thousands except share amounts)
Balance at December 31, 1994     13,035,756   $167,987  $176,728    $344,715
Common Stock Issued                 299,850     11,343                11,343
Cash Dividend Declared on
  Common Stock ($2.46 per
  share)                                                 (32,308)    (32,308)
Additional Minimum Liability
  of Non-Qualified Pension
  Plan at December 31, 1995,
  net of $233 taxes                                         (354)       (354)
Net Income                                                38,582      38,582
                                 ----------   --------  --------    --------

Balance at December 31, 1995     13,335,606   $179,330  $182,648    $361,978
Common Stock Issued                 275,074     11,430                11,430
Cash Dividend Declared on
  Common Stock ($2.46 per
  share)                                                 (33,142)    (33,142)
Additional Minimum Liability
  of Non-Qualified Pension
  Plan at December 31, 1996,
  net of $3 taxes                                             (4)         (4)
Net Income                                                27,943      27,943
                                 ----------   --------  --------    --------

Balance at December 31, 1996     13,610,680   $190,760  $177,445    $368,205
CILCORP Shareholder Return
  Incentive Compensation                         1,807                 1,807
Cash Dividend Declared on
  Common Stock ($2.46 per
  share)                                                 (33,482)    (33,482)
Additional Minimum Liability
  of Non-Qualified Pension
  Plan at December 31, 1997,
  net of $208 taxes                                         (317)       (317)
Other                                                        (15)        (15)
Net Income                                                16,395      16,395
                                 ----------   --------  --------    --------
Balance at December 31, 1997     13,610,680   $192,567  $160,026    $352,593
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

(CILCORP or the Holding Company), Central Illinois Light Company (CILCO),

QST Enterprises Inc. (QST), QST Environmental Inc., formerly known as

Environmental Science & Engineering, Inc. (ESE) and CILCORP's other subsidiaries (collectively, the Company) after elimination of significant intercompany transactions.  Formerly a CILCORP first-tier subsidiary, ESE became a subsidiary of QST effective October 29, 1996.  Effective June 1,

1997, ESE began operating under the name QST Environmental Inc. (QST

Environmental).  Prior year amounts have been reclassified on a basis consistent with the 1997 presentation.


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

Illinois.  QST has three first-tier subsidiaries.  QST Energy Inc. (QST

Energy) provides energy and energy-related services to a broad spectrum of retail and wholesale customers.  QST Communications Inc. (QST

Communications) provides fiber optic communication services.  QST

Environmental provides engineering and environmental consulting services for governmental, industrial and commercial customers.  Other CILCORP first-tier subsidiaries are CILCORP Investment Management Inc. (CIM),

which manages the Company's investment portfolio and CILCORP Ventures Inc.

(CVI), which pursues investment opportunities in new ventures.


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



Accounting pronouncements issued by the Financial Accounting Standards

Board in 1997, or which became effective in 1997, did not and will not have a material impact on the Company's financial position, results of operations, or cash flows.


REGULATION

CILCO is a public utility subject to regulation by the Illinois Commerce

Commission (ICC) and the Federal Energy Regulatory Commission (FERC) with respect to accounting matters, and maintains its accounts in accordance with the Uniform System of Accounts prescribed by these agencies.



CILCO is subject to the provisions of Statement of Financial Accounting

Standards No. 71, "Accounting for the Effects of Certain Types of

Regulation" (SFAS 71) for its regulated public utility operations.  Under

SFAS 71, assets and liabilities are recorded to represent probable future increases and decreases, respectively, of revenues to CILCO resulting from the ratemaking action of regulatory agencies.



The Electric Service Customer Choice and Rate Relief Law of 1997

(Customer Choice Law) became effective in Illinois in December (see

Management's Discussion - Competition).  Among other provisions, this law begins a nine-year transition process to a fully competitive market for electricity in Illinois.  Electric transmission and distribution activities are expected to continue to be regulated, but a customer may choose to purchase electricity from another supplier.  Under these circumstances, a utility will charge a fee for delivering power and may collect an additional non-bypassable transition charge.  This charge,

which may generally be collected through 2006, must be filed with the ICC and is designed to help utilities recover the costs of past investments made under the regulated system.  However, the transition charge may not cause customers to pay more than the utility's price per kwh of electricity before enactment of the Customer Choice Law, adjusted to reflect base rate reductions required by the law.



Due to the transition cost recovery limitations and base rate reductions of the Customer Choice Law, CILCO's electric generation activities will no longer be subject to the provisions of SFAS 71.  In such

circumstances, CILCO's generation-related regulatory assets and liabilities must be written off.  Regulatory assets included on the

Consolidated Balance Sheets at December 31, 1997 and 1996 are as follows:


                                                       1997       1996
                                                       (In thousands)
Included in prepayments and other:
    Fuel and gas cost adjustments                    $ 2,954     $ 9,658
    Coal tar remediation cost - estimated
            current                                      844       1,071
    Gas transition costs                                 159       1,022
                                                     -------     -------
          Current costs included in
            prepayments and other                      3,957      11,751
                                                     -------     -------
Included in other assets:
    Coal tar remediation cost, net of
      recoveries                                       2,745       2,839
    Regulatory tax asset                               7,578       4,777
    Deferred gas costs                                 4,145       4,330
    Unamortized loss on reacquired debt                3,581       5,572
                                                     -------     -------
         Future costs included in other assets        18,049      17,518
                                                     -------     -------
              Total regulatory assets                $22,006     $29,269
                                                     =======     =======

Regulatory assets at December 31, 1997 are related to CILCO's regulated electric and gas distribution activities.  Regulatory assets of $1.5 million and liabilities of $5.6 million associated with electric generating plant were written-off or credited, respectively, to income in 1997 as a net $4.1 million after-tax extraordinary item.  CILCO does not currently believe the costs recorded for its generating plants and related assets at

December 31, 1997 to be impaired as a result of the Customer Choice Law.

Regulatory liabilities, consisting of deferred tax items primarily related to CILCO's electric and gas transmission and distribution operations, are approximately $56.8 million and $68.6 million at December 31, 1997 and

1996, respectively.



CILCO's electric generation-related identifiable assets included in the balance sheet at December 31, 1997 were:

                                               (In thousands)
       Property, Plant and Equipment              $ 535,065
       Less:  Accumulated Depreciation             (259,988)
                                                   --------
                                                    275,077
       Construction Work in Progress                  1,979
                                                   --------
         Net Property, Plant and Equipment          277,056
       Fuel, at Average Cost                          8,520
       Materials and Supplies, at Average Cost        8,202
                                                   --------
       Total Electric Generation-Related
         Identifiable Assets                      $ 293,778
                                                   ========

Accumulated deferred income taxes associated with electric generation property at December 31, 1997 were approximately $79 million.



OPERATING REVENUES, FUEL COSTS AND COST OF GAS

Electric, gas, and non-regulated energy and energy services revenues include service provided but unbilled at year end.  Substantially all electric rates and gas system sales rates of CILCO include a fuel adjustment clause and a purchased gas adjustment clause, respectively.  These clauses provide for the recovery of changes in electric fuel costs, excluding coal transportation, and changes in the cost of gas on a current basis in billings to customers.  CILCO adjusts the cost of fuel and cost of gas to recognize over or under recoveries of allowable costs.  The cumulative effects are deferred on the Balance Sheets as a current asset or current liability (see Regulation, above) and adjusted by refunds or collections through future billings to customers.  Under the Customer Choice Law, a regulated utility may elect to eliminate its fuel or purchased gas adjustment clauses.



CONCENTRATION OF CREDIT RISK

CILCO, as a public utility, must provide service to customers within its defined service territory and may not discontinue service to residential customers when certain weather conditions exist.  CILCO continually reviews customers' creditworthiness and requests deposits or refunds deposits based on that review.  At December 31, 1997, CILCO had net receivables of

$44.5 million, of which approximately $5.9 million was due from its major industrial customers.


QST, through QST Energy and QST Energy Trading Inc. (QST Trading), has a

number of customers which are in the gas distribution industry, gas marketing industry, and industrial and commercial entities.  These industry concentrations have the potential to impact QST's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions.

Receivables generally are not collateralized; however, QST believes that the credit risk is offset by the diversity and creditworthiness of its customer base.  QST's losses on receivables in these industries have not been material.



See Note 6 for a discussion of receivables related to CILCORP Investment

Management Inc.'s leveraged lease portfolio.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of Cash and Temporary Cash Investments, Other

Investments, and Notes Payable approximates fair value.  The estimated fair value of the Company's Preferred Stock with Mandatory Redemption was

$23 million at December 31, 1997 and $22 million at December 31, 1996, based on current market interest rates for other companies with comparable credit ratings, capital structure, and size.  The estimated fair value of the

Company's Long-Term Debt, including current maturities, was $352 million at

December 31, 1997, and $365 million at December 31, 1996.  The fair market value of these instruments was based on current market interest rates for other companies with comparable credit ratings, capital structures, and size.


ENVIRONMENTAL AND ENGINEERING SERVICES REVENUES

QST Environmental performs professional environmental and engineering consulting under time and material, cost-plus and fixed-price contracts.

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


Non-utility property is depreciated over estimated lives ranging from 3 to

40 years.



GOODWILL

Goodwill (Cost in Excess of Net Assets of Acquired Businesses) is amortized over 40 years using the straight-line method.  The Company periodically evaluates the carrying value of goodwill based on an analysis of operating results (including a continuing pattern of operating losses) and consideration of other significant events or changes in the business environment.  If business conditions have changed and such changes are likely to continue, the Company evaluates whether an impairment exists based on expected future undiscounted net cash flows.



Significant downsizing has occurred at QST Environmental over the past two years to reflect declining business levels.  The Company believes that industry overcapacity and increased competition are likely to continue.  As a result, the Company's original projections of growth in this business segment are unlikely to be met.  Due to 1997 changes in Illinois utility regulation, CILCORP will channel its efforts toward energy-related products and services, and QST Environmental's resources will be increasingly devoted to providing technical services in support of QST's energy-related business strategy.



As a result of these developments, the Company determined that an impairment existed and, in the fourth quarter of 1997, wrote-off the $22.6 million unamortized goodwill balance.



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

Cash paid for interest and income taxes was as follows:

                                  1997          1996        1995
                                        (In thousands)
Interest                        $28,710       $28,988       $27,615
Income taxes                     28,537        13,572        32,673
                                -------       -------       -------

COMPANY-OWNED LIFE INSURANCE POLICIES

The following amounts related to Company-owned life insurance contracts,

issued by one major insurance company, are included in Other Investments:

                                               1997       1996
                                               (In thousands)
Cash surrender value of contracts          $ 45,297      $ 40,076
Borrowings against contracts                (42,898)      (37,948)
                                            -------       -------
   Net investment                          $  2,399      $  2,128
                                            =======       =======


Interest expense related to borrowings against Company-owned life insurance,

included in "Other" on the Consolidated Statements of Income, was

$3.5 million, $2.7 million and $2.3 million for 1997, 1996 and 1995,

respectively.


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

Funds Used during Construction and other items for which deferred taxes had not previously been provided.  The temporary differences related to the consolidated deferred income tax asset and liability at December 31, 1997,

1996, and 1995 were as follows:

December 31                           1997        1996        1995
                                              (In thousands)
Deferred tax assets:
   Deferred tax asset               $18,347     $16,452     $15,171
   Adjustment to reflect
      regulatory asset               (7,578)     (4,777)     (3,232)
                                    -------     -------     -------
   Net deferred tax asset           $10,769     $11,675     $11,939
                                    =======     =======     =======

December 31                             1997       1996        1995
                                            (In thousands)
Deferred tax liabilities:
   Deferred tax liability-property  $207,460    $214,356    $217,049
   Adjustment to reflect
     regulatory liability            (56,807)    (68,565)    (62,714)
                                    --------    --------    --------
   Net deferred tax
     liability-property              150,653     145,791     154,335
   Deferred tax liability-leases     101,005      97,964      93,566
   Deferred tax liability-other          124       3,159       5,641
                                    --------    --------    --------
   Accumulated deferred income tax
     liability                      $251,782    $246,914    $253,542
                                    ========    ========    ========
   Accumulated deferred income tax
     liability, net of deferred
     tax assets                     $241,013    $235,239    $241,603
                                    ========    ========    ========

The following table reconciles the change in the accumulated deferred income tax liability to the deferred income tax expense included in the income statement:

December 31                                    1997           1996
                                                 (In thousands)
Net change in deferred income tax
  liability per above table                $  5,774      $ (6,364)
Change in tax effects of income tax
  related regulatory assets and
  liabilities                               (14,559)        4,306
Deferred taxes related to extraordinary
  item                                        5,634         --
Other                                           124           949
                                           --------      --------
Deferred income tax benefit for the
  period                                   $ (3,027)     $ (1,109)
                                           ========      ========

Income tax expenses were as follows:

December 31                         1997          1996           1995
                                             (In thousands)
Current income taxes
Federal                       $17,814       $15,129        $25,024
State                           3,836         2,169          5,320
                              -------       -------        -------
  Total current taxes          21,650        17,298         30,344
                              -------       -------        -------
Deferred income taxes, net
Property-related deferred
  income taxes                   (841)       (2,346)           516
Leveraged leases                3,040         4,398          6,341
Unbilled revenue                 (885)          425         (2,982)
Gas take-or-pay settlements      (339)         (706)          (751)
Environmental remediation
  costs                            46          (642)           642
Pension expenses               (1,798)       (1,726)        (6,673)
Other post-employment
  benefits expenses              (617)          187           (172)
Customer advances                (438)          (40)        (1,467)
Other                          (1,195)         (659)          (831)
                              -------       -------        -------
   Total deferred income
     taxes, net                (3,027)       (1,109)        (5,377)
                              -------       -------        -------
Investment tax credit
  amortization                 (1,684)       (1,684)        (1,693)
                              -------       -------        -------
   Total income tax
     provisions before
     extraordinary item        16,939        14,505         23,274
Deferred taxes related to
  extraordinary item           (5,634)       --             --
                              -------       -------        -------
Total income tax provisions   $11,305       $14,505        $23,274
                              =======       =======        =======

The 1997 income tax provision has been reduced to reflect the crediting to income as an extraordinary item the regulatory liability related to electric generation property deferred taxes which were recorded at tax rates in excess of the current rate (see Note 1).



Total deferred income taxes, net, includes deferred state income taxes of

$229,000, $538,000, and $(67,000) for 1997, 1996 and 1995, respectively.



The following table represents a reconciliation of the effective tax rate with the statutory federal income tax rate.

           Years Ended December 31               1997       1996         1995
Statutory federal income tax                    35.0%      35.0%        35.0%
                                                -----      -----        -----
Amortization of property related deferred
  taxes provided at tax rates in excess of
  current rate                                  (3.9)      (3.4)        (2.0)
Amortization of investment tax credit           (6.1)      (4.0)        (2.7)
State income taxes                               9.0        4.8          5.9
Goodwill write-off and amortization             29.2         .6           .4
Preferred dividends of subsidiary and
  other permanent differences                    2.3        1.9          1.1
Tax provision adjustment                        (1.6)       (.4)          .5
Affordable housing tax credits                  (3.4)       (.1)          --
Other differences                                 .7        (.2)         (.6)
                                                -----      -----        -----
   Total                                        26.2        (.8)         2.6
                                                -----      -----        -----
Effective income tax rate before effect of
  extraordinary item                            61.2       34.2         37.6
Tax effect of extraordinary item               (20.4)        --           --
                                                -----      -----        -----
Effective income tax rate                       40.8%      34.2%        37.6%
                                                =====      =====        =====

NOTE 3 - POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS AND HEALTH CARE

CILCO has recorded a liability of approximately $1.5 million and $1.4 million at December 31, 1997 and 1996, respectively, for benefits other than pensions or health care provided to former or inactive employees.


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


Pension costs for the past three years were charged as follows:

                                       1997         1996        1995
                                               (In thousands)
Operating expenses                      $493     $ 9,700     $15,528
Utility plant and other                  125         922         994
                                        ----     -------      ------
   Net pension costs                    $618     $10,622     $16,522
                                        ====     =======      ======

Provisions for pension expense reflect the use of the projected unit credit actuarial cost method.  At December 31, 1997 and 1996, CILCO recognized an additional minimum liability on the Balance Sheets for the plan in which the accumulated benefit obligation exceeds the fair value of plan assets.


The components of net periodic pension costs follows:

                                                       1997       1996
                                                       (In thousands)
   Cost of pension benefits earned by employees    $ 4,384     $ 4,998
   Interest cost on projected benefit obligation    17,561      16,666
   Actual return on plan assets                    (51,534)    (34,173)
   Net amortization and deferral                    30,207      15,213
   Special termination benefits                      --          7,918
                                                   -------     -------
   Net pension costs                               $   618     $10,622
                                                   =======     =======

During 1996, CILCO recognized $7.9 million of net pension costs in accordance with Statement of Financial Accounting Standards No. 88, "Employers'

Accounting for Settlements and Curtailments of Defined Benefit Pension Plans

and for Termination Benefits."  This amount represented the costs associated with additional benefits extended in connection with a voluntary early retirement program.


Information on the funded status of plans in which assets exceed accumulated benefits follows:

Actuarial present value of benefit                     1997        1996
  obligation:                                           (In thousands)
   Vested benefits - employees' rights to receive
     benefits no longer contingent upon continued
     employment                                    $(200,232)   $(191,301)
   Non-vested benefits - employees' rights to
     receive benefits contingent upon continued
     employment                                      (15,287)     (11,293)
                                                   ---------    ---------
   Accumulated benefit obligation                   (215,519)    (202,594)
   Provisions for future pay increases               (35,718)     (30,224)
                                                   ---------    ---------
   Projected benefit obligation                     (251,237)    (232,818)
   Pension assets at fair market value               289,091      254,824
                                                   ---------    ---------
   Projected benefit obligation less than plan
     assets                                           37,854       22,006
   Unrecognized transition asset                      (4,899)      (5,787)
   Unrecognized prior service cost                     6,978        8,006
   Unrecognized net gain                             (49,341)     (33,488)
                                                   ---------    ---------
   Pension liability recorded on Balance Sheets    $  (9,408)   $  (9,263)
                                                   =========    =========


Information on the funded status of the plan in which accumulated benefits exceed assets follows:

Actuarial present value of benefit                     1997           1996
  obligation:                                             (In thousands)
   Vested benefits - employees' rights to receive
     benefits no longer contingent upon continued
     employment                                    $(2,614)      $(1,938)
   Non-vested benefits - employees' rights to
     receive benefits contingent upon continued
     employment                                       (288)         (169)
                                                    ------        ------
   Accumulated benefit obligation                   (2,902)       (2,107)
   Provision for future pay increases                 (790)         (515)
                                                    ------        ------
   Projected benefit obligation                     (3,692)       (2,622)
Pension assets at fair market value                    --            --
                                                   -------       -------
   Projected benefit obligation greater than plan
    assets                                          (3,692)       (2,622)
   Unrecognized prior service cost                     455           495
   Unrecognized net loss                             1,911         1,111
   Additional minimum liability                     (1,576)       (1,091)
                                                   -------       -------
   Pension liability recorded on Balance Sheets    $(2,902)      $(2,107)
                                                   =======       =======

Significant assumptions used for calculations:      1997        1996
Discount rate                                      7.25%       7.75%
Expected rate of salary increase                   4.50%       4.50%
Expected long-term rate of return                  8.50%       8.50%

POSTRETIREMENT HEALTH CARE BENEFITS

Provisions for postretirement benefits expenses are determined under the accrual method of accounting.



Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are currently covered by a trusteed, non-

contributory defined benefit postretirement health care plan.  The plan pays stated percentages of most necessary medical expenses incurred by retirees,

after subtracting payments by Medicare or other providers and after a stated

deductible has been met.  Participants become eligible for the benefits if they retire from CILCO after reaching age 55 with 10 or more years of service. QST Enterprises does not provide health care benefits to retired employees.


Postretirement health care benefit costs were charged as follows:

                                            1997       1996       1995
                                                  (In thousands)
Operating expenses                         $3,989     $5,096      $5,108
Utility plant and other                     1,825      1,883       1,882
                                           ------     ------      ------
   Net postretirement health care
     benefit costs                         $5,814     $6,979      $6,990
                                           ======     ======      ======

Information on the plans' funded status follows:

                                            1997         1996
                                              (In thousands)
Components of net postretirement health care
  benefit costs:
     Service cost - benefits attributed
       to service during the period     $  1,298        $  1,429
     Actual return on plan assets         (9,906)         (4,290)
     Interest cost on accumulated
       postretirement health care
       benefit obligation                  5,047           4,545
     Amortization of transition
       obligation over 18.6 years          2,858           2,858
     Other net amortization and
       deferral                            6,517           1,441
     Special termination benefits            --              996
                                         -------         -------
     Net postretirement health care
       benefit costs                    $  5,814        $  6,979
                                         =======         =======
  Actuarial present value of
    accumulated postretirement health
    care benefit obligation:
     Retirees                           $(49,737)       $(41,287)
     Other fully eligible participants    (3,368)         (3,904)
     Other active participants           (19,437)        (18,079)
                                         -------         -------
     Accumulated postretirement health
       care benefit obligation           (72,542)        (63,270)
     Plan assets at fair value            52,263          39,601
                                         -------         -------
     Accumulated health care benefit
       obligation greater than plan
       assets                            (20,279)        (23,669)
     Unrecognized actuarial gain         (12,977)        (13,447)
     Unrecognized transition obligation   33,155          36,013
                                         -------         -------
     Postretirement health care benefit
       liability recorded on Balance
       Sheets                           $   (101)       $ (1,103)
                                         =======         =======

For measurement purposes, the annual health care cost trend rate averaged

7.2% for 1997; the rate was assumed to decrease gradually to 5.7% by 2025 and remain at that level thereafter.


Increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation at

December 31, 1997, by $3.0 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1997 by

$268,000.  The discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1997, was 7.25% and at

December 31, 1996, was 7.75%.  The weighted average expected return on assets net of taxes was 8.1%, where taxes are assumed to decrease return by

 .4%.


NOTE 4 - CILCORP SHAREHOLDER RETURN INCENTIVE COMPENSATION PLAN

Under the Company's Shareholder Return Incentive Compensation Plan (the

Plan), eligible key employees of the Company and its subsidiaries are entitled to receive shares of the Company's common stock based on a performance methodology established and periodically amended by the

Compensation Committee of the Company's Board of Directors.  During 1997,

350,000 fully-vested performance shares were distributed.  Such shares are convertible into common stock at any time until December 31, 1998.  The number of common shares received is based upon the number of performance shares exercised multiplied by the difference between the average market price of the Company's common stock for the fifteen days prior to exercise and $36, divided by the market price of common stock at the exercise date.



The compensation expense recognized under this plan, based on the provisions of Statement of Financial Accounting Standards No. 123, was $1.8

million in 1997.  The fair value of each performance share granted under the Plan was $5.98 - estimated using the Black-Scholes option-pricing model assuming a risk-free interest rate of 5.7%, dividend yield of 5.9%,

expected life of one year and volatility of 16.1%.


NOTE 5 - SHORT-TERM DEBT

Short-term debt at December 31, 1997, consisted of $40.9 million of Holding

Company bank borrowings and $21.3 million of CILCO commercial paper.  Short-

term debt at December 31, 1996, included $18 million of Holding Company bank borrowings and $9.9 million of CILCO commercial paper.


The Holding Company had arrangements for bank lines of credit totaling

$60 million at December 31, 1997, of which $40.9 million was used.  These lines were maintained by commitment fees of 1/8 of 1% per annum in lieu of balances.


CILCO had arrangements for bank lines of credit totaling $30 million at

December 31, 1997, all of which were unused.  These lines of credit were maintained by commitment fees of 1/20 of 1% per annum in lieu of balances.

These bank lines of credit support CILCO's issuance of commercial paper.


NOTE 6 - LEVERAGED LEASE INVESTMENTS

The Company, through subsidiaries of CILCORP Investment Management Inc.

(CIM), is a lessor in eight leveraged lease arrangements under which mining equipment, electric production facilities, warehouses, office buildings,

passenger railway equipment and an aircraft are leased to third parties.

The economic lives and lease terms vary with the leases.  CIM's share of total equipment and facilities cost was approximately $350 million at

December 31, 1997, and $305 million at December 31, 1996.


The cost of the equipment and facilities owned by CIM is partially financed by non-recourse debt provided by lenders, who have been granted, as their sole remedy in the event of a lessee default, an assignment of rents due under the leases and a security interest in the leased property.  Such debt amounted to $237 million at December 31, 1997, and $208 million at

December 31, 1996.  Leveraged lease residual value assumptions, which are conservative in relation to independently appraised residual values of the lease portfolio, are tested on a periodic basis.  CIM's net investment in leveraged leases at December 31, 1997 and 1996 is shown below:

                                                1997           1996
                                                 (In thousands)
Minimum lease payments receivable             $136,916      $122,669
Estimated residual value                        94,367        94,368
Less:  Unearned income                          84,826        84,007
                                              --------      --------
Investment in lease financing
  receivables                                  146,457       133,030
Less:  Deferred taxes arising from
   leveraged leases                            101,005        97,964
                                              --------      --------
     Net investment in leveraged leases       $ 45,452      $ 35,066
                                              ========      ========

NOTE 7 - PREFERRED STOCK

PREFERRED STOCK OF SUBSIDIARY

At December 31                                1997             1996
                                                  (In thousands)
Preferred stock, cumulative
$100 par value, authorized 1,500,000 shares
   Without mandatory redemption
   4.50% series - 111,264 shares             $11,126           $11,126
   4.64% series - 79,940 shares                7,994             7,994
Class A, no par value, authorized
  3,500,000 shares
   Flexible auction rate - 250,000
    shares (*)                                25,000            25,000
   With mandatory redemption
   5.85% series - 220,000 shares              22,000            22,000
                                             -------           -------
        Total preferred stock                $66,120           $66,120
                                             =======           =======

(*)  Dividend rates at December 31, 1997 and 1996, were 4.18% and 4.05%,

     respectively.





All classes of preferred stock are entitled to receive cumulative dividends and rank equally as to dividends and assets, according to their respective terms.



The total annual dividend requirement for preferred stock outstanding at

December 31, 1997, is $3.2 million, assuming a continuation of the auction dividend rate at December 31, 1997, for the flexible auction rate series.


PREFERRED STOCK WITHOUT MANDATORY REDEMPTION

The call provisions of preferred stock redeemable at CILCO's option outstanding at December 31, 1997, are as follows:


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

December 31, 1997 and 1996.


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


NOTE 8 - LONG-TERM DEBT

At December 31                                  1997           1996
                                                  (In thousands)
CILCO first mortgage bonds
   7 1/2% series due 2007                   $ 50,000       $ 50,000
   8 1/5% series due 2022                     65,000         65,000
Medium-term notes
   5.7% series due 1998                         --           10,650
   6.4% series due 2000                       30,000         30,000
   6.82% series due 2003                      25,350         25,350
   6.13% series due 2005                      16,000         16,000
   7.8% series due 2023                       10,000         10,000
   7.73% series due 2025                      20,000         20,000
Pollution control refunding bonds
   6.5% series F due 2010                      5,000          5,000
   6.2% series G due 2012                      1,000          1,000
   6.5% series E due 2018                     14,200         14,200
   5.9% series H due 2023                     32,000         32,000
                                            --------       --------
                                             268,550        279,200
Unamortized premium and discount on
 long-term debt, net                            (714)          (761)
                                            --------       --------
     Total CILCO                            $267,836       $278,439
                                            --------       --------
CILCORP Inc. Unsecured medium-term notes;
various maturities 1999 through 2001;
interest rates ranging from 8.33% to
9.10%                                         30,500         42,000
Other                                            192            227
                                            --------       --------
    Total long-term debt                    $298,528       $320,666
                                            ========       ========

CILCO's first mortgage bonds are secured by a lien on substantially all of its property and franchises.  Unamortized borrowing expense, premium and discount on outstanding long-term debt are being amortized over the lives of the respective issues.


Total consolidated maturities of long-term debt for 1999-2001 are

$13 million, $30 million and $18 million, respectively.  The remaining maturities of long-term debt of $238 million, occur in 2003 and beyond.


The 1998 and 1997 maturities of long-term borrowings have been classified as current liabilities.


NOTE 9 - COMMITMENTS & CONTINGENCIES

CILCO's 1998 capital expenditures are estimated to be $51.1 million and

QST's are estimated to be $9 million, in connection with which CILCO and

QST have normal and customary purchase commitments at December 31, 1997.


CILCO and QST act as self-insurers for certain insurable risks resulting from employee health and life insurance programs.


In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company, now AmerenCIPS

(CIPS).  This agreement provides for a minimum contract delivery rate from

CIPS of 90 MW until the contract expires in 1998.


In March 1995, CILCO and CIPS renegotiated a limited-term power agreement reached in November 1992.  This agreement, which now expires in May 2009,

provides for CILCO to purchase up to 150 MW of CIPS' capacity from June 1998 through May 2002, and 50 MW from June 2002 through May 2009.


In January 1997, CILCO intervened in a proceeding pending before the FERC to challenge the validity of the power agreements with CIPS because of

CIPS' failure to obtain FERC approval of the agreements.  In the alternative, CILCO requested that FERC provide an "open season" during which CILCO may cancel the power agreements in whole or in part.  In an order issued in October 1997, FERC rejected the challenge to the validity of the agreements and denied CILCO's request for an open season.  However,

FERC ordered CIPS to file the agreements with FERC and on its own motion initiated a separate proceeding to investigate the terms of the agreements.

In February 1998, FERC denied CILCO's request for a rehearing of the

October order, but directed that issues related to the justness and reasonableness of the argument be reviewed.



Reference is made to Management's Discussion and Analysis of Financial

Condition and Results of Operations, Environmental Matters (regarding former gas manufacturing sites) for a discussion of that item.


NOTE 10 - QST ENVIRONMENTAL DISCONTINUED OPERATIONS

On November 20, 1997, QST Environmental sold substantially all the assets of its wholly-owned subsidiary, ESE Land Corporation, for $9.5 million in cash and residual interests in three newly-formed limited liability corporations.

Accordingly, the discontinued activities are shown as discontinued

operations in the statement of earnings.  Prior year financial statements have been reclassified to conform to the current year presentation.


NOTE 11 - LEASES

The Company and its subsidiaries lease certain equipment, buildings and other facilities under capital and operating leases.  Several of the operating leases provide that the Company pay taxes, maintenance and other occupancy costs applicable to these premises.


Minimum future rental payments under non-cancellable capital and operating leases having remaining terms in excess of one year as of December 31, 1997,

are $23.2 million in total.  Payments due during the years ending December

31, 1998, through December 31, 2002, are $8.2 million, $6.5 million, $3.7 million, $2.6 million and $2.0 million, respectively.


NOTE 12 - FINANCIAL INSTRUMENTS AND PRICE RISK MANAGEMENT

CILCO utilizes various commodity-based financial instruments (futures contracts, options and swaps) to reduce the impact of natural gas price fluctuations related to natural gas supply and its storage program, including the price risk related to physical location of natural gas (basis risk).  This program is designed to provide a higher level of price stability relative to winter market prices for natural gas injected in CILCO-owned storage fields.

CILCO hedged approximately 19% of its owned natural gas storage in 1997.



In hedging the acquisition cost of gas injected into storage, gain or loss on derivative financial instruments is deferred as an adjustment to gas in underground storage on the balance sheet.  As natural gas is withdrawn from storage, these gains or losses are passed to customers through the PGA, which is included in Gas Purchased for Resale on the income statement.  If a derivative financial instrument contract is terminated early for any reason,

including regulatory concerns, any gain or loss resulting will be deferred and recorded concurrent with the related purchases and sales of natural gas.  In

December 1997, CILCO suspended the storage hedging program and closed out all open futures and options positions due to the uncertainty of future recovery of costs through the PGA.  At December 31, 1997, CILCO had open positions in derivative financial instruments used to hedge basis of 1.4 billion cubic feet

(Bcf).



QST utilizes commodity futures contracts, options, and swaps in the normal course of its natural gas business activities.  Gains and losses arising from derivative financial instrument transactions which hedge the impact of fluctuations in energy prices are recognized in income concurrent with the related purchases and sales of natural gas.  Realized and unrealized gains and losses on derivative transactions which do not qualify as hedges are recognized in income on a current basis.  If a derivative financial instruments contract is terminated because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized.  If a derivative financial instruments contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded concurrently with the related purchases and sales of natural gas.



As of December 31, 1997, the fair value of natural gas derivative financial instruments entered into for trading purposes was a loss of $.3 million and the net open fixed price position of these financial instruments was balanced.

As of December 31, 1997, QST had open derivative financial instruments representing hedges of natural gas sales of 20.5 Bcf and natural gas purchases and inventories of 18.4 Bcf for commitments through 1998.  The net deferred loss on these derivatives as of December 31, 1997, was $.9 million.  The net loss reflected in operating results arising from financial instruments entered into by QST for hedging and trading purposes was $.9 million for the year ended December 31, 1997.



Physical and derivative financial instruments positions give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment.  Market risks are actively monitored to ensure compliance with risk management policies.  Policies are in place which limit the amount of the Company's total net exposure at any point in time.  Procedures exist which allow for the monitoring of all commitments and positions with timely reporting to senior management.



NOTE 13 - EARNINGS PER SHARE

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The shares calculated for dilutive potential result from the CILCORP Shareholder Incentive Compensation Plan.

                                                      (In thousands)
    Income available to common shareholders             $16,395

    Weighted average number of common shares used
    in Basic Earnings Per Share                          13,611
    Weighted number of dilutive potential common
      stock used in Diluted Earnings Per Share               16

The Company has adopted Statement of Financial Accounting Standards No. 128,

Earnings Per Share, for the year ended December 31, 1997.  Restatement of years 1996 and 1995 is not applicable as no potential common stock dilution occurred until 1997.


NOTE 14 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following quarterly operating results are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's operating results for the periods indicated.  The results of operations for each of the fiscal quarters are not necessarily comparable to, or indicative of, the results of an entire year due to the seasonal nature of the Company's business and other factors.  The sum of earnings per average common share for the four quarters of 1996 does not equal the total for the year because the average number of shares outstanding changed.


For the Three Months Ended  March 31      June 30    September 30   December 31
                            (In thousands except per share amounts)
1997
Revenue                        $192,206     $173,083     $228,503   $382,693
Income (loss) from
  continuing operations
  before income taxes            14,080        8,106       20,475    (17,934)
Income taxes                      4,263        2,541        7,556        730
Net income (loss) from
  continuing operations
  before extraordinary
  item                            9,817        5,565       12,919    (18,664)
Income (loss) from
  operations of
  discontinued business,
  net of tax of $(88),
  $176, $107, $(254)                (98)         252          155       (363)
Gain on sale of assets of
  discontinued business,
  net of tax of $1,889               --           --           --      2,712
Extraordinary item                   --           --           --      4,100

Net income (loss)              $  9,719     $  5,817     $ 13,074   $(12,215)

Earnings per average
  common share - basic and
  diluted
   Continuing operations          $0.72        $0.41        $0.95     $(1.37)
   Discontinued operations        (0.01)        0.02         0.01       0.17
   Extraordinary item                --           --           --       0.30
      Net income (loss)           $0.71        $0.43        $0.96     $(0.90)

1996
Revenue                        $177,977     $131,909     $138,547   $164,649
Income from continuing
  operations before income
  taxes                          17,165        3,949       20,159      1,500
Income taxes                      6,661        1,313        7,610       (950)
Net income from continuing
  operations                     10,504        2,636       12,549      2,450
Income (loss) from
  operations of
  discontinued business,
  net of tax of $(72),
  $(73), $(51), $67                (110)        (109)         (77)       100

Net income                     $ 10,394     $  2,527     $ 12,472   $  2,550

Earnings per average
  common share - basic and
  diluted
   Continuing operations          $0.79        $0.20        $0.93      $0.18
   Discontinued operations        (0.01)       (0.01)       (0.01)      0.01
      Net income                  $0.78        $0.19        $0.92      $0.19