Form 10-K405, Exhibit 13
period 1997-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1998-03-18
CIK 762129, 18651

Information related to the nine graphs included in the CILCORP Inc. Annual Report in Management's Discussion and Analysis and Financial Statements follows.

A bar graph titled "Fixed Charge Coverage (Scale: # of Times)" depicting the following information appears in the right hand column on Page 15 of Management's Discussion and Analysis.

      1993        2.4
      1994        2.6
      1995        2.7
      1996        2.1
      1997        1.8


A bar graph titled "Utility Plant Expenditures (Scale: $ Millions)" depicting the following information appears in the left hand column on page 16 of Management's Discussion and Analysis.

      1993        73
      1994        91
      1995        70
      1996        44
      1997        55


A bar graph titled "Electric Sales (Scale: Millions of kilowatt-hours)" depicting the following information appears in the left hand column on page 22 of Management's Discussion and Analysis. Each bar consists of four sections which build on one another.

                       1997     1996     1995     1994     1993

BAR 1 RESIDENTIAL     1,725    1,713    1,783    1,672    1,664
BAR 2 COMMERCIAL      1,568    1,564    1,537    1,470    1,396
  CUMULATIVE          3,293    3,277    3,320    3,142    3,060
BAR 3 INDUSTRIAL      2,140    2,123    2,325    2,303    2,238
  CUMULATIVE          5,433    5,400    5,645    5,445    5,298
BAR 4 OTHER             909      783      270      390      234
  CUMULATIVE          6,342    6,183    5,915    5,835    5,532


A bar graph titled "Cooling Degree Days Per Year Compared to Normal" depicting the following information appears in the right hand column on page 23 of Management's Discussion and Analysis. A horizontal bar depicting normal cooling days is shown at approximately 1,058 days.

      1993       1,056.0
      1994       1,104.0
      1995       1,222.0
      1996         909.0
      1997         953.0


A bar graph titled "Gas Sales (Scale: Millions of mcf)" depicting the following information appears in the left hand column on page 24 of Management's Discussion and Analysis. Each bar consists of three sections which build on one another.

                       1997     1996     1995     1994     1993

BAR 1 RESIDENTIAL    19,593   21,547   20,080   18,929   20,263
BAR 2 COMMERCIAL      9,794    8,948    7,374    6,686    6,748
  CUMULATIVE         29,387   30,495   27,454   25,615   27,011
BAR 3 INDUSTRIAL      2,538    1,659    1,242    1,186      756
  CUMULATIVE         31,925   32,154   28,696   26,801   27,767


A bar graph titled "Heating Degree Days Per Year Compared to Normal" depicting the following information appears in the right hand column on page 25 of Management's Discussion and Analysis. A horizontal bar depicting normal heating degree days is shown at approximately 5,891 days.

      1993       5,882.0
      1994       5,443.5
      1995       5,920.5
      1996       6,321.0
      1997       5,966.5


Two pie charts titled "Consolidated Assets by Segment" as percentage of the whole by year are printed on page 32 below the Asset portion of the Balance Sheets.

                                1997     1997        1996     1996
Electric                     725,093    54.3%     734,004    57.1%
Gas                          296,373    22.2%     300,982    23.4%
Non-Regulated Energy &
  Energy Services             97,869     7.3%      15,290     1.2%
Environmental and
  Engineering Services        46,544     3.5%      79,202     6.2%
Other                        168,940    12.7%     156,215    12.1%
Total                      1,334,819   100.0%   1,285,693   100.0%


Two pie charts titled "Consolidated Capitalization Including Short-Term Debt" as percentages of the whole by year are printed on page 33 below the Liability portion of the Balance Sheets.

                                1997     1997        1996     1996
S-T Debt                      84,335      11%      50,957       6%
L-T Debt                     298,528      37%     320,666      41%
Preferred Stock               66,120       8%      66,120       8%
Common Stock                 352,593      44%     368,205      45%
Total                        801,576     100%     805,948     100%


Three pie charts titled "Consolidated Revenue by Component" as percentages of the whole by year is printed on page 34 below the Statements of Segments of Business.

                             1997  1997      1996  1996       1995  1995
Electric                  338,096   35%   322,785   53%    326,198   53%
Gas                       208,758   21%   195,770   32%    151,546   25%
Non-Regulated Energy &
  Energy Services         346,290   36%     3,381    1%         --    --
Environmental and
  Engineering Services     72,235    7%    82,641   13%    122,962   20%
Other                      11,106    1%     8,505    1%      9,466    2%
Total                     976,485  100%   613,082  100%    610,172  100%