Form 10-K405, Exhibit 13
period 1998-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1999-03-26
CIK 762129, 18651

Management's Discussion and Analysis of Financial Condition and
Results of Operations

In 1998 and prior years, the financial condition and operating results of CILCORP Inc. and its subsidiaries (the Company) primarily reflected the operations of Central Illinois Light Company (CILCO), QST Enterprises Inc. (QST), and their subsidiaries. On November 23, 1998, the Company announced that The AES Corporation (AES) has offered to buy 100% of the Company's outstanding common stock for $65 per share, subject to CILCORP shareholder approval and various regulatory approvals. On March 10, 1999, the Illinois Commerce Commission issued its approval of CILCORP's merger with AES. Other required approvals are in process. The Company anticipates that this transaction will close in mid 1999.

As a result of the pending acquisition and after reviewing its business plans, the Company decided in late 1998 to sell its 100% ownership interest in QST Environmental Inc. (QST Environmental), a first-tier subsidiary of QST that provides environmental consulting and engineering services. An offering memorandum was sent to potential purchasers in early 1999. QST had sold another of its subsidiaries, QST Communications Inc., in August 1998.

In June 1998, QST Energy Inc. (QST Energy), another first-tier subsidiary of QST, incurred a material loss related to wholesale electricity contracts, triggered by an unprecedented increase in short-term wholesale electricity prices. QST Energy closed its electric and gas non-retail positions and, in the fourth quarter of 1998, closed its Houston energy trading office and transferred its Pennsylvania retail electric and gas customers to other marketers. In late 1998, QST Energy began negotiating with its remaining non-Illinois commercial customers to end its obligations to provide electric service over the remaining terms of its contracts with them.

Due to uncertainties related to electric deregulation across the country, the illiquidity of certain energy markets, and its pending acquisition by AES, the Company will focus in the future on the opportunities in the Illinois energy market resulting from the deregulation of electricity under the Electric Service Customer Choice and Rate Relief Law of 1997 (see Competition). This law will enable CILCO, the Company's regulated public utility that generates and distributes electricity and purchases, transports and distributes natural gas, to serve Illinois customers outside its traditional service territory in Central Illinois. As a result of these events, the Company is reporting the results of QST Enterprises and its subsidiaries as discontinued operations (see Note 10). During the fourth quarter of 1997, QST Environmental sold substantially all of the assets of ESE Land Corporation (ESE Land), its wholly-owned subsidiary that acquired environmentally impaired property for remediation and resale. The operations of ESE Land are included in discontinued operations in 1997 and 1996.

The Other Businesses segment includes the operations of the holding company itself (Holding Company), its investment subsidiary, CILCORP Investment Management Inc. (CIM), and CILCORP
Ventures Inc. (CVI).

                             OVERVIEW

Contributions to the Company's earnings per share for the last three calendar years are shown below:

                             1998        1997        1996
CILCO (excluding
  extraordinary item)       $ 3.02      $ 3.39      $ 3.11
CILCO Extraordinary Item        --         .30          --
Other Businesses              (.21)       (.18)       (.30)
QST Enterprises Discontinued
  Operations                 (1.61)      (2.31)       (.74)
                            ------      ------      ------
Earnings Per Common
  Share - Basic             $ 1.20      $ 1.20      $ 2.07
                            ======      ======      ======

CILCO's earnings, excluding the extraordinary item, decreased by 11% in 1998 primarily due to increased power plant maintenance expense, repairs to the electric distribution system resulting from a severe storm in June 1998, higher gas maintenance expenses, and higher information technology costs. Electric gross margin increased by 5% as a result of warmer than normal summer weather. However, this increase was partially offset by a 9% decrease in gas gross margin due to warmer than normal weather during the heating season. CILCO's 1997 earnings included a credit of $4.1 million ($.30 per share) for an after-tax extraordinary item related to the write-off of regulatory assets and liabilities associated with electric generating plant (see Note 1).

CILCO's earnings before the extraordinary item increased by 9% in 1997 primarily due to a decline in operations and maintenance expense. Results for 1996 included a $5.4 million after-tax charge ($.40 per share) related to an early retirement program. Decreased residential gas sales resulting from warmer weather during the heating season and increased power plant maintenance expense due to a scheduled outage at the Duck Creek generating station partially offset the decline in 1997 expenses resulting from the early retirement program.

An unprecedented short-term increase in wholesale electricity prices during June 1998 contributed to a $10.6 million, or $.47 per share, reduction in QST's electric gross margin in the second quarter. QST Energy's electric gross margin for 1998 was $(14.3) million compared to $(.8) million in 1997, a reduction of $.60 per share from 1997 results. In addition, as a result of discontinuing its operations at December 31, 1998, QST Energy adjusted to market value its future contractual commitments to sell electricity and natural gas, resulting in a $5.2 million pre-tax charge against income, or $.23 per share. Additional losses were recognized in 1998 related to the disposal of QST assets, termination of leases and other agreements, severance costs, and estimated operating expenses which will be incurred until QST is able to completely exit the non-Illinois markets.

In August 1998, QST sold its 100% interest in QST Communications
Inc., realizing an after-tax gain of $8.3 million or $.60 per share, partially offset by the $.05 per share 1998 loss from discontinued operations prior to the sale.

In 1997, $22.6 million ($1.66 per share) of goodwill related to QST Environmental was written off (see Note 1). The results of QST Environmental were adversely affected in 1998 by continued losses at its laboratory operations and by the estimated loss from the discontinuance of the business. The loss includes estimated severance costs and other closing costs related to laboratory and other operations that will not be sold and which are being discontinued.

These amounts were partially offset by net income, approximating
$.05 per share, earned at its consulting business.

Other Businesses results for 1998 were approximately the same as 1997. CIM realized a gain from the refinancing of a leveraged lease investment and also shared in the after-tax gain resulting from the sale of facilities of the Energy Investors Fund, L.P., in which CIM has a 3% interest. These items were offset by reduced income from CIM's affordable housing investments and costs incurred by the Holding Company related to the AES transaction.

Other Businesses results improved in 1997 due to an after-tax gain resulting from CIM's share in the sale of another facility owned by the Energy Investors Fund. Increased tax credits from affordable housing investments, a decline in Holding Company costs related to corporate repositioning, and increased income resulting from CIM's investment in a new leveraged lease also contributed to improved results, partially offset by increased costs related to services provided to Caterpillar Inc. (see Competition).

Return on average common equity was 4.7% in 1998, compared to 4.5% in 1997 and 7.7% in 1996. Excluding discontinued operations and extraordinary items, return on average common equity was 9.8% in 1998, compared to 11.5% in 1997 and 10.4% in 1996. The ratio of common equity to total capitalization, including short-term debt, was 43% in 1998, 44% in 1997, and 46% in 1996. The fixed charge coverage ratio decreased to 1.5 in 1998 (2.5 excluding discontinued operations), compared to 1.9 in 1997 (3.7 without discontinued operations and the extraordinary item) and 2.1 in 1996 (2.5 excluding discontinued operations).

Inflation may have a significant impact on the Company's future operations and its ability to contain costs. To help protect CILCO from the effects of inflation, substantially all electric and gas sales rates include a fuel adjustment clause (FAC) or a purchased gas adjustment (PGA) to provide for changes in electric fuel costs, excluding coal transportation, and changes in the cost of natural gas. Over the past five years, the annual rate of inflation, as measured by the Consumer Price Index, has ranged from 1.6% to 2.9%.

                    Forward-Looking Information

Forward-looking information is included in Management's Discussion and Analysis of Financial Condition and Results of Operations
(MD&A). Certain material contingencies are also described in Note 9 to the Consolidated Financial Statements.

Some important factors could cause actual results or outcomes to differ materially from those expressed or implied in MD&A. The business and profitability of CILCORP and its subsidiaries are influenced by economic and geographic factors, including ongoing changes in environmental laws and weather conditions; the extent and pace of development of competition for retail and wholesale energy customers; changes in technology; third party compliance with Year 2000 requirements; the inability to identify and remediate or replace embedded computer chips in affected equipment; pricing and transportation of commodities; market supply and demand for energy and energy derivative financial instruments; inflation; capital market conditions; and environmental protection and compliance costs. Prevailing governmental policies, statutory changes, and regulatory actions with respect to rates, industry structure and recovery of various costs incurred by CILCO in the course of its business and increasing wholesale and retail competition in the electric and gas business affect its earnings. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and, to a significant degree, are beyond the control of CILCORP and its subsidiaries. CILCORP and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, assumptions or other factors.

                  CAPITAL RESOURCES AND LIQUIDITY

The Company believes that internal and external sources of capital which are or are expected to be available to the Holding Company and its subsidiaries will be adequate to fund its capital expenditures, pay its financial obligations, meet working capital needs and retire or refinance debt as it matures. The Agreement and Plan of Merger (The Agreement) between the Company and The AES Corporation provides for the ongoing payment of common dividends, not to exceed the average for the four quarterly dividend payments prior to the effective date of The Agreement, pending the merger.

THE COMPANY

CILCORP is currently authorized by its Board of Directors to borrow up to $60 million on a short-term basis and had $60 million of committed bank lines at the end of 1998 and 1997. At December 31, 1998, $55.6 million of the lines were used, compared to $40.9 million in use at December 31, 1997.

The Company had $30.5 million of medium-term notes outstanding at year-end and may issue an additional $27 million under its existing medium-term note program to retire maturing debt and to provide funds for other purposes.

CILCO

In 1998, CILCO spent $67.1 million for capital additions and improvements, consisting primarily of replacements and improvements to the existing electric transmission and distribution and natural gas distribution systems and information technology projects. Estimated 1999 and 2000 capital expenditures are $56.6 million and $51 million, respectively. The 1999 expenditures include $14.2 million for electric energy supply and transmission projects, $.6 million for gas supply and transmission projects, $28.7 million for electric and gas distribution systems improvements, and $11.8 million for information technology projects. Actual capital expenditures may vary from these estimates due to a number of factors, including changes in costs of labor, equipment, capital, environmental regulations, and load growth estimates.

CILCO's short-term debt increased to $40.6 million at December 31, 1998, from $21.3 million at December 31, 1997. CILCO retired $10.65 million of medium-term notes in June 1998 and $20 million of first mortgage bonds in March 1997. Also, in 1998, CILCO paid $20 million of dividends to CILCORP in addition to regular quarterly dividends. CILCO expects to issue commercial paper periodically during 1999, and is currently authorized by its Board of Directors to issue up to $66 million of short-term debt. At December 31, 1998, committed bank lines of credit totaled
$45 million, all of which were unused except in support of commercial paper issuance. During 1999, CILCO expects the support of commercial paper issuance to be the sole use of these bank lines of credit. CILCO plans to finance its 1999 and 2000 capital expenditures primarily with funds provided by operations. Future funds provided by operations may be affected by the deregulation of the electric and natural gas utility industries (see Competition).

QST

Capital expenditures, excluding those of QST Environmental, totaled approximately $7.6 million for 1998, primarily for construction of fiber optic and other communications facilities by QST Communications Inc. prior to its sale in August 1998 (see Note
10). Working capital balances at QST (excluding QST Environmental) increased by $8.6 million during 1998, primarily due to an increase in accounts receivable and unbilled revenue related to QST Energy's business in California.

QST is currently involved in a billing dispute with two of its large California commercial customers who, as a result, have not paid QST for energy delivered.

In February 1999, QST notified these customers that they were in default of their contract with QST. QST filed suit in Federal District Court in February to recover the $11 million owed at that date; the customers have responded. QST cannot predict the ultimate outcome of this matter, but intends to vigorously pursue its claim.

QST expects to finance working capital needs prior to its exit from the non-Illinois markets with funds provided by the Holding
Company. At December 31, 1998, QST (excluding QST Environmental) had no outstanding debt.

QST Environmental spent $1.3 million for capital additions and improvements in 1998 and plans to spend $.5 million in 1999 on capital additions. QST Environmental generated $3.3 million of cash from operations in 1998.

QST Environmental has a line of credit with CILCORP under which it may borrow up to $15 million, depending upon the amount of QST Environmental's receivables and fixed assets. This line of credit expires in May 2000. At December 31, 1998, QST Environmental had borrowed $7 million from CILCORP. Based upon its current receivables and fixed assets, QST Environmental has an additional $8 million available under this revolving line of credit. QST Environmental's outstanding term debt at December 31, 1997, was $12.5 million. QST Environmental anticipates that cash and short-term investments, funds generated by operations and amounts available under the Holding Company line of credit will be sufficient to meet its anticipated working capital requirements prior to its sale.

CIM

CIM had outstanding debt of $37.7 million and $37.2 million (all to the Holding Company) at the end of 1998 and 1997, respectively.

During 1997 and prior years, CIM committed to invest $16.6 million in affordable housing funds. Through December 31, 1998, CIM has paid $14 million to fund these commitments, $3.8 million of which was paid during 1998. CIM expects to pay approximately
$1.6 million of the remaining $2.6 million commitment in 1999, and lesser amounts in each year thereafter through 2006. CIM funded these commitments with cash borrowed from the Holding Company.
CIM expects to finance it capital needs during 1999 with a combination of funds generated internally and with funds provided by the Holding Company.

                             YEAR 2000

The Company is continuing its progress toward making its computer systems and operations ready for the year 2000. CILCO began evaluating its information technology systems in 1996. Systems were reviewed and a schedule was developed for the analysis of all computer application code and for the replacement or modification of those systems that were identified as obsolete and/or having potential Year 2000 (Y2K) issues. Replacement of several major computer systems with Y2K issues began in 1997. A Y2K team was established in March 1998, consisting of personnel from each operating division of CILCO. In conjunction with the formation of the Y2K team, an outside firm specializing in Y2K projects was retained to assist CILCO with its overall Y2K project plans.
CILCO has also worked with an independent audit team to evaluate the status of the Y2K project. The project was divided into three phases, as follows:

Phase I tasks included an inventory of all present systems for embedded chips having potential Y2K issues, contacting all manufacturers of embedded chip devices for the Y2K status of these devices, identifying and surveying all critical suppliers, and conducting an inventory of all information technology hardware and software for analysis of Y2K problems. Phase I was completed in August 1998.

Phase II is currently in progress. This phase includes Y2K compliance testing of all suspect embedded chip devices identified in Phase I in the power plants, service centers, and business offices. In addition, two separate groups of outside consultants evaluated all mainframe application code to identify specific instances of date problems in each application program for systems that are not being replaced. Phase II has been completed except for the testing of power plant embedded chip devices. This testing will occur during scheduled power plant outages in 1999.

Phase III is also in progress and includes the upgrade/replacement and re-testing of embedded chip devices found not to be Y2K compliant during Phase II. This phase includes completion of mainframe computer operating software upgrades to current Y2K compliant versions and defining Y2K contingency plans for each business unit. Computer application code that was determined to have Y2K date related problems during Phase II will be corrected. Testing of all applications which have undergone Y2K upgrades/modifications, testing of operating system software, and development and testing of contingency plans through simulation or actual tests, where practical, will complete Phase III, which is expected to be completed by October 1999. Systems identified as critical to the continued provision of utility services will be of particular focus during the testing portion of Phase III. These critical systems are generating station equipment, electric transmission and distribution control systems, gas delivery control systems, and telecommunications systems.

An estimated $2 million (historical and future costs) will be spent for embedded chip analysis, vendor management, application code scanning, remediation, testing and contingency planning at CILCO. Approximately $30.7 million will have been spent prior to the year 2000 for system replacements or hardware upgrades initiated for business purposes other than solely for Y2K compliance.

QST Environmental is scheduled to complete the upgrade of its billing and project accounting system to a Y2K compliant version by June 1999. Replacement of this system will cost approximately
$1 million, $624,000 of which was spent in 1998.

CILCO is working both internally and with utility industry groups, including the Mid-America Interconnected Network (MAIN) and the North American Electric Reliability Council (NERC), to identify and plan for all identified risks associated with the Y2K issue. While these groups are modeling potential worst case scenarios, the probability of extreme disruptions due to Y2K issues is considered extremely low. CILCO's Y2K team has identified the most likely worst case scenario to be an interruption in service by a critical supplier. Consequently, alternate sources for supplies have been identified and the need for CILCO to stock additional inventories of critical items is being evaluated.

CILCO is also following the contingency planning process recognized by MAIN and NERC. Accordingly, CILCO has established a Y2K contingency planning team that has received training in contingency planning techniques and goals. The team is collecting data and contingency planning began in March 1999. Within this structure, CILCO is required to submit its contingency plans to MAIN by March 31, 1999. MAIN is then required to submit plans to NERC by June 30, 1999. This contingency planning process is expected to continue through the fourth quarter 1999, and will include CILCO's participation in the NERC industry-wide drills during the spring and fall of 1999.

The Company currently believes it will be able to achieve Y2K compliance, as discussed above, through a combination of modifications of certain existing programs and systems, the replacement of others with new software that is Y2K compliant, and the development of contingency plans. If such modifications and conversions are not made, however, or are not made in a timely manner, the Y2K issue could have a material impact on the Company's operations. In addition, management cannot predict the nature or impact on operations of third-party noncompliance with Y2K requirements beyond the assurances given during critical vendor assessments.

                            COMPETITION

The electric utility industry will change significantly during the coming years at both the wholesale and retail levels. In Illinois, the Electric Service Customer Choice and Rate Relief Law of 1997 (Customer Choice Law) began a transition process to a fully competitive market for electricity. Large industrial customers and customers representing one-third of remaining non-residential kwh sales will be able to choose their electric supplier beginning October 1, 1999, with all other non-residential customers having a choice after December 31, 2000. Residential electric customers will be able to choose their electric supplier on May 1, 2002.

If a customer chooses to leave its present electricity supplier, that utility will collect a fee for delivering power and may assess an additional transition charge on the customer. This charge must be filed with the Illinois Commerce Commission (ICC) and is designed to help utilities recover the cost of past investments made under a regulated system. The transition charge will reduce a customer's economic incentive to switch suppliers. Transition charges may be collected through 2006 (2008 upon the ICC's finding that a utility's financial condition is impaired).

The Customer Choice Law also requires electric base rate reductions that vary by utility. CILCO reduced its residential base rates by 2% in August 1998 and must reduce base rates by an additional 2% in October 2000 and 1% in October 2002. Also, CILCO's return on common equity will, in general, be capped (the Equity Cap) at an index (a 12 month average yield for 30 year U.S. Treasury bonds plus 8% for calendar years 1998 and 1999 and a 12 month average yield for U.S. Treasury bonds plus 9% for calendar years 2000 through 2004) plus 1.5 percentage points. If CILCO's two-year average return on common equity exceeds the two-year average of the Equity Cap, fifty percent of the earnings in excess of the average Equity Cap must be refunded to customers in the following year.

With the enactment of the Customer Choice Law, electric generation in Illinois will become deregulated and competitive. As a result, the accounting principles applicable to rate-regulated enterprises will no longer apply to the electric generation portion of CILCO's business (see Note 1). Also, the cost of any assets whose recovery is impaired by the transition to a competitive marketplace must be written-off. CILCO has not determined its electric generating asset values to be impaired; its ability to keep total production costs competitive in a deregulated market will determine whether and to what extent the value of these assets may be impaired in the future.

In 1996, CILCO began Power Quest, which consisted of two electric and one gas pilot retail competition programs. The retail competition program for industrial electric customers ended as scheduled on April 30, 1998. That program allowed CILCO's eight largest industrial customers to secure up to 50 megawatts in aggregate (10% of CILCO's industrial load) from suppliers other than CILCO. Seven of these customers participated in the program. Caterpillar Inc., with three eligible accounts, elected to form a strategic alliance with CILCORP rather than take its entire Power Quest allocation from suppliers other than CILCO. In December 1998, CILCO received approval from the ICC to eliminate the other electric pilot program (for residential and commercial customers in six areas in its service territory) effective May 1, 1999. At the end of 1998, approximately 1,400 residential and commercial customers participated in this program. CILCORP experienced a $2.4 million reduction in 1998 pre-tax income as a result of the electric industrial pilot program (including electric margin lost by CILCO, CVI costs associated with the Caterpillar alliance and QST margin on Power Quest customers). The other electric pilot program reduced CILCORP's 1998 pre-tax income by $.9 million.

While CILCO has not filed with the ICC to terminate the gas pilot program, its affiliate QST Energy withdrew from participation in the program in August 1998. Most gas customers that had been served by QST have returned to CILCO or other affiliates. Participation in the gas pilot program by marketers other than QST has been minimal. This program did not have a material impact on CILCORP's 1998 financial position or results of operation.

With the coming of electric choice in 1999 to its industrial customers and some of its commercial customers, CILCO has entered into contracts with six of its largest customers, representing approximately 12% of total 1998 electric revenue. These contracts, which expire from 2001 to 2002, were designed to capture at least the same revenue that the customers paid to CILCO and QST in 1997 when they participated in the Power Quest pilot program. They cover each customer's full electric requirements for a period which extends at least 18 months past the implementation of customer choice.

The ultimate market price for electricity, the cost for a utility to produce or buy electricity, and the number of customers that may be gained or lost due to customer choice of supplier in Illinois cannot be predicted. As a result, management cannot predict the ultimate impact that the Customer Choice Law will have on CILCORP's financial position or results of operation, but the effect could be significant. However, CILCO is currently a low-cost provider of electricity, and management will continue to position CILCO for competition by controlling costs, maintaining good customer relations, and developing flexibility to meet individual customer requirements.

ENVIRONMENTAL MATTERS

CILCO's capital expenditures related to pollution control facilities are estimated to be $4.9 million in 1999. The acid rain provisions of the Clean Air Act Amendments of 1990 (Amendments) require additional sulfur dioxide (SO2) and nitrogen oxide (NOx) emission reductions at CILCO's generating facilities. CILCO's facilities are exempt from Phase I of the Amendments due to previous emission reductions, but are subject to Phase II of the Amendments, which require further emission reductions beginning in the year 2000.

The U.S. Environmental Protection Agency (USEPA) has issued a State Implementation Plan Call to Illinois under Title I of the Amendments requiring additional NOx emission reductions from CILCO's coal-fired power plants beginning May 2003. Each of CILCO's generating units would be allowed a targeted amount of NOx emissions during the peak ozone months of May through September. The Illinois Environmental Protection Agency (IEPA) must adopt rules by September 1999 implementing this new requirement.
CILCO's capital expenditures to meet the NOx emission requirements could total $59 million by 2003.

CILCO's near-term compliance strategy is being implemented based upon regulations issued under the Amendments. CILCO continues to monitor regulatory actions and develop compliance strategies to minimize any financial impact. Due to the deregulation of the electric industry resulting from the Customer Choice Law, recovery of compliance costs in the future will depend upon the number of retail customers CILCO serves and the marketability of the power it generates in a competitive environment. CILCO's present strategy includes use of an existing SO2 scrubber, fuel switching and SO2 allowance purchases to meet Phase II SO2 emissions targets, and combustion control modifications to meet Phase II NOx emissions targets. The USEPA established SO2 emission allowance reserves for power plants in Phase II. Allowances are transferable to third parties at market prices. The cost of purchased SO2 allowances may be recovered from customers through the fuel adjustment clause. CILCO continues to weigh the costs of purchasing additional allowances against alternative operating scenarios. Under this strategy, CILCO's generating units will not require additional SO2 scrubbers, but will require some fuel switching.

Various initiatives are being discussed both in the United States and worldwide to reduce so-called "greenhouse gases" such as carbon dioxide and other by-products of burning fossil fuels. Reductions of emissions below historical levels could result in significant capital outlays or material increases in annual operating expenses.

Neither CILCORP, CILCO, nor any of their affiliates has been identified as a potentially responsible party under federal or state environmental laws governing waste storage or disposal.

CILCO continues to investigate and/or monitor four former gas manufacturing plant sites located within its present gas service territory. The purpose of these studies is to determine if waste materials, principally coal tar, are present, whether such waste materials constitute an environmental or health risk and if CILCO is responsible for the remediation of any remaining waste materials at those sites. Remediation work at one of the four sites was substantially completed in 1991. Based on the operation of a groundwater collection system and other controls, CILCO expects to request a "No Further Remediation" letter for this site in 1999. A remedial action plan for the second site was determined during 1997 and site remediation was completed in 1998. CILCO has a request for a "No Further Remediation" letter pending with the IEPA for the second site. CILCO has not determined the ultimate extent of its liability for, or the ultimate cost of any remediation of, the remaining two sites, pending further studies. Investigation of the third site is planned for 1999.

CILCO spent approximately $1.7 million for former gas manufacturing plant site monitoring, legal fees and feasibility studies in 1998. A $1.6 million regulatory asset and a corresponding liability are recorded on the Balance Sheet representing the minimum amount of future coal tar investigation and remediation costs CILCO expects to incur. Coal tar remediation costs incurred through December 1998 have been deferred on the Balance Sheets, net of amounts recovered from customers (see Note 1).

Through December 31, 1998, CILCO has recovered approximately
$6.2 million in coal tar remediation costs from its customers through a gas rate rider approved by the ICC. Currently, that rider allows recovery of coal tar remediation costs in the year they are incurred. Under these circumstances, management believes that the cost of coal tar remediation will not have a material adverse effect on CILCO's financial position or results of operations.

                   NEW ACCOUNTING PRONOUNCEMENTS

In December 1998, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached consensus on Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. EITF 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, starting January 1999, with changes in fair value recorded in earnings. QST's energy trading activities, as defined by EITF 98-10, were marked to market at December 31, 1998, and accounted for as discontinued operations. The resulting loss of $5.2 million, representing losses on net open energy sales commitments, is included in Discontinued Operations on the Income Statement (see QST Enterprises Discontinued Operations). CILCORP currently anticipates that its future activities will not be classified as energy trading operations under EITF 98-10. Management therefore does not expect EITF 98-10 to have a material effect on CILCORP's 1999 results of operations unless there is a material change in the market value of the open energy sale commitments included in discontinued operations in 1998.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Effective January 1, 2000, SFAS 133 establishes accounting and reporting standards requiring that derivative financial instruments (including those embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the derivative's fair value are to be recognized currently in earnings, unless certain specified criteria are met which allow the derivative to be treated as a hedge. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results of the hedged item in the income statement. The effect of adopting SFAS 133 on CILCORP's net income or financial position has not yet been determined; however, volatility of earnings and comprehensive income could be increased.

                       PRICE RISK MANAGEMENT

The majority of CILCORP's energy sales at the end of 1998 were to CILCO retail customers in Illinois under tariffs regulated by the ICC. Although the Illinois retail electric market is becoming deregulated (see Competition), prudently incurred costs of fuel used to generate electricity, purchased power costs and gas purchased for resale may be recovered from retail customers that purchase energy through regulated tariffs. Thus, there is very limited commodity price risk associated with CILCO's traditional regulated sales. However, as more customers in Illinois purchase energy on a competitive basis pursuant to the current Illinois deregulation timetable, CILCO's exposure to commodity price risk will increase. At December 31, 1998, QST's non-Illinois electric operations and gas trading activities have been accounted for as discontinued operations (see Note 10).

The market risk inherent in the activities of CILCORP (exclusive of regulated Illinois tariff customers) is the potential loss arising from adverse changes in natural gas and electric commodity prices relative to the physical and financial positions that the Company maintains. The prices of natural gas and electricity are subject to fluctuations resulting from changes in supply and demand. At December 31, 1998, CILCORP engaged in deregulated electric retail and natural gas sales in Illinois, including wholesale power purchases and sales to utilize its electric generating capability. These deregulated activities had net open market price risk positions of approximately 14,000 MWh of electricity and 1.3 Bcf of natural gas. A market price sensitivity of 10% applied to these positions is not material to the Company. At December 31, 1998, QST's discontinued operations had a net open market price risk in electricity of approximately
1.3 million MWh (see New Accounting Pronouncements). Assuming a 10% adverse change in market prices, the Company would record an additional loss of $3.1 million. Actual results may differ materially. See Note 12 for a discussion of CILCORP's use of financial derivatives for hedging purposes. Due to the high correlation between the changes in the value of the financial instruments owned by CILCORP to the change in price of the underlying commodity, the net effect on CILCORP's net income resulting from the change in value of these financial instruments is not expected to be material.

RESULTS OF OPERATIONS

CILCO ELECTRIC OPERATIONS

The following table summarizes electric operating revenue and expenses by component.

Components of Electric Income     1998       1997        1996
                                          (In thousands)
Revenue:
Electric retail                $341,143    $318,130    $307,579
Sales for resale                 18,866      19,966      15,206
                               --------    --------    --------
     Total revenue              360,009     338,096     322,785
                               --------    --------    --------
Cost of sales:
Cost of fuel                     94,490      92,230      90,715
Purchased power expense          29,568      22,851      10,907
Revenue taxes                    18,581      15,388      14,504
                               --------    --------    --------
     Total cost of sales        142,639     130,469     116,126
                               --------    --------    --------
        Gross margin            217,370     207,627     206,659
                               --------    --------    --------
Operating expenses:
Operation and maintenance
  expenses                       84,502      78,648      84,174
Depreciation and amortization    46,017      43,858      42,530
Other taxes                       8,660       8,583       8,266
                               --------    --------    --------
     Total operating expenses   139,179     131,089     134,970
                               --------    --------    --------
Fixed charges and other:
Cost of equity funds
  capitalized                        --         (35)        (36)
Interest on long-term debt       13,921      14,317      15,171
Cost of borrowed funds
  capitalized                       (34)        (99)        (54)
Other interest                    2,340       1,875       2,274
                               --------    --------    --------
     Total                       16,227      16,058      17,355
                               --------    --------    --------
Income before taxes              61,964      60,480      54,334
  Income taxes                   21,645      21,901      19,576
                               --------    --------    --------
     Electric income           $ 40,319    $ 38,579    $ 34,758
                               ========    ========    ========

Electric gross margin increased 5% and retail kilowatt hour (kwh) sales increased 6% in 1998. Residential sales volumes increased 4% while commercial sales increased 6%. Cooling degree days were 28% higher in 1998 than 1997. Industrial sales volumes increased 8% compared to 1997. Industrial sales were favorably impacted by customers returning to retail supply due to the completion of CILCO's Power Quest industrial program.

Electric gross margin remained constant in 1997 primarily due to level retail kwh sales. Residential sales volumes increased 1% while commercial sales volumes remained constant. Cooling degree days were 5% higher in 1997 than in 1996. Industrial sales volumes increased 1% compared to 1996.

Sales for resale decreased 6% in 1998 as a result of lower available capacity for bulk sales due to unscheduled generating station outages. Sales for resale increased 31% in 1997 due to favorable market conditions. Sales for resale vary based on the energy requirements of native load customers, neighboring utilities and power marketers, CILCO's available capacity for bulk power sales and the price of power available for sale. In the future, CILCO expects increased activity in the sales for resale and purchased power markets.

The overall level of business activity in CILCO's service territory and weather conditions are expected to continue to be the primary factors affecting electric sales in the near term. CILCO's electric sales will also be affected in the long term by deregulation and increased competition in the electric utility industry.

The cost of fuel for generation increased 2% in 1998 primarily due to an increase in generation, partially offset by a decrease in the cost of coal burned. Substantially all of CILCO's electric generation capacity is coal-fired. The cost per ton of coal burned, including transportation cost, decreased 1% in 1998 compared to 1997.

Purchased power expense varies based on CILCO's need for energy and the price of power available for purchase. CILCO makes use of purchased power when it is economical to do so, and when required during maintenance outages at CILCO plants. The costs of energy purchased for retail customers are passed through to those customers via the fuel adjustment clause (FAC).

Electric operations and maintenance expenses increased 7% in 1998 compared to 1997. The 1998 increases were primarily due to increases in steam generation expenses arising from outages at CILCO's E. D. Edwards facility, and increased electric distribution overhead line maintenance expense due to a severe storm in June, which, at its peak, affected power delivery to approximately half of CILCO's electric customers. Also contributing to the increases were higher information technology costs. The increases were partially offset by lower outside service costs and decreases in the actuarially-determined costs for pensions and post-employment benefits. The 1997 decreases were primarily due to lower pension and benefits, outside services, and injury and damages costs partially offset by increased power plant maintenance expenses due to a scheduled outage at the Duck Creek generating station.

The increase in depreciation and amortization expense in 1998 and 1997 reflects additions and replacements of utility plant at costs in excess of the original cost of the property retired and increased amortization associated with the implementation of new computer systems.

CILCO GAS OPERATIONS

The following table summarizes gas operating revenue and expenses by component.

Components of Gas Income          1998        1997        1996
                                         (In thousands)
Revenue:
Sale of gas                    $166,416     $202,274    $187,432
Transportation services           5,911        6,484       8,338
                               --------     --------    --------
     Total revenue              172,327      208,758     195,770
                               --------     --------    --------
Cost of sales:
Cost of gas                      93,586      123,531     108,286
Revenue taxes                     7,921        7,079       7,500
                               --------     --------    --------
     Total cost of sales        101,507      130,610     115,786
                               --------     --------    --------
          Gross margin           70,820       78,148      79,984
                               --------     --------    --------
Operating expenses:
Operation and  maintenance
  expenses                       34,205       31,185      35,160
Depreciation and amortization    19,256       17,647      17,134
Other taxes                       2,747        3,225       3,153
                               --------     --------    --------
     Total operating expenses    56,208       52,057      55,447
                               --------     --------    --------
Fixed charges and other:
Cost of equity funds                 --           --          --
  capitalized
Interest on long-term debt        5,577        5,707       5,841
Cost of borrowed funds
  capitalized                        --           --          --
Other interest                      937          747         875
                               --------     --------    --------
     Total                        6,514        6,454       6,716
                               --------     --------    --------
Income before taxes               8,098       19,637      17,821
   Income taxes                   3,443        7,416       6,972
                               --------     --------    --------
     Gas income                $  4,655     $ 12,221    $ 10,849
                               ========     ========    ========

Gas gross margin decreased 9% in 1998 compared to 1997. Residential and commercial sales volumes decreased 17% and 12%, respectively, primarily due to warmer weather during the heating season. Heating degree days were 19% lower in 1998 than in 1997. The overall level of business activity in CILCO's service territory and weather conditions are expected to be the primary factors affecting gas sales in the near term. CILCO's gas sales may also be affected by further deregulation in the natural gas industry.

Gas gross margin decreased 2% in 1997 compared to 1996. Residential sales volumes decreased 9%, primarily due to warmer weather during the heating season. Heating degree days were 6% lower in 1997 than in 1996. Commercial sales increased 10% in 1997 due to customers switching from gas transportation to CILCO system supply.

The cost of gas decreased 24% in 1998 and increased 14% in 1997, primarily due to changes in natural gas prices. These changes were passed through to customers via the PGA.

Gas operations and maintenance expenses increased 10% in 1998 and decreased 11% in 1997. The increase for 1998 was due to higher maintenance and information technology costs, partially offset by lower outside service costs and decreases in the actuarially-determined costs for pension and post-employment benefits. The decrease for 1997 was due to lower pension and benefits, outside services and injury and damages expenses.

Revenue from gas transportation services decreased 9% in 1998 and 22% in 1997, while the volume of gas transported decreased 2% in 1998 and increased 4% in 1997. Transportation revenues have decreased primarily due to a continuing decline in the number of commercial transportation customers. Despite increased transportation sales volumes in 1997, transportation revenues decreased due to increased gas transportation by customers using Rate 800 contract service, which has a lower per unit charge than other classes of transportation service. Rate 800 customers have the ability to connect directly to interstate pipelines and bypass CILCO's gas system and may negotiate rates individually with CILCO.

The increases in depreciation and amortization expenses in 1998 and 1997 reflect additions and replacements of utility plant at costs in excess of the original cost of the property retired and increased amortization associated with the implementation of new computer systems.

CILCO OTHER

The following table summarizes other income and deductions:

Components of Other
Income and Deductions             1998       1997        1996
                                       (In thousands)
Revenue                        $ 1,743    $    --    $    --
Interest income                    228        239        680
Amortization                      (713)      (713)      (713)
Operating expenses              (3,600)    (2,831)    (2,234)
Preferred stock dividends       (3,194)    (3,216)    (3,188)
Other                           (1,013)    (1,177)      (679)
                               -------    -------    -------
Other income (deductions)       (6,549)    (7,698)    (6,134)
  Income taxes (benefit)        (2,616)    (3,049)    (2,466)
                               -------    -------    -------
    Other income
      (deductions), net        $(3,933)   $(4,649)   $(3,668)
                               =======    =======    =======

OTHER BUSINESSES

The following table summarizes Other Businesses revenue and expenses. Other Businesses results include income earned and expenses incurred at the Holding Company, CIM, and CVI.

Components of Other Businesses
Net Loss                      1998        1997       1996
                                   (In thousands)
Revenue:
Leveraged lease revenue     $ 7,102     $ 6,539     $ 5,933
Other revenue                17,615       4,328       1,892
                            -------     -------     -------
  Total revenue              24,717      10,867       7,825
                            -------     -------     -------
Expenses:
Operating expenses           23,366      12,189      10,107
Depreciation and amort.         193         198         197
Interest expense              6,698       4,816       4,803
Other taxes                      56          25          97
                            -------     -------     -------
  Total expenses             30,313      17,228      15,204
                            -------     -------     -------
Loss before income taxes     (5,596)     (6,361)     (7,379)
  Income taxes               (2,773)     (3,919)     (3,380)
                            -------     -------     -------
  Other businesses net loss $(2,823)    $(2,442)    $(3,999)
                            =======     =======     =======

Leveraged lease revenue increased in 1998 due to a full year's revenue from CIM's investment in an additional leveraged lease in July 1997. The income tax expense related to leveraged lease income was $2.7 million, $2.5 million and $2.3 million for 1998, 1997 and 1996, respectively.

Other revenue increased in 1998 due to a $3.9 million pre-tax gain resulting from CIM's refinancing of a leveraged lease investment and an increase of $10.4 million in gas marketing revenues of CILCORP Energy Services Inc. (CESI), a subsidiary of CVI.

Operating expenses increased in 1998 primarily due to an increase of $10 million in the cost of gas for CESI's gas marketing program. CIM recorded an additional charge of approximately $1 million during 1998 related to a decrease in the residual value of one of its leveraged leases (see Note 6). In addition, the Holding Company incurred $2 million in transaction costs related to the AES acquisition.

Interest expense increased in 1998 due to higher average short-term debt balances.

The income tax benefit decreased in 1998 due to higher net income at CIM and expenses related to the AES transaction.

QST ENTERPRISES DISCONTINUED OPERATIONS

The results of QST and its past and present subsidiaries - QST
Communications, QST Environmental and QST Energy - are reported in 1998 and prior periods as discontinued operations (see Note 10).
The tables below show the components of the discontinued operations.

Loss from operations of discontinued businesses, net of tax:

                                      1998       1997       1996
QST Communications, net of tax of
  $(463), $(576) and $(334)        $   (704)  $   (876)  $   (508)
QST Enterprises (excluding QST
  Environmental and QST
  Communications), net of tax of
  $(15,331), $(5,893) and $(2,296)  (23,369)    (8,967)    (3,490)
QST Environmental, net of tax of
  $(484), $(829) and $(3,567)          (952)   (24,283)    (5,999)
                                   --------   --------   --------
                                   $(25,025)  $(34,126)  $ (9,997)
                                   ========   ========   ========

Estimated (loss) realized gain on sale/disposal of assets of discontinued businesses, net of tax:

                                     1998       1997       1996
QST Enterprises (excluding QST
  Environmental), net of tax of
  $4,640                           $ 7,057    $    --    $    --
QST Environmental, net of tax of
  $(2,626) and $1,889               (3,940)     2,712         --
                                   -------    -------    -------
                                   $ 3,117    $ 2,712    $    --
                                   =======    =======    =======

In August 1998, QST Enterprises sold its wholly-owned fiber optic-based telecommunications subsidiary, QST Communications, to McLeod
USA for $20 million cash and McLeod stock options valued at $5.5 million, resulting in an after-tax gain of approximately $8.3 million which is included in the second table above. Operating losses incurred by QST Communications prior to the sale are shown in the first table. The gain from the sale of QST Communications is partially offset by the estimated loss on discontinuance of QST
Energy.

At December 31, 1998, QST Enterprises and QST Energy had ceased operations, except for fulfillment of contractual commitments extending beyond 1998. The 1998 loss from operations of QST
Enterprises (excluding QST Environmental and QST Communications) shown in the first table primarily results from energy trading operations, negative electric margin generated by QST Energy's commercial customers, and the marking to market under EITF 98-10 at December 31, 1998 of QST's contractual commitments to supply electricity or natural gas to customers after 1998. Pre-tax gross margin for 1998 was ($14.3) million for electricity and ($3.9)
million for natural gas, compared to ($.8) million and ($4.9) million in 1997 for electricity and natural gas, respectively. An unprecedented, sudden increase in wholesale electricity prices during June 1998, transmission congestion problems in the deregulated California market, and other California market dynamics contributed to the decline in electric gross margin. QST accrued a loss of $5.2 million to mark its contractual commitments to deliver energy to market value. Increased administrative and general costs and estimated administrative and operating costs that will be incurred prior to QST's exit from the non-Illinois markets also contributed to the increased loss in 1998.

Increased losses on gas trading operations in late 1997, increased electric supply and delivery costs during the summer of 1997 and higher administrative and general costs were the primary factors contributing to QST Enterprises'

                                16

(excluding QST Environmental and QST Communications) increased losses in 1997 compared to 1996.

As shown in the second table above, QST Environmental recorded an after-tax charge to income of $3.9 million in 1998 to record estimated losses related to the sale or discontinuance of its business, including estimated losses related to assets and obligations, such as the laboratories, not integral to the environmental consulting business activities to be sold. QST
Environmental's 1998 loss from operations of discontinued business, as shown in the first table, resulted primarily from losses at its analytical laboratory operations, partially offset by approximately $.6 million earned by its consulting business.

QST Environmental's net loss increased in 1997 compared to 1996 primarily due to the write-off of $22.6 million in goodwill, partially offset by improved performance of the environmental consulting operations due to cost control. An after-tax gain of $2.7 million from the sale of the discontinued operations of QST
Environmental's subsidiary, ESE Land, is shown in the second table above.
















































                                17


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

























                                18

Report of Independent Public Accountants
To the Stockholders of CILCORP Inc.:

We have audited the accompanying consolidated balance sheets of CILCORP Inc. (an Illinois corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, stockholders' equity and segments of business for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CILCORP Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Arthur Andersen LLP
Chicago, Illinois
January 27, 1999

































                                19



Consolidated Statements of Income
CILCORP Inc. and Subsidiaries
For the Years Ended December 31   1998      1997       1996
                           (In thousands except per share amounts)
Revenue:
Electric                        $360,009  $338,096   $322,785
Gas                              172,327   208,758    195,770
Other Businesses                  26,688    11,106      8,505
                                --------  --------   --------
   Total                         559,024   557,960    527,060
                                --------  --------   --------
Operating Expenses:
Fuel for Generation and
   Purchased Power               124,058   115,081    101,622
Gas Purchased for Resale          93,586   123,532    108,286
Other Operations and
  Maintenance                    145,673   124,852    131,675
Depreciation and Amortization     66,179    62,416     60,574
State and Local Revenue Taxes     26,502    22,467     22,004
Other Taxes                       11,463    11,833     11,516
                                --------  --------   --------
   Total                         467,461   460,181    435,677
                                --------  --------   --------
Fixed Charges and Other:
Interest Expense                  29,473    27,462     28,964
Preferred Stock Dividends
   of Subsidiary                   3,194     3,216      3,188
Allowance for Funds Used
  During Construction                (34)     (134)       (90)
Other                              1,013     1,177        679
                                --------  --------   --------
   Total                          33,646    31,721     32,741
                                --------  --------   --------
Income from Continuing
  Operations Before Income Taxes  57,917    66,058     58,642
Income Taxes                      19,699    22,349     20,702
                                --------  --------   --------
   Net Income from Continuing
     Operations Before
     Extraordinary Item           38,218    43,709     37,940
Loss from Operations of
  Discontinued Businesses, Net
  of Tax of $(16,278),
  $(7,298) and $(6,197)          (25,025)  (34,126)    (9,997)
Gain on Sale/Disposal of
  Assets of Discontinued
  Businesses, Net of Tax of
    $2,014 and $1,889              3,117     2,712         --
Extraordinary Item (see Note 1)       --     4,100         --
                                --------  --------   --------
Net Income                      $ 16,310  $ 16,395   $ 27,943

Other Comprehensive Income          (169)     (317)        (5)
                                --------  --------   --------
Comprehensive Income            $ 16,141  $ 16,078   $ 27,938
                                ========  ========   ========







                                20

Average Common Shares
  Outstanding - Basic           13,611    13,611     13,480
Earnings Per Common Share -
  Basic
   Continuing Operations        $ 2.81    $ 3.21     $ 2.81
   Discontinued Operations       (1.61)    (2.31)      (.74)
   Extraordinary Item               --       .30         --
                                ------    ------     ------
Net Income Per Common Share -
  Basic                         $ 1.20    $ 1.20     $ 2.07
                                ======    ======     ======

Average Common Shares
  Outstanding - Diluted         13,707    13,627     13,480
Earnings Per Common Share -
  Diluted
   Continuing Operations        $ 2.79    $ 3.21     $ 2.81
   Discontinued Operations       (1.60)    (2.31)      (.74)
   Extraordinary Item               --       .30         --
                                ------    ------     ------
Net Income Per Common Share -
  Diluted                       $ 1.19    $ 1.20     $ 2.07
                                ======    ======     ======
Dividends per Common Share      $ 2.46    $ 2.46     $ 2.46

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Assets (As of December 31)                      1998         1997
                                                (In thousands)
Current Assets:
Cash and Temporary Cash Investments         $    1,669   $   10,576
Receivables, Less Reserves of $3,411 and
  $2,518                                       134,666      141,234
Accrued Unbilled Revenue                        39,220       38,775
Fuel, at Average Cost                           13,431        7,816
Materials and Supplies, at Average Cost         15,062       13,685
Gas in Underground Storage, at Average Cost     20,767       22,666
Prepayments and Other                            7,706       10,971
                                            ----------   ----------
     Total Current Assets                      232,521      245,723
                                            ----------   ----------
Investments and Other Property:
Investment in Leveraged Leases                 146,990      146,458
Other Investments                               19,500       21,074
                                            ----------   ----------
   Total Investments and Other Property        166,490      167,532
                                            ----------   ----------
Property, Plant and Equipment:
Utility Plant, at Original Cost
   Electric                                  1,237,885    1,213,585
   Gas                                         417,585      401,870
                                            ----------   ----------
                                             1,655,470    1,615,455
Less - Accumulated Provision for
  Depreciation                                 812,630      769,792
                                            ----------   ----------
                                               842,840      845,663
Construction Work in Progress                   30,075       21,550
Other, Net of Depreciation                       7,796       22,188
                                            ----------   ----------
     Total Property, Plant and Equipment       880,711      889,401
                                            ----------   ----------
Other Assets:                                   33,218       32,163
                                            ----------   ----------

     Total Assets                           $1,312,940   $1,334,819
                                            ==========   ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.

Consolidated Balance Sheets
CILCORP Inc. and Subsidiaries
Liabilities and Stockholders' Equity (As of December 31)
                                               1998         1997
                                                (In thousands)
Current Liabilities:
Current Portion of Long-Term Debt          $   13,027   $   22,185
Notes Payable                                  96,200       62,150
Accounts Payable                              136,840      132,286
Accrued Taxes                                   8,185        2,810
Accrued Interest                               10,102        9,473
FCA/PGA Over-Recoveries                           304        1,666
Other                                           8,881       19,798
                                           ----------   ----------
     Total Current Liabilities                273,539      250,368
                                           ----------   ----------
Long-Term Debt                                285,552      298,528
                                           ----------   ----------
Deferred Credits and Other Liabilities:
Deferred Income Taxes                         239,306      241,013
Regulatory Liab. of Regulated Subsidiary       46,346       56,807
Deferred Investment Tax Credit                 19,450       21,117
Other                                          47,089       48,273
                                           ----------   ----------
     Total Deferred Credits                   352,191      367,210
                                           ----------   ----------
Preferred Stock of Subsidiary                  66,120       66,120
                                           ----------   ----------
Stockholders' Equity:
Common Stock, no par value; Authorized
  50,000,000 shares - Outstanding
  13,610,680 and 13,610,680 shares            192,853      192,567
Retained Earnings                             143,530      160,702
Accumulated Other Comprehensive Income           (845)        (676)
                                           ----------   ----------
     Total Stockholders' Equity               335,538      352,593
                                           ----------   ----------
     Total Liabilities and
       Stockholders' Equity                $1,312,940   $1,334,819
                                           ==========   ==========

The accompanying Notes to Financial Statements are an integral part of these balance sheets.


Statements of Segments of Business
CILCORP Inc. and Subsidiaries

1998

                 CILCO    CILCO     CILCO    Other      Discont.
                Electric   Gas      Other  Businesses  Operations    Totals
                                     (In thousands)
Revenues        $360,009  $172,327  $ 1,743 $  24,717   $  --      $  558,796
Interest income                         228                               228
                --------  --------  ------- ---------              ----------
   Total         360,009   172,327    1,971    24,717                 559,024
                --------  --------  ------- ---------              ----------
Operating
  expenses       235,801   138,459    3,600    23,422                 401,282
Depreciation
and amortization  46,017    19,256      713       193                  66,179
                --------  --------  ------- ---------              ----------
   Total         281,818   157,715    4,313    23,615                 467,461
                --------  --------  ------- ---------              ----------
Interest expense  16,261     6,514              6,698                  29,473
Preferred stock
  dividends                           3,194                             3,194
Fixed charges
  and other exp.     (34)             1,013                               979
                --------  --------  ------- ---------              ----------
   Total          16,227     6,514    4,207     6,698                  33,646
                --------  --------  ------- ---------              ----------
Income from
  continuing
  oper. before
  income taxes    61,964     8,098   (6,549)   (5,596)                 57,917
Income taxes      21,645     3,443   (2,616)   (2,773)                 19,699
                --------  --------  ------- ---------              ----------
Net income from
  continuing
  operations      40,319     4,655   (3,933)   (2,823)                 38,218
Effect of
  discontinued
  operations                                              (21,908)    (21,908)
                --------  --------  ------- ---------  ----------  ----------
Segment net
  income        $ 40,319  $  4,655  $(3,933)$  (2,823) $  (21,908) $   16,310
                ========  ========  ======= =========  ==========  ==========

Capital
  expenditures  $ 44,213  $ 22,889  $    -- $      10  $    8,916  $   76,028

Revenue from
  major
  customer
  Caterpillar
  Inc.          $ 39,354  $    948  $    -- $   7,669  $    1,130  $   49,101

Segment assets  $730,354  $286,737  $ 5,072 $ 594,734  $  121,647  $1,738,544
Consolidation
  adjustments     (1,304)     (507)      --  (423,789)         (4)   (425,604)
                --------  --------  ------- ---------  ----------  ----------
Total assets    $729,050  $286,230  $ 5,072 $ 170,945  $  121,643  $1,312,940
                ========  ========  ======= =========  ==========  ==========








                                24

1997

                 CILCO     CILCO    CILCO    Other     Discont.
                Electric    Gas     Other  Businesses Operations    Totals
                                    (In thousands)
Revenues        $338,096  $208,758  $    -- $ 10,867  $       --  $  557,721
Interest income                         239                              239
                --------  --------  ------- --------              ----------
   Total         338,096   208,758      239   10,867                 557,960
                --------  --------  ------- --------              ----------
Operating
  expenses       217,700   165,020    2,831   12,214                 397,765
Depreciation
  and amort.      43,858    17,647      713      198                  62,416
                --------  --------  ------- --------              ----------
   Total         261,558   182,667    3,544   12,412                 460,181
                --------  --------  ------- --------              ----------
Interest exp.     16,192     6,454             4,816                  27,462
Preferred stock
  dividends                           3,216                            3,216
Fixed charges
  and other exp.    (134)             1,177                            1,043
                --------  --------  ------- --------              ----------
   Total          16,058     6,454    4,393    4,816                  31,721
                --------  --------  ------- --------              ----------
Income from
  continuing
  oper. before
  income taxes    60,480    19,637   (7,698)  (6,361)                 66,058
Income taxes      21,901     7,416   (3,049)  (3,919)                 22,349
                --------  --------  ------- --------              ----------
Net income
  from cont.
  oper. before
  extraord.
  item            38,579    12,221   (4,649)  (2,442)                 43,709
Effect of
  discontinued
  operations and
  extraord. item   4,100                                 (31,414)    (27,314)
                --------  --------  ------- --------   ---------  ----------
Segment net
  income        $ 42,679  $ 12,221  $(4,649)$ (2,442)  $ (31,414) $   16,395
                ========  ========  ======= ========   =========  ==========

Capital
  expenditures  $ 35,196  $ 19,830  $    -- $     29   $   6,188  $   61,243

Revenue from
  major
  customer
  Caterpillar
  Inc.          $ 40,106  $    934  $    -- $  1,208   $   1,870  $   44,118

Segment assets  $724,869  $290,958  $ 5,639 $606,786   $ 144,412  $1,772,664
Consolidation
  adjustments     (1,070)     (416)      -- (436,345)        (14)   (437,845)
                --------  --------  ------- --------   ---------  ----------
  Total assets  $723,799  $290,542  $ 5,639 $170,441   $ 144,398  $1,334,819
                ========  ========  ======= ========   =========  ==========












                                25

1996

                 CILCO    CILCO   CILCO     Other    Discont.
                Electric   Gas    Other  Businesses Operations   Totals
                                   (In thousands)
Revenues        $322,785 $195,770 $    --  $   7,825  $    --  $  526,380
Interest income                       680                             680
                -------- -------- -------  ---------           ----------
   Total         322,785  195,770     680      7,825              527,060
                -------- -------- -------  ---------           ----------
Operating
  expenses       208,566  154,099   2,234     10,204              375,103
Depreciation
  and amort.      42,530   17,134     713        197               60,574
                -------- -------- -------  ---------           ----------
   Total         251,096  171,233   2,947     10,401              435,677
                -------- -------- -------  ---------           ----------
Interest exp.     17,445    6,716              4,803               28,964
Preferred stock
  dividends                         3,188                           3,188
Fixed charges
  and other exp.     (90)             679                             589
                -------- -------- -------  ---------           ----------
   Total          17,355    6,716   3,867      4,803               32,741
                -------- -------- -------  ---------           ----------
Income from
  continuing
  oper. before
  income taxes    54,334   17,821  (6,134)    (7,379)              58,642
Income taxes      19,576    6,972  (2,466)    (3,380)              20,702
                -------- -------- -------  ---------           ----------
Net income
  from
  continuing
  operations      34,758   10,849  (3,668)    (3,999)              37,940
Effect of
  discontinued
  operations                                           (9,997)     (9,997)
                -------- -------- -------  ---------  -------  ----------
Segment net
  income        $ 34,758 $ 10,849 $(3,668) $  (3,999) $(9,997) $   27,943
                ======== ======== =======  =========  =======  ==========

Capital
  expenditures  $ 28,032 $ 15,529 $    --  $     119  $ 3,061  $   46,741

Revenue from
  major
  customer
  Caterpillar
  Inc.          $ 37,724 $  1,053 $    --  $      68  $   119  $   38,964

Segment assets  $732,219 $296,343 $ 6,424  $ 585,732  $94,492  $1,715,210
Consolidation
  adjustments       (352)    (137)     --   (428,815)    (213)   (429,517)
                -------- -------- -------  ---------  -------  ----------
  Total assets  $731,867 $296,206 $ 6,424  $ 156,917  $94,279  $1,285,693
                ======== ======== =======  =========  =======  ==========

Consolidated Statements of Cash Flows
CILCORP Inc. and Subsidiaries

For the Years Ended December 31  1998      1997      1996
                                       (In thousands)
Cash Flows from Operating Activities:

Net Income from Continuing
  Operations Before Preferred
  Dividends                    $ 41,412   $ 46,925   $ 41,128
                               --------   --------   --------
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
   Non-Cash Income               (6,150)    (4,102)    (4,297)
   Cash Receipts in Excess of
     Debt Service on Leases       7,618         --         --
   Depreciation and Amort.       66,179     62,416     60,574
   Deferred Income Taxes,
     Investment Tax Credit
     and Regulatory Liability
     of Subsidiary, Net          (5,865)    (3,342)    (1,707)
Changes in Operating Assets
  and Liabilities:
   Decrease (Increase) in
     Accounts Receivable and
     Accrued Unbilled Revenue     5,430        (74)    (3,474)
   (Increase) Decrease in
     Inventories                 (5,093)     3,294     (5,310)
   Increase (Decrease) in
     Accounts Payable            14,188     (1,961)     6,809
   Increase (Decrease) in
     Accrued Taxes                   10      3,893     (5,843)
   (Increase) Decrease in
     Other Assets                   209    (17,027)     2,197
   Increase (Decrease)in
     Other Liabilities           (6,426)    (9,039)    11,036
                               --------   --------   --------
Total Adjustments                70,100     34,058     59,985
                               --------   --------   --------
Net Cash Provided by
  Operating Activities          111,512     80,983    101,113
Net Cash Provided by (Used
  in) Operating Activities
  of Discontinued Operations    (43,202)    10,031      1,263
                               --------   --------   --------
Cash Flow from Operations        68,310     91,014    102,376
                               --------   --------   --------
Cash Flows from Investing
  Activities:
Additions to Plant              (67,112)   (55,055)   (43,680)
Purchase of Long-Term
  Investments                        --     (6,933)    (4,713)
Other                            (4,514)    (1,242)       482
                               --------   --------   --------
Net Cash Used in Investing
         Activities             (71,626)   (63,230)   (47,911)
Net Cash Provided by (Used
  in) Investing Activities of
  Discontinued Operations        19,169      3,310     (3,082)
                               --------   --------   --------
Cash Flow from Investing
  Activities                    (52,457)   (59,920)   (50,993)
                               --------   --------   --------




                                27

Cash Flows from Financing
Activities:
Net Increase (Decrease) in
  Short-Term Debt                34,050     34,250    (19,200)
Repayment of Long-Term Debt     (22,102)   (22,954)   (19,393)
Common Dividends Paid           (33,482)   (33,482)   (33,142)
Preferred Dividends Paid         (3,194)    (3,216)    (3,188)
Common Stock Issued                  --         --     11,430
                               --------   --------   --------
Net Cash Provided by (Used in)
  Financing Activities of
  Continuing Operations         (24,728)   (25,402)   (63,493)
Net Cash Provided by (Used
  in) Financing Activities of
  Discontinued Operations           (32)       (57)       (49)
                               --------   --------   --------
Net Cash Used in Financing
  Activities                    (24,760)   (25,459)   (63,542)
                               --------   --------   --------
Net Increase (Decrease) in
  Cash and Temporary
  Cash Investments               (8,907)     5,635    (12,159)
Cash and Temporary Cash
  Investments at
  Beginning of Year              10,576      4,941     17,100
                               --------   --------   --------
Cash and Temporary Cash
  Investments at End of Year   $  1,669   $ 10,576   $  4,941
                               ========   ========   ========

The accompanying Notes to Financial Statements are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
CILCORP Inc. and Subsidiaries

                                                        Other
                            Common Stock    Retained Comprehensive
                          Shares    Amount  Earnings    Income     Total
                                (In thousands except share amounts)
Balance at December 31,
  1995                  13,335,606 $179,330 $183,002  $  (354)   $361,978
Common Stock Issued        275,074   11,430                        11,430
Cash Dividend Declared
  on Common Stock ($2.46
  per share)                                 (33,141)             (33,141)
Additional Minimum
  Liability of Non-
  Qualified Pension Plan
  at December 31, 1996,
  net of $(3) taxes                                        (5)         (5)
Net Income                                    27,943               27,943
                        ---------- -------- --------  -------    --------

Balance at December 31,
  1996                  13,610,680 $190,760 $177,804  $  (359)   $368,205
CILCORP Shareholder
  Return Incentive
  Compensation                        1,807                         1,807
Cash Dividend Declared
  on Common Stock
  ($2.46 per share)                          (33,482)             (33,482)
Additional Minimum
  Liability of Non-
  Qualified Pension Plan
  at December 31, 1997,
  net of $(208) taxes                                    (317)       (317)
Other                                            (15)                 (15)
Net Income                                    16,395               16,395
                        ---------- -------- --------  -------    --------

Balance at December 31,
  1997                  13,610,680 $192,567 $160,702  $  (676)   $352,593
Cash Dividend Declared
  on Common Stock
  ($2.46 per share)                          (33,482)             (33,482)
Additional Minimum
  Liability of Non-
  Qualified Pension Plan
  at December 31, 1998,
  net of $(111) taxes                                    (169)       (169)
Other                                   286                           286
Net Income                                    16,310               16,310
                        ---------- -------- --------  -------    --------

Balance at December 31,
  1998                  13,610,680 $192,853 $143,530  $  (845)   $335,538
                        ========== ======== ========  =======    ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                   NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of CILCORP Inc. (CILCORP or the Holding Company), Central Illinois Light Company (CILCO), QST Enterprises Inc. (QST) and its subsidiaries (QST Environmental Inc., formerly known as Environmental Science & Engineering, Inc. (ESE) and QST Energy Inc. (QST Energy))and CILCORP's other subsidiaries (collectively, the Company) after elimination of significant intercompany transactions. In 1998, the operations of QST and its subsidiaries were discontinued (see Note 10). Prior year amounts have been reclassified on a basis consistent with the 1998 presentation.

CILCORP is an investor-owned public utility holding company. CILCO, the Company's principal business subsidiary, is engaged in the generation, transmission, distribution and sale of electric energy in an area of approximately 3,700 square miles in central and east-central Illinois, and the purchase, distribution, transportation and sale of natural gas in an area of approximately 4,500 square miles in central and east-central Illinois. Other CILCORP first-tier subsidiaries are CILCORP Investment Management Inc. (CIM), which manages the Company's investment portfolio and CILCORP Ventures Inc. (CVI), which pursues investment opportunities in energy-related products and services.

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

See Management's Discussion and Analysis of Financial Condition and Results of Operations - New Accounting Pronouncements for a discussion of accounting pronouncements issued by the Financial Accounting Standards Board which are effective in 1998 or thereafter.

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

The Electric Service Customer Choice and Rate Relief Law of 1997 (Customer Choice Law) became effective in Illinois in December 1997. Among other provisions, this law begins a nine-year transition process to a fully competitive market for electricity in Illinois. Electric transmission and distribution activities are expected to continue to be regulated, but a customer may choose to purchase electricity from another supplier (see Management's Discussion - Competition).

Due to the transition cost recovery limitations and base rate reductions of the Customer Choice Law, CILCO's electric generation activities will no longer be subject to the provisions of SFAS 71. Accordingly, regulatory assets of $1.5 million and liabilities of $5.6 million associated with electric generating plant were written-off or credited, respectively, to income in 1997 as a net $4.1 million after-tax extraordinary item. Regulatory assets included on the Consolidated Balance Sheets at December 31, 1998 and 1997 are as follows:

                                             1998     1997
                                              (In thousands)
Included in prepayments and other:
    Fuel and gas cost adjustments          $ 4,740   $ 2,954
    Coal tar remediation cost -
      estimated current                        609       844
    Gas transition costs                        --       159
                                           -------   -------
          Current costs included in
            prepayments and other            5,349     3,957
                                           -------   -------
Included in other assets:
    Coal tar remediation cost, net of
      recoveries                             1,281     2,745
    Regulatory tax asset                     5,723     7,578
    Deferred gas costs                       4,039     4,145
    Unamortized loss on reacquired debt      3,261     3,581
                                           -------   -------
      Future costs included in other assets 14,304    18,049
                                           -------   -------
              Total regulatory assets      $19,653   $22,006
                                           =======   =======

Regulatory assets at December 31, 1998 are related to CILCO's regulated electric and gas distribution activities. CILCO does not currently believe the costs recorded for its generating plants and related assets at December 31, 1998 to be impaired as a result of the Customer Choice Law. Regulatory liabilities, consisting of deferred tax items primarily related to CILCO's electric and gas transmission and distribution operations, are approximately
$46.3 million and $56.8 million at December 31, 1998 and 1997, respectively.

CILCO's electric generation-related identifiable assets included in the balance sheet at December 31, 1998 and 1997 were:

                                          1998         1997
                                            (In thousands)
Property, Plant and Equipment           $ 537,358   $ 535,065
Less:  Accumulated Depreciation          (266,461)   (259,988)
                                        ---------   ---------
                                          270,897     275,077
Construction Work in Progress               3,268       1,979
                                        ---------   ---------
  Net Property, Plant and Equipment       274,165     277,056
Fuel, at Average Cost                       8,704       8,520
Materials and Supplies, at Average Cost     8,452       8,202
                                        ---------   ---------
Total Identifiable Electric
  Generation Assets                     $ 291,321   $ 293,778
                                        =========   =========

Accumulated deferred income taxes associated with electric generation property at December 31, 1998 and 1997 were approximately $72 million and $79 million, respectively.

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

CONCENTRATION OF CREDIT RISK

CILCO, as a public utility, must provide service to customers within its defined service territory and may not discontinue service to residential customers when certain weather conditions exist. CILCO continually reviews customers' creditworthiness and requests deposits or refunds deposits based on that review. At December 31, 1998, CILCO had net receivables of $35.8 million, of which approximately $4.7 million was due from its major customers.

See Note 6 for a discussion of receivables related to CILCORP
Investment Management Inc.'s leveraged lease portfolio.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of Cash and Temporary Cash Investments, Other Investments, and Notes Payable approximates fair value. The estimated fair value of the Company's Preferred Stock with Mandatory Redemption was $23 million at December 31, 1998 and 1997, based on current market interest rates for other companies with comparable credit ratings, capital structure, and size. The estimated fair value of the Company's Long-Term Debt, including current maturities, was $339 million at December 31, 1998, and $352 million at December 31, 1997. The fair market value of these instruments was based on current market interest rates for other companies with comparable credit ratings, capital structures, and size.

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

GOODWILL

As a result of significant downsizing of QST Environmental Inc. (QST Environmental) during 1996 and 1997 and continuing overcapacity and competition in the environmental segment in the fourth quarter of 1997, the Company determined that an impairment to goodwill associated with QST Environmental existed. As a result, the Company wrote off the $22.6 million unamortized goodwill balance. In late 1998, the Company decided to sell its 100% ownership interest in QST Environmental and has classified its results as discontinued (see
Note 10).

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

Cash paid for interest and income taxes was as follows:

                           1998        1997       1996
                                  (In thousands)
Interest                 $26,067     $28,710    $28,988
Income taxes             $19,611     $28,537    $13,572
                         -------     -------    -------

COMPANY-OWNED LIFE INSURANCE POLICIES

The following amounts related to Company-owned life insurance contracts, issued by one major insurance company, are included in Other Investments:

                                    1998         1997
                                       (In thousands)
Cash surrender value of contracts   $ 50,786  $ 45,297
Borrowings against contracts         (48,132)  (42,898)
                                    --------  --------
     Net investment                 $  2,654  $  2,399
                                    ========  ========

Interest expense related to borrowings against Company-owned life insurance, included in "Other" on the Consolidated Statements of Income, was $3.6 million, $3.5 million and $2.7 million for 1998, 1997 and 1996, respectively.

NOTE 2 - INCOME TAXES

The Company uses the liability method to account for income taxes. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Temporary differences occur because the income tax law either requires or permits certain items to be reported on the Company's income tax return in a different year than they are reported in the financial statements. CILCO has recorded a regulatory asset and liability to account for the effect of expected future regulatory actions related to unamortized investment tax credits, income tax liabilities initially recorded at tax rates in excess of current rates, the equity component of Allowance for Funds Used during Construction and other items for which deferred taxes had not previously been provided. The temporary differences related to the consolidated deferred income tax asset and liability at December 31, 1998, 1997, and 1996 were as follows:

December 31                     1998      1997      1996
                                    (In thousands)
Deferred tax assets:
   Deferred tax asset         $20,742   $18,347   $16,452
   Adjustment to reflect
      regulatory asset         (5,723)   (7,578)   (4,777)
                              -------   -------   -------
   Net deferred tax asset     $15,019   $10,769   $11,675
                              =======   =======   =======

December 31                     1998      1997      1996
                                     (In thousands)
Deferred tax liabilities:
  Deferred tax liability-
   property                   $196,301  $207,460  $214,356
   Adjustment to reflect
     regulatory liability      (46,346)  (56,807)  (68,565)
                              --------  --------  --------
   Net deferred tax
     liability-property        149,955   150,653   145,791
   Deferred tax liability-
    leases                     103,566   101,005    97,964
   Deferred tax liability-
    other                          804       124     3,159
                              --------  --------  --------
  Accumulated deferred
   income tax liability       $254,325  $251,782  $246,914
                              ========  ========  ========
  Accumulated deferred
    income tax liability, net
    of deferred tax assets    $239,306  $241,013  $235,239
                              ========  ========  ========

The following table reconciles the change in the accumulated deferred income tax liability to the deferred income tax expense included in the income statement:

December 31                           1998       1997
                                      (In thousands)
Net change in deferred income tax
  liability per above table         $ (1,707)   $  5,774
Change in tax effects of income tax
  related regulatory assets and
  liabilities                         (8,606)    (14,559)
Deferred taxes related to
  extraordinary item                      --       5,634
Other                                   (106)        125
                                    --------    --------
Deferred income tax benefit for
  the period                         (10,419)     (3,026)
Less:  Deferred income tax benefit
  for the period from
  discontinued operations             (6,115)     (1,245)
                                    --------    --------
Deferred income tax benefit for the
  period from continuing operations $ (4,304)   $ (1,781)
                                    ========    ========

Income tax expenses were as follows:

December 31                1998       1997        1996
                                (In thousands)
Current income taxes
Federal                  $ 13,731    $17,814     $15,129
State                       3,791      3,836       2,169
                         --------    -------     -------
  Total current taxes      17,522     21,650      17,298
                         --------    -------     -------
Deferred income taxes,
  net
Property-related
  deferred income taxes   (11,262)      (841)     (2,346)
Leveraged leases            2,602      3,040       4,398
Unbilled revenue             (287)      (885)        425
Gas take-or-pay
  settlements                 522       (339)       (706)
Environmental
  remediation costs           (58)        46        (642)
Pension expenses              869     (1,798)     (1,726)
Other post-employment
  benefits expenses          (847)      (617)        187
Customer advances             478       (438)        (40)
Gas in underground
  storage                  (1,681)      (191)        405
Amortization of debt
  discounts, premiums
  and expenses               (790)      (179)       (179)
CILCO Executive Deferred
  Compensation Plan          (671)      (191)       (525)
CILCORP Shareholder
  Return   Incentive
  Comp. Plan                 (717)        --          --
QST Gas Derivatives
  Mark to Market              948         --          --
Other                         475       (633)       (360)
                         --------    -------     -------
   Total deferred
     income taxes, net    (10,419)    (3,026)     (1,109)
                         --------    -------     -------
Investment tax credit
  amortization             (1,668)    (1,684)     (1,684)
                         --------    -------     -------
   Total income tax
     provisions before
     extraordinary item     5,435     16,940      14,505
Deferred taxes related
  to extraordinary item        --     (5,634)         --
                         --------    -------     -------
Total income tax
  provisions             $  5,435    $11,306     $14,505
                         ========    =======     =======

Total Income tax provisions are presented within the Income
Statement as follows:

December 31                 1998       1997       1996
                                  (In thousands)
Income taxes from
  continuing operations  $ 19,699    $22,349     $20,702
Tax on income (loss)
  from operations of
  discontinued businesses (16,278)    (7,298)     (6,197)
Tax on gain (loss) on
  sale/disposal of
  discontinued
  businesses                2,014      1,889          --
Deferred taxes related
  to extraordinary item        --     (5,634)         --
                         --------    -------     -------
Total income tax
  provisions             $  5,435    $11,306     $14,505
                         ========    =======     =======

The 1997 income tax provision has been reduced to reflect the crediting to income as an extraordinary item the regulatory liability related to electric generation property deferred taxes which were recorded at tax rates in excess of the current rate.

Total deferred income taxes, net, includes deferred state income taxes of $(1,635,000) $(229,000) and $(538,000) for 1998, 1997 and
1996, respectively.

The following table represents a reconciliation of the effective tax rate with the statutory federal income tax rate.

           Years Ended December 31    1998       1997       1996
Statutory federal income tax         35.0%      35.0%      35.0%
                                    -----      -----      -----
Amortization of property related
  deferred taxes provided at tax
  rates in excess of current rate    (8.3)      (3.9)      (3.4)
Amortization of investment tax
  credit                             (7.6)      (6.1)      (4.0)
State income taxes                    5.5        9.0        4.8
Goodwill write-off and amortization    --       29.2         .6
Preferred dividends of subsidiary
  and other permanent differences     6.6        5.2        3.6
Tax provision adjustment               --       (1.6)       (.4)
Affordable housing tax credits       (6.1)      (3.4)       (.1)
Corporate-owned life insurance       (4.2)      (2.9)      (1.7)
AES transaction costs                 3.3         --         --
Other differences                     1.1         .7        (.2)
                                    -----      -----      -----
   Total                             (9.7)      26.2        (.8)
                                    -----      -----      -----
Effective income tax rate before
  effect of extraordinary item       25.3       61.2       34.2
Tax effect of extraordinary item       --      (20.4)        --
                                    -----      -----      -----
Effective income tax rate            25.3%      40.8%      34.2%
                                    =====      =====      =====

NOTE 3 - POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS AND HEALTH CARE

CILCO has recorded a liability of approximately $1.5 million at December 31, 1998 and 1997, for benefits other than pensions or health care provided to former or inactive employees. The liability for these benefits (primarily long-term and short-term disability payments under plans self-insured by CILCO) is actuarially determined.

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

Pension costs for the past three years were charged as follows:

                               1998      1997      1996
                                   (In thousands)
Operating expenses           $  (893)   $   493   $ 9,700
Utility plant and other            6        125       922
                             -------    -------   -------
  Net pension costs          $  (887)   $   618   $10,622
                             =======    =======   =======

Provisions for pension expense reflect the use of the projected unit credit actuarial cost method. At December 31, 1998 and 1997, CILCO recognized an additional minimum liability on the Balance Sheets for the plan in which the accumulated benefit obligation exceeds the fair value of plan assets.

POSTRETIREMENT HEALTH CARE BENEFITS

Provisions for postretirement benefits expenses are determined under the accrual method of accounting.

Substantially all of CILCO's full-time employees, including those assigned to the Holding Company, are currently covered by a trusteed, non-contributory defined benefit postretirement health care plan. The plan pays stated percentages of most necessary medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants become eligible for the benefits if they retire from CILCO after reaching age 55 with 10 or more years of service. Neither QST Enterprises nor its subsidiaries provide health care benefits to retired employees.

Postretirement health care benefit costs were charged as follows:

                                    1998     1997      1996
                                         (In thousands)
Operating expenses                 $3,904   $3,989    $5,096
Utility plant and other             1,260    1,825     1,883
                                   ------   ------    ------
  Net postretirement health
    care benefit costs             $5,164   $5,814    $6,979
                                   ======   ======    ======

The components of net periodic benefit costs follow:

                              1998     1997     1998      1997
                                     (In thousands)
                                                     Other
                            Pension Benefits     Postretirement
                                                    Benefits
Service cost               $  5,410  $  4,384  $  1,417  $  1,298
Interest cost                19,024    17,561     5,371     5,047
Expected return on plan
  assets                    (25,304)  (21,005)   (4,388)   (3,249)
Amortization of transition
  liability (asset)            (888)     (888)    2,858     2,858
Amortization of past
  service cost                1,068     1,068        --        --
Recognized actuarial loss      (197)     (502)      (94)     (140)
                           --------  --------  --------  --------
Net benefit cost           $   (887) $    618  $  5,164  $  5,814
                           ========  ========  ========  ========
Pension Plans with
  Accumulated Benefit
  Obligations in Excess
  of Assets
Total projected benefit
  obligation               $ (4,191) $ (3,692)
Total accumulated benefit
  obligation               $ (3,582) $ (2,902)
Total fair value of assets $     --  $     --


Information on the plans' funded status follows:

                              1998        1997      1998     1997
                                         (In thousands)
                                                       Other
                             Pension Benefits      Postretirement
                                                      Benefits
Change in Benefit
Obligations
Benefit obligation at
  January 1,               $(254,929) $(235,441) $(72,542) $(67,367)
Service cost                  (5,410)    (4,384)   (1,417)   (1,298)
Interest cost                (19,024)   (17,561)   (5,371)   (5,047)
Actuarial (gain) loss        (22,521)   (13,928)   (7,500)   (2,891)
Benefits paid                 16,238     16,385     4,514     4,061
                           ---------  ---------  --------  --------
Benefit obligation at
  December 31,             $(285,646) $(254,929) $(82,316) $(72,542)
                           =========  =========  ========  ========
Change in Plan Assets
Fair value of assets at
  January 1,               $ 289,091  $ 254,824  $ 52,263  $ 39,601
Actual return on assets       36,467     50,489     5,781     9,907
Company contributions            163        163       863     6,816
Participant contributions         --         --        --        --
Benefits paid                (16,238)   (16,385)   (4,514)   (4,061)
                           ---------  ---------  --------  --------
Fair value of assets at
  December 31,             $ 309,483  $ 289,091  $ 54,393  $ 52,263
                           =========  =========  ========  ========
Funded Status at
December 31,
Benefit obligation less
  (greater) than plan
  assets                   $  23,837  $  34,162  $(27,923) $(20,279)
Unrecognized net transition
  liability (asset)           (4,011)    (4,899)   30,297    33,155
Unrecognized actuarial
  (gain) loss                (35,875)   (47,431)   (6,777)  (12,977)
Unrecognized prior
  service cost                 6,365      7,433        --        --
Intangible asset                (415)      (455)       --        --
Accumulated other
  comprehensive income        (1,401)    (1,120)       --        --
                           ---------  ---------  --------  --------
Prepaid (accrued) benefit
  cost                     $ (11,500) $ (12,310) $ (4,403) $   (101)
                           =========  =========  ========  ========
Assumptions as of
  December 31,
Discount rate                  6.75%      7.25%     6.75%     7.25%
Long-term return on assets     9.00%      8.50%     8.50%     8.50%
Long-term compensation
  increase                     3.50%      4.50%       N/A       N/A

For measurement purposes, a 7.2 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 5.7 percent for 2025 and remain level thereafter.

Increasing the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation at December 31, 1998, by $2.9 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1998 by $252,000. Decreasing the assumed health care cost trend rate by 1% in each year would decrease the accumulated postretirement benefit obligation at December 31,

1998, by $3.3 million and the aggregate of the service and interest cost components of net postretirement health care cost for 1998 by $295,000.

NOTE 4 - CILCORP SHAREHOLDER RETURN INCENTIVE COMPENSATION PLAN

Under the Company's Shareholder Return Incentive Compensation Plan (the Plan), eligible key employees of the Company and its subsidiaries are entitled to receive shares of the Company's common stock based on a performance methodology established and periodically amended by the Compensation Committee of the Company's Board of Directors. During 1997, 350,000 fully-vested performance shares were distributed. Such shares are convertible into common stock with the number of shares received based upon the number of performance shares exercised multiplied by the difference between the average market price of the Company's common stock for the fifteen days prior to exercise and $36, divided by the market price of common stock at the exercise date.

The compensation expense recognized under this Plan, based on the provisions of Statement of Financial Accounting Standards No. 123, (SFAS 123) was $1.8 million in 1997 when the performance shares were distributed. These shares were convertible into common stock at any time until December 31, 1998 (the Performance Period). The fair value of each performance share granted under the Plan was $5.98 - estimated using the Black-Scholes option-pricing model assuming a risk-free interest rate of 5.7%, dividend yield of 5.9%, expected life of one year and volatility of 16.1%.

In 1998, the Performance Period for the originally granted performance shares was extended to December 31, 1999. No additional expense was recorded following this extension, as a revaluation of the fair value of the performance shares per the provisions of SFAS 123 yielded no material valuation difference due to the one-year extension.

To the extent that the market price exceeds $56, the Plan participants are entitled to receive cash in lieu of common stock. Consequently, the Company recognized expense of $1.75 million in the fourth quarter 1998 to reflect a share price approximating
$61.

NOTE 5 - SHORT-TERM DEBT

Short-term debt at December 31, 1998, consisted of $55.6 million of Holding Company bank borrowings and $40.6 million of CILCO commercial paper. Short-term debt at December 31, 1997, included $40.9 million of Holding Company bank borrowings and $21.3 million of CILCO commercial paper.

The Holding Company had arrangements for bank lines of credit totaling $60 million at December 31, 1998, of which $55.6 million was used. These lines were maintained by commitment fees of 1/8 of 1% per annum in lieu of balances.

CILCO had arrangements for bank lines of credit totaling $45 million at December 31, 1998, all of which were unused. These lines of credit were maintained by commitment fees of 1/20 of 1% per annum in lieu of balances. These bank lines of credit support CILCO's issuance of commercial paper.

NOTE 6 - LEVERAGED LEASE INVESTMENTS

The Company, through subsidiaries of CILCORP Investment Management Inc. (CIM), is a lessor in eight leveraged lease arrangements under which mining equipment, electric production facilities, warehouses, office buildings, passenger railway equipment and an aircraft are leased to third parties. The economic lives and lease terms vary with the leases. CIM's share of total equipment and facilities cost was approximately $350 million at December 31, 1998, and 1997.

The cost of the equipment and facilities owned by CIM is partially financed by non-recourse debt provided by lenders, who have been granted, as their sole remedy in the event of a lessee default, an assignment of rents due under the leases and a security interest in the leased property. Such debt amounted to $232 million at December 31, 1998, and $237 million at December 31, 1997. Leveraged lease residual value assumptions, which are conservative in relation to independently appraised residual values of the lease portfolio, are tested on a periodic basis. In 1998, CIM decreased the estimated residual value of one of its leases by approximately $6.8 million to reflect current conditions in the secondary market for the asset.

CIM's net investment in leveraged leases at December 31, 1998 and 1997 is shown below:

                                      1998         1997
                                        (In thousands)
Minimum lease payments receivable    $142,095    $136,916
Estimated residual value               87,569      94,368
Less:  Unearned income                 82,674      84,826
                                     --------    --------
Investment in lease financing
  receivables                         146,990     146,458
Less:  Deferred taxes arising
  from leveraged leases               103,566     101,005
                                     --------    --------
  Net investment in leveraged leases $ 43,424    $ 45,453
                                     ========    ========

NOTE 7 - PREFERRED STOCK

PREFERRED STOCK OF SUBSIDIARY

At December 31                       1998          1997
                                       (In thousands)
Preferred stock, cumulative
$100 par value, authorized
1,500,000 shares
   Without mandatory redemption
   4.50% series - 111,264 shares    $11,126        $11,126
   4.64% series - 79,940 shares       7,994          7,994
Class A, no par value,
  authorized 3,500,000 shares
   Flexible auction rate -
     250,000 shares (*)              25,000         25,000
   With mandatory redemption
   5.85% series - 220,000 shares     22,000         22,000
                                    -------        -------
        Total preferred stock       $66,120        $66,120
                                    =======        =======

(*) Dividend rates at December 31, 1998 and 1997, were 4.04 % and
    4.18%, respectively.

All classes of preferred stock are entitled to receive cumulative dividends and rank equally as to dividends and assets, according to their respective terms.

The total annual dividend requirement for preferred stock outstanding at December 31, 1998, is $3.2 million, assuming a continuation of the auction dividend rate at December 31, 1998, for the flexible auction rate series.

PREFERRED STOCK WITHOUT MANDATORY REDEMPTION

The call provisions of preferred stock redeemable at CILCO's option outstanding at December 31, 1998, are as follows:

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

PREFERRED STOCK OF HOLDING COMPANY

No Par Value, Authorized 4,000,000 shares, of which none were outstanding at December 31, 1998 and 1997.

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

NOTE 8 - LONG-TERM DEBT

At December 31                        1998           1997
                                         (In thousands)
CILCO first mortgage bonds
   7 1/2% series due 2007          $ 50,000       $ 50,000
   8 1/5% series due 2022            65,000         65,000
Medium-term notes
   6.4% series due 2000              30,000         30,000
   6.82% series due 2003             25,350         25,350
  6.13% series due 2005              16,000         16,000
  7.8% series due 2023               10,000         10,000
  7.73% series due 2025              20,000         20,000
Pollution control refunding bonds
   6.5% series F due 2010             5,000          5,000
   6.2% series G due 2012             1,000          1,000
   6.5% series E due 2018            14,200         14,200
   5.9% series H due 2023            32,000         32,000
                                   --------       --------
                                    268,550        268,550
Unamortized premium and discount
  on long-term debt, net               (666)          (714)
                                   --------       --------
     Total CILCO                   $267,884       $267,836
                                   --------       --------
CILCORP Inc. Unsecured medium-term
notes; various maturities in 2001;
interest rates ranging from 8.52%
to 9.10%                             17,500         30,500
Other                                   168            192
                                   --------       --------
    Total long-term debt           $285,552       $298,528
                                   ========       ========

CILCO's first mortgage bonds are secured by a lien on substantially all of its property and franchises. Unamortized borrowing expense, premium and discount on outstanding long-term debt are being amortized over the lives of the respective issues.

Total consolidated maturities of long-term debt for 2000-2003 are as follows: $30 million in 2000, $18 million in 2001, no debt due in 2002, and $25 million in 2003. The remaining maturities of long-term debt of $214 million, occur in 2004 and beyond.

The 1999 and 1998 maturities of long-term borrowings have been classified as current liabilities.

NOTE 9 - COMMITMENTS & CONTINGENCIES

CILCO's 1999 capital expenditures are estimated to be $56.6 million in connection with which CILCO has normal and customary purchase commitments at December 31, 1998.

CILCO acts as a self-insurer for certain insurable risks resulting from employee health and life insurance programs.

The International Brotherhood of Electrical Workers Local 51
(IBEW) ratified its current agreement on October 10, 1997. The contract expires on July 1, 2000. The IBEW represents approximately 389 CILCO gas and electric department employees.
The National Conference of Firemen and Oilers Local 8 (NCF&O) ratified its current contract with the Company on October 23, 1998. CILCO's previous contract with the NCF&O expired on July 1, 1998, and the NCF&O membership had been working without a contract since that time. The new contract expires on July 1, 2001. The NCF&O represents approximately 200 CILCO power plant employees.

In August 1990, CILCO entered into a firm, wholesale power purchase agreement with Central Illinois Public Service Company, now AmerenCIPS (CIPS). This agreement provided for a minimum contract delivery rate from CIPS of 90 MW until the contract expired in May 1998.

In March 1995, CILCO and CIPS amended a limited-term power agreement reached in November 1992. This agreement, which now expires in May 2009, provides for CILCO to purchase up to 150 MW of CIPS' capacity from June 1998 through May 2002, and 50 MW from
June 2002 through May 2009.

In January 1997, CILCO intervened in a proceeding before the Federal Energy Regulatory Commission (FERC) to raise contract issues relating to CIPS' proposal to engage with a second utility in joint dispatch of their respective generating units. CILCO also challenged the validity of the power agreements with CIPS because of CIPS' failure to obtain FERC approval of the agreements. In the alternative, CILCO requested that FERC provide an "open season" during which CILCO may cancel the power agreements in whole or in part. In an October 1997 order, FERC rejected CILCO's challenges to joint dispatch and denied CILCO's request for an open season. However, CIPS was ordered to file the agreements with FERC and, on its own motion, FERC initiated a separate proceeding to investigate the terms of the agreements. Hearings in that proceeding have concluded, and the Administrative Law Judge has entered an order finding the agreements are, with minor exceptions, just and reasonable. CILCO is appealing that order to FERC and is requesting FERC to assess penalties against CIPS for CIPS' failure to file the 1990 agreement before providing service to CILCO under that agreement. FERC's October 1997 order failed to address certain contract issues raised by CILCO. FERC denied rehearing of that order in February 1998, and CILCO has appealed to the United States Court of Appeals for the District of Columbia Circuit for a review of FERC's orders concerning the CIPS agreements. CILCO also filed a separate complaint at FERC in December 1998, challenging the manner in which CIPS is performing, or failing to perform, under the agreements and has notified CIPS that CILCO considers CIPS to be in default under the agreements. On the ground that CIPS is in default regarding performance under the 1992 agreement, CILCO suspended capacity reservation payments to CIPS under the agreements as of January 21, 1999. CILCO cannot predict how FERC or the Court will ultimately rule on the issues pending before them. If CILCO's position is not upheld on certain issues, CILCO could be required to pay the suspended capacity reservation charges which are currently $865,000 per month, plus interest, to CIPS. While the capacity payments are suspended, CILCO is purchasing power and energy from other sources.

Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental
Matters (regarding former gas manufacturing sites) for a discussion of that item.

NOTE 10 - QST ENTERPRISES DISCONTINUED OPERATIONS

Due to uncertainties related to energy deregulation across the country, the illiquidity of certain energy markets and its pending acquisition by AES, the Company will focus in the future on the opportunities in the Illinois energy market resulting from the deregulation of electricity under the Electric Service Customer Choice and Rate Relief Law of 1997 (see Management's Discussion and Analysis - Competition). As a result, the Company decided in the fourth quarter of 1998 to sell its 100% ownership interest in QST Environmental Inc., a first-tier subsidiary of QST providing environmental consulting and engineering services. In August 1998, QST sold its wholly-owned fiber optic-based telecommunications subsidiary, QST Communications, for $20 million cash and stock options valued at $5.5 million. Since incurring material losses in the wholesale electricity market in June 1998 and subsequent losses in its energy operations outside of Illinois, QST Energy has transferred its Pennsylvania retail customers to other marketers, ceased its Houston-based energy trading operations, and has begun an effort to negotiate an end to its obligation to provide electricity to its non-Illinois customers. Accordingly, the operations of QST Enterprises and its subsidiaries are shown as discontinued operations in the statements of income. The Company's investment in QST Enterprises, as of December 31, 1998, on the accompanying consolidated balance sheet, consists primarily of $17.4 million in working capital, $6.9 million in fixed assets and $6.3 million of investments and other assets. Prior year financial statements, which also include the discontinued operations of ESE Land Corporation (sold by QST Environmental in November 1997, for $9.5 million and residual interests in three limited liability corporations), have been reclassified to conform to the current year presentation.

NOTE 11 - LEASES

The Company and its subsidiaries lease certain equipment, buildings and other facilities under capital and operating leases. Several of the operating leases provide that the Company pay taxes, maintenance and other occupancy costs applicable to these premises.

Minimum future rental payments under non-cancellable capital and operating leases having remaining terms in excess of one year as of December 31, 1998, are $19.9 million in total. Payments due during the years ending December 31, 1999, through December 31, 2003, are $8.1 million, $5.6 million, $3.4 million, $1.9 million and $.5 million, respectively.

NOTE 12 - FINANCIAL INSTRUMENTS AND PRICE RISK MANAGEMENT

CILCORP utilizes commodity futures contracts, options and swaps in the normal course of its natural gas business activities.
However, it does not currently utilize these instruments to hedge its electric purchase and sale transactions or to participate in energy trading activities. Gains and losses arising from derivative financial instrument transactions which hedge the impact of fluctuations in energy prices are recognized in income concurrent with the related purchases and sales of the commodity. If a derivative financial instrument contract is terminated because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized. If a derivative financial instrument contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded concurrently with the related purchase and sale of natural gas. CILCORP is subject to commodity price risk for deregulated sales to the extent that energy is sold under firm price commitments. Due to market conditions, at times CILCORP may have unmatched commitments to purchase and sell energy on a price and quantity basis. Physical and derivative financial instruments give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. Market risks are actively monitored to ensure compliance with the Company's risk management policies, including limits to the Company's total net exposure at any time.

The net loss reflected in operating results from derivative financial instruments was $2.2 million for the year 1998. As of December 31, 1998, CILCORP had fixed-price derivative financial instruments representing hedges of natural gas purchases of 5.6 Bcf and natural gas sales of 7.2 Bcf for commitments through September 1999. The net deferred loss and carrying amount on these fixed-price derivatives at December 31, 1998 was $.9 million. At December 31, 1998, CILCORP had open positions in derivative financial instruments used to hedge basis of 1.0 Bcf for commitments through October 1999. The net deferred loss on these basis derivatives at December 31, 1998, was $.1 million.

NOTE 13 - EARNINGS PER SHARE

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The shares calculated for dilutive potential result from the CILCORP Shareholder Return Incentive Compensation Plan.

                                              1998        1997
                                               (In thousands)
Income available to common shareholders      $16,310     $16,395

Weighted average number of common shares
  used in Basic Earnings Per Share            13,611      13,611
Weighted number of dilutive potential common
  stock used in Diluted Earnings Per Share        96          16

The Company adopted Statement of Financial Accounting Standards
No. 128, Earnings Per Share, beginning with the year ended
December 31, 1997. Restatement of 1996 is not applicable as no potential common stock dilution occurred until 1997.

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

For the Three Months Ended
                       March 31   June 30  September 30 December 31
                         (In thousands except per share amounts)
1998
Revenue                $154,274   $121,435   $141,143   $142,172
Income from continuing
  operations before
  income taxes           17,566     10,254     29,020      1,077
Income taxes              6,250      2,519     10,983        (53)
Net income from
  continuing operations  11,316      7,735     18,037      1,130
Loss from operations of
  discontinued
  business, net of tax
  of $(2,355), $(5,512),
  $(2,354), $(6,057)     (3,622)    (8,423)    (3,620)    (9,360)
Gain (loss) on
  sale/disposal of
  assets of
  discontinued
  business, net of
  tax of $5,425,
  $(3,411)                   --         --      8,252     (5,135)

Net income (loss)      $  7,694   $   (688)  $ 22,669   $(13,365)

Earnings per average
  common share -
  basic
   Continuing
    operations           $ 0.83     $ 0.57     $ 1.33     $ 0.08
   Discontinued
    operations            (0.27)     (0.62)      0.34      (1.06)
Net income (loss)        $ 0.56     $(0.05)    $ 1.67     $(0.98)
Earnings per average
  common share -
  diluted
   Continuing
    operations           $ 0.83     $ 0.56      $1.32     $ 0.08
   Discontinued
    operations            (0.27)     (0.61)      0.34      (1.06)
Net income (loss)        $ 0.56     $(0.05)     $1.66     $(0.98)

1997
Revenue                $168,595   $113,610   $125,050   $150,705
Income from
  continuing
  operations before
  income taxes           16,793     10,889     23,966     14,410
Income taxes              5,254      3,559      8,858      4,678
Net income from
  continuing
  operations before
  extraordinary item     11,539      7,330     15,108      9,732
Loss from operations
  of discontinued
  business, net of
  tax of $(1,060),
  $(842), $(1,195),
  $(4,201)               (1,820)    (1,513)    (2,034)    (28,759)
Gain on sale of
  assets of
  discontinued
  business, net of
  tax of $1,889              --         --         --       2,712


                                48

Extraordinary item           --         --         --       4,100

Net income (loss)      $  9,719   $  5,817   $ 13,074    $(12,215)

Earnings per average
  common share -
  basic
   Continuing
    operations           $ 0.85     $ 0.54     $ 1.11      $ 0.71
   Discontinued
    operations            (0.14)     (0.11)     (0.15)      (1.91)
   Extraordinary item        --         --         --        0.30
Net income (loss)        $ 0.71     $ 0.43     $ 0.96      $(0.90)
Earnings per average
  common share -
  diluted
   Continuing
    operations           $ 0.85     $ 0.54     $ 1.11      $ 0.71
   Discontinued
    operations            (0.14)     (0.11)     (0.15)      (1.91)
   Extraordinary item        --         --         --         .30
Net income (loss)        $ 0.71     $ 0.43     $ 0.96      $(0.90)

















































                                49