Form 10-K405, Exhibit 13
period 1998-12-31
CILCORP INC; CENTRAL ILLINOIS LIGHT CO
filed 1999-03-26
CIK 762129, 18651

[DESCRIPTION] Graph Data attached to EXHIBIT 13

Information related to the eight graphs included in the CILCORP
Inc. Annual Report in Management's Discussion and Analysis and
Financial Statements follows.

A bar graph titled "Fixed Charge Coverage (Scale: # of Times)" depicting the following information appears in Management's
Discussion and Analysis.

     1994      2.6
     1995      2.7
     1996      2.1
     1997      1.8
     1998      1.5


A bar graph titled "Utility Plant Expenditures (Scale: $
Millions)" depicting the following information appears in Management's Discussion and Analysis.

     1994      91
     1995      70
     1996      44
     1997      55
     1998      67


A bar graph titled "Electric Sales (Scale: Millions of kilowatt-hours)" depicting the following information appears in Management's Discussion and Analysis. Each bar consists of four sections which build on one another.

                  1998    1997   1996    1995   1994

BAR 1 RESIDENTIAL1,785   1,725  1,713   1,783  1,672
BAR 2 COMMERCIAL 1,658   1,568  1,564   1,537  1,470
  CUMULATIVE     3,443   3,293  3,277   3,320  3,142
BAR 3 INDUSTRIAL 2,319   2,140  2,123   2,325  2,303
  CUMULATIVE     5,762   5,433  5,400   5,645  5,445
BAR 4 OTHER        801     909    772     270    390
  CUMULATIVE     6,563   6,342  6,172   5,915  5,835


A bar graph titled "Cooling Degree Days Per Year Compared to
Normal" depicting the following information appears in Management's Discussion and Analysis. A horizontal bar depicting normal cooling days is shown at approximately 1061.5 days.

     1994    1,104.0
     1995    1,222.0
     1996      909.0
     1997      953.0
     1998    1,223.5


A bar graph titled "Gas Sales (Scale: Millions of mcf)" depicting the following information appears in Management's Discussion and Analysis. Each bar consists of three sections which build on one another.

                  1998    1997   1996    1995   1994

BAR 1 RESIDENTIAL16,204 19,593 21,547  20,080 18,929
BAR 2 COMMERCIAL  8,662  9,794  8,948   7,374  6,686
  CUMULATIVE     24,866 29,387 30,495  27,454 25,615
BAR 3 INDUSTRIAL  2,132  2,537  1,659   1,242  1,186
  CUMULATIVE     26,998 31,924 32,154  28,696 26,801


A bar graph titled "Heating Degree Days Per Year Compared to
Normal" depicting the following information appears in Management's Discussion and Analysis. A horizontal bar depicting normal heating degree days is shown at approximately 5,918.0 days.

     1994    5,443.5
     1995    5,920.5
     1996    6,321.0
     1997    5,966.5
     1998    4,808.0


Two pie charts titled "Consolidated Assets by Segment" as percentage of the whole by year are printed below the Asset portion of the Balance Sheets.

                          1998   1998      1997    1997
Electric               729,050  55.5%   723,799   54.2%
Gas                    286,230  21.8%   290,542   21.8%
Non-Regulated Energy &
  Energy Services      121,643   9.3%   144,398   10.8%
Environmental and
  Engineering Services   5,072    .4%     5,639     .4%
Other                  170,945  13.0%   170,441   12.8%
Total                1,312,940 100.0% 1,334,819  100.0%


Two pie charts titled "Consolidated Capitalization Including Short-Term Debt" as percentages of the whole by year are printed below the Liability portion of the Balance Sheets.

                          1998   1998      1997    1997
S-T Debt               109,227    14%    84,335     11%
L-T Debt               285,552    36%   298,528     37%
Preferred Stock         66,120     8%    66,120      8%
Common Stock           335,538    42%   352,593     44%
Total                  796,437   100%   801,576    100%